      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1996

                                                       REGISTRATION NO. 333-2692
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ------------------

                             PRESTIGE BANCORP, INC.
    (Exact name of registrant as specified in its articles of incorporation)

                               ------------------

         PENNSYLVANIA                           6711                           25-1785128
(State or other jurisdiction of           (Primary Standard                 (I.R.S. Employer
incorporation or organization)   Industrial Classification Code Number)    Identification No.)

                               ------------------

                             710 OLD CLAIRTON ROAD
                       PLEASANT HILLS, PENNSYLVANIA 15236
                                 (412) 655-1190

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ROBERT S. ZYLA
                                   PRESIDENT
                             PRESTIGE BANCORP, INC.
                             710 OLD CLAIRTON ROAD
                       PLEASANT HILLS, PENNSYLVANIA 15236
                                 (412) 655-1190
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

  WILLIAM T. HARVEY, ESQ.                        RAYMOND A. TIERNAN, ESQ.
   DANIEL J. PERRY, ESQ.                           NORMAN B. ANTIN, ESQ.
  TUCKER ARENSBERG, P.C.                   ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
       SUITE 1500                                  734 15TH STREET, N.W.
     ONE PPG PLACE                                      12TH FLOOR
   PITTSBURGH, PA 15222                           WASHINGTON, D.C. 20005

     DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

================================================================================================
                                   AMOUNT
   TITLE OF EACH CLASS OF          TO BE         PURCHASE PRICE      AGGREGATE     REGISTRATION
 SECURITIES TO BE REGISTERED     REGISTERED        PER SHARE     OFFERING PRICE(1)      FEE
- ------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value     1,322,500
  per share..................     shares(2)          $10.00         $13,225,000      $4,560.34
================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes shares that may be issued in the event of a 15% increase in the maximum size of the offering.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS
MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A)
MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             PRESTIGE BANCORP, INC.

     Cross Reference Sheet Showing Location in the Prospectus of Information Required by Items of Form S-1.

      REGISTRATION STATEMENT ITEM AND CAPTION                  PROSPECTUS HEADINGS
      ---------------------------------------                  -------------------
  1. Forepart of the Registration Statement and     Front Cover Page
     Outside Front Cover Page of Prospectus

  2. Inside Front and Outside Back Cover Page       Inside Front and Outside Back Cover Pages
     of Prospectus

  3. Summary Information, Risk Factors and          Summary; Risk Factors
     Ratio of Earnings to Fixed Charges

  4. Use of Proceeds                                Use of Proceeds

  5. Determination of Offering Price                The Conversion--Stock Pricing and Number
                                                    of Shares to be Issued

  6. Dilution                                       Not applicable

  7. Selling Security Holders                       Not applicable

  8. Plan of Distribution                           Front Cover Page; The Conversion--
                                                    Subscription Offering and Subscription
                                                    Rights;-- Community Offering;--Syndicated
                                                    Community Offering

  9. Description of Securities to be Registered     Restrictions on Acquisition of the Company
                                                    and the Savings Bank; Description of
                                                    Capital Stock of the Company; Description
                                                    of Capital Stock of the Savings Bank

 10. Interests of Named Experts and Counsel         Management of the Savings
                                                    Bank--Transactions With Certain Related
                                                    Persons

 11. Information with Respect to the Registrant     Front Cover Page; Prestige Bancorp, Inc.;
                                                    Prestige Bank, A Federal Savings Bank;
                                                    Dividend Policy; Prestige Bank, A Federal
                                                    Savings Bank Statement of Income;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business of the Savings Bank;
                                                    Regulation; Management of the Company;
                                                    Management of the Savings Bank; The
                                                    Conversion; Description of Capital Stock
                                                    of the Company; Financial Statements

 12. Disclosure of Commission Position on           Not applicable
     Indemnification for Securities Act
     Liabilities

                                   PROSPECTUS

                             PRESTIGE BANCORP, INC.

                         (Proposed Holding Company for
                     Prestige Bank, A Federal Savings Bank)
             1,150,000 Shares (Anticipated Maximum) of Common Stock
                                $10.00 per share

    Prestige Bancorp, Inc. (the "Company"), a Pennsylvania corporation, is offering up to 1,150,000 shares of its common stock, par value $1.00 per share (the "Common Stock"), in connection with the conversion of Prestige Bank, A Federal Savings Bank from a Federally chartered mutual savings bank to a Federally chartered stock savings bank (in its mutual or stock form, as applicable, "Prestige Bank" or the "Savings Bank") pursuant to the Savings Bank's plan of conversion (the "Plan" or "Plan of Conversion"). Under certain circumstances, the Company may increase the Common Stock offered hereby to 1,322,500 shares. The simultaneous conversion of the Savings Bank to stock form, the issuance of the Savings Bank's stock to the Company and the offer and sale of the Common Stock by the Company are referred to herein as the "Conversion".
                                                                     (continued)

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS", ON PAGE 14 HEREOF.

    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL OR STATE AGENCY OR STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE, CORPORATION OR OTHER AGENCY OR COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                    ESTIMATED CONVERSION       ESTIMATED
                                                               PURCHASE PRICE(1)    EXPENSES AND FEES(2)    NET PROCEEDS(3)
                                                               -----------------    --------------------    ---------------
Minimum Per Share...........................................      $     10.00             $    .56            $      9.44
Midpoint Per Share..........................................      $     10.00             $    .50            $      9.50
Maximum Per Share...........................................      $     10.00             $    .46            $      9.54
Total Minimum(1)............................................      $ 8,500,000             $475,000            $ 8,025,000
Total Midpoint(1)...........................................      $10,000,000             $499,000            $ 9,501,000
Total Maximum(1)............................................      $11,500,000             $524,000            $10,976,000
Total Maximum, as adjusted(4)...............................      $13,225,000             $551,000            $12,674,000

- ---------

(1) Determined in accordance with an independent appraisal prepared by FinPro Financial Services, Inc. ("FinPro"), dated March 5, 1996, which states that the estimated pro forma market value of the Common Stock ranged from $8.5 million to $11.5 million (the "Estimated Valuation Range"), or between 850,000 and 1,150,000 shares of Common Stock at the $10.00 price per share ("Purchase Price"). See "The Conversion--Stock Pricing and Number of Shares to be Issued".

(2) Consists of the estimated costs to the Savings Bank and the Company arising from the Conversion, including estimated fixed expenses of $350,000 plus marketing fees to be paid to Ryan, Beck in connection with the Subscription and Community Offerings, which fees are estimated to be $125,000 and $174,000 at the minimum and the maximum of the Estimated Valuation Range, respectively. Such marketing fees paid to Ryan, Beck may be deemed to be underwriting commissions. In the event of a Syndicated Community Offering is necessary, the marketing fees of Ryan, Beck and the other broker-dealers involving in the syndication will be calculated on a basis different from the basis used for a Subscription Offering or a Community Offering. See "The Conversion--Marketing and Underwriting Arrangements". The actual marketing fees and expenses may vary from the estimates. See "Pro Forma Data". Ryan, Beck will also be reimbursed for certain out of pocket expenses and will be indemnified by the Company and the Savings Bank for certain liabilities, including liabilities under the Securities Act of 1933, as amended, in connection with the Offering.

(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in the Offerings and other factors. Includes the purchase of shares of Common Stock by the ESOP funded by a loan from the Company to the ESOP, which initially will be deducted from the Company's stockholders' equity. For the effect of such purchases, see "Capitalization" and "Pro Forma Data". The dollar amount paid and number of shares of Common Stock purchased by the ESOP at the minimum, midpoint, maximum and maximum adjusted are (i) $680,000 and 68,000 shares, (ii) $800,000 and 80,000 shares, (iii) $920,000 and 92,000 shares, and (iv) $1,058,000 and 105,800 shares, respectively. The ESOP will finance the purchase of the shares with a loan from the Company of proceeds from the sale of Common Stock retained by the Company. This loan will be repaid with the proceeds of pension contributions made by the Company and the Savings Bank to the ESOP and dividends, if any, paid on the Common Stock held by the ESOP.

(4) Gives effect to an increase in the number of shares of Common Stock which may be sold in the Conversion at the Purchase Price, without resolicitation of subscribers or any right of cancellation, due to a 15% increase in the Estimated Valuation Range to reflect changes in market and economic conditions prior to completion of the Conversion or to fill in part or in whole the order of the ESOP. See "The Conversion--Stock Pricing and Number of Shares to be Issued" and "--Limitations on Common Stock Purchases".
                               ------------------

                                RYAN, BECK & CO.
                               ------------------

                  The date of this Prospectus is May   , 1996

    Nontransferable rights to subscribe for the Common Stock have been granted, in order of priority, to (i) depositors of the Savings Bank with savings account balances of $50.00 or more as of December 31, 1994 ("Eligible Account Holders"),
(ii) the Company's and the Savings Bank's Employee Stock Ownership Plan, a tax-qualified employee benefit plan (the "ESOP"), (iii) depositors of the Savings Bank with saving account balances of $50.00 or more as of March 31, 1996 ("Supplemental Eligible Account Holders"), (iv) all other depositors of the Savings Bank as of April 30, 1996, and borrowers of the Savings Bank as of March 1, 1991, who continued as borrowers as of April 30, 1996 (the other such depositors and such borrowers, collectively the "Other Members"), of the Savings Bank, and (v) directors, officers and employees of the Savings Bank as of April 30, 1996 (the "Directors, Officers and Employees"), subject to the limitations described herein (the "Subscription Offering"). SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE AND PERSONS FOUND TO BE ATTEMPTING TO TRANSFER SUBSCRIPTION RIGHTS WILL BE SUBJECT TO THE FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION (THE "OTS"). Commencing concurrently with the Subscription Offering, and subject to the prior rights of holders of subscription rights, the Company's right to reject such orders in whole or in part and the other limitations described herein, the Company is offering the shares of Common Stock not subscribed for in the Subscription Offering, if any, for sale in a community offering (the "Community Offering") to certain members of the general public to whom a copy of this Prospectus is delivered, with preference given to natural persons residing in the Pennsylvania Counties of Allegheny, Washington, Westmoreland and Butler (collectively, the "Local Community"). It is anticipated that shares of Common Stock not subscribed for in the Subscription and Community Offerings, if any, will be offered by the Company to certain members of the general public in a syndicated community offering (the "Syndicated Community Offering") (the Subscription Offering, Community Offering and Syndicated Community Offering are referred to collectively as the "Offerings"). The Offerings are contingent on the approval of the Conversion by the members of the Savings Bank eligible to vote at a meeting of the members of the Savings Bank, the sale of the minimum shares of Common Stock and the agreement of the Board of Directors of the Company and the Savings Bank to accept the offers to purchase the shares of Common Stock.


    With the exception of the ESOP, which intends to purchase up to 8% of the total number of shares of Common Stock issued in the Conversion, no person or entity may purchase in one or more of the Subscription Offering, the Community Offering or the Syndicated Community Offering more than $50,000 of the aggregate value of the shares of Common Stock offered in the Conversion, and no person, together with associates of and persons acting in concert with such person, may purchase more than $150,000 of the aggregate value of shares of Common Stock offered in the Conversion; provided, however, that the maximum overall purchase limitation may be increased or decreased and the amount permitted to be subscribed for may be increased or decreased in the sole discretion of the Company. Shares sold above the maximum of the Estimated Valuation Range (as hereinafter defined) may be sold to the ESOP to fill its subscription order, however, the ESOP may acquire some or all of its shares in the open market after the Conversion. The minimum purchase is 25 shares. See "The Conversion--Subscription Offering and Subscription Rights," "--Community Offering" and "--Limitations on Common Stock Purchases".

    The Savings Bank has engaged Ryan, Beck & Co., Inc. ("Ryan, Beck"), a registered broker-dealer, to consult with and advise the Company and the Savings Bank in the Offerings, and Ryan, Beck has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Ryan, Beck is not obligated to take or purchase any shares of Common Stock in the Offerings. See "The Conversion--Marketing and Underwriting Arrangements".


    THE SUBSCRIPTION OFFERING WILL TERMINATE AT 12:00 NOON, EASTERN TIME, ON JUNE 19, 1996 (THE "EXPIRATION DATE") UNLESS EXTENDED BY THE SAVINGS BANK AND THE COMPANY, WITH APPROVAL OF THE OTS, IF NECESSARY. The Community Offering or any Syndicated Community Offering must be completed within 45 days after the close of the Subscription Offering, unless extended by the Savings Bank and the Company with the approval of the OTS, if necessary. Such extensions may not go beyond June 19, 1998.


    The Company has received conditional approval from the National Association of Securities Dealers to have its Common Stock quoted on the Nasdaq Stock Market under the symbol "PRBC". Prior to the Offerings there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that the Common Stock will trade at or above the Purchase Price (as hereinafter set forth) in the Offerings.

    The Company presently intends to submit to its shareholders for approval at a meeting of the shareholders to be held no earlier than six months following the Conversion, a management recognition and retention plan and trust (the "Recognition Plan") and a stock option plan (the "Stock Option Plan"). The Recognition Plan is expected to acquire shares of Common Stock in an amount equal to 4% of the Common Stock issued in the Conversion. The Stock Option Plan is expected to acquire shares of Common Stock in an amount equal to 10% of the Common Stock issued in the Conversion.

                               [MARKET AREA MAP]


  Map of Allegheny County highlighting the following areas: Pittsburgh, Mount Oliver, Baldwin, Bethel Park, South Park, Jefferson, Pleasant Hills and West
                                    Mifflin.

                                    SUMMARY

     This summary is qualified in its entirety by the more detailed information and the Financial Statements of the Savings Bank appearing elsewhere in this Prospectus.

PRESTIGE BANCORP, INC.

     Prestige Bancorp, Inc. is a Pennsylvania corporation organized in March, 1996 by the Savings Bank for the purpose of acquiring all of the capital stock of the Savings Bank to be issued in the Conversion. Immediately following the Conversion, the only significant assets of the Company will be the capital stock of the Savings Bank, the Company's loan to the ESOP, and the balance of the net Conversion proceeds retained by the Company. The business of the Company initially will consist of the business of the Savings Bank and the investment of the net Conversion proceeds retained by the Company. See "Use of Proceeds," "Business of the Savings Bank" and "Regulation--The Company".

PRESTIGE BANK, A FEDERAL SAVINGS BANK

     The Savings Bank is a Federally chartered mutual savings bank which conducts business from offices located in Allegheny County, Pennsylvania. The Savings Bank's operations date back to 1935 with the incorporation of First Federal Savings and Loan Association of Mt. Oliver in Allegheny County, Pennsylvania which, in March, 1991, converted its charter from a Federal mutual savings and loan association to a Federal mutual savings bank and took the name Prestige Bank, A Federal Savings Bank. The Savings Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. At December 31, 1995, the Savings Bank had $91.8 million in total assets, $80.7 million in total deposits and $7.2 million in total equity.

     The Savings Bank is a community oriented savings institution providing mortgage loans and other traditional services to its local community. The Savings Bank is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans secured by one-to-four family residences primarily located in Allegheny, Washington and Westmoreland Counties, and to a lesser extent, Butler and Greene Counties, all of which counties are located in Western Pennsylvania. Loans secured by one-to-four family residences were $55.4 million or 89.7% of the total loan portfolio at December 31, 1995. To a lesser extent, the Savings Bank originates other loans secured by commercial real estate and consumer loans, home equity loans and commercial loans which, in the aggregate, amounted to $6.4 million or 10.3% of the total loan portfolio at December 31, 1995. The Savings Bank also has a securities portfolio primarily consisting of U.S. Treasury and Federal government agency obligations and mortgage-backed securities. These securities in the aggregate amounted to $22.6 million or 24.6% of the Savings Bank's total assets at December 31, 1995. In addition, as of the same date, cash and cash equivalents totaled $4.4 million or 4.8% of total assets.

     The emphasis of the Savings Bank on one-to-four residential mortgages has contributed to the reduction in the interest rate spread experienced by the Savings Bank. Fixed rate mortgages, which at December 31, 1995 amounted to $25.5 million of the Savings Bank's one-to-four residential mortgages, are priced once and are not match funded. Therefore, increases in interest rates and the amount paid by the Savings Bank to attract certificates of deposit and to borrow funds from the FHLB of Pittsburgh will increase cutting into, or eliminating, the profit on some or all of the fixed rate mortgages. Adjustable rate mortgages, which at December 31, 1995 amounted to $29.9 million of the Savings Bank's one-to-four mortgages reprice periodically but there can be no assurance that the index used to readjust interest rates on mortgages will reflect the rate of any increase in yields on certificates of deposit or in rates charged by the FHLB of Pittsburgh. In periods of declining interest rates, adjustable rate mortgages may adjust more quickly than the certificates of deposit previously issued by the Savings Bank, which was the case during 1995.

     The decision of management to seek out opportunities to originate commercial and consumer loans has been made in an effort to improve the interest rate margins of the Savings Bank. The Management of the Savings Bank has also determined to offer a variety of fixed rate mortgage products such as ten year mortgages, five, seven and ten-year balloon mortgages. Through the Conversion, the board of directors seeks to raise additional capital which will enable the Savings Bank to explore other lines of banking business which focus on fee income for services rather than the heavy reliance on interest income to generate net income of the Savings Bank. Increased capital will also support the Savings Bank's efforts to grow the commercial and consumer loan portfolio.

     The Savings Bank generally has sought to enhance its financial stability and preserve its equity by, among other things, focusing on residential lending and maintaining its asset quality. This has enabled the Savings Bank to exceed its regulatory capital requirements and to report net income during each of the last five years ended December 31, 1995.

     The Savings Bank's market area is primarily located in the southern portion of the Pittsburgh metropolitan area. The largest employers in the Pittsburgh area include the U.S. Government, the Pennsylvania State Government, USAir Group, Inc., the University of Pittsburgh Medical Center, Westinghouse Electric Corp., the University of Pittsburgh and Mellon Bank Corp.

Financial characteristics of the Savings Bank include:

- - Capital. The Savings Bank currently exceeds all minimum regulatory capital requirements of the OTS. At December 31, 1995, it had tangible, core, and risk-based capital ratios of 7.87%, 7.87% and 19.39%, respectively. Assuming the sale of Common Stock at the midpoint of the Estimated Valuation Range and the net proceeds assumptions set forth herein under the Pro Forma Data, the Savings Bank will have tangible, core, and risk-based capital ratios of 11.29%, 11.29% and 27.29%, respectively.

- - Asset Quality. Management of the Savings Bank believes that high asset quality is the key to long-term financial strength. As a result, the Savings Bank's loans and investments are intended to maintain asset quality and control credit risk. At December 31, 1995, one-to-four family residential loans comprised $55.4 million, 89.7%, of the Savings Bank's total loan portfolio, and total nonperforming assets were .38% of total assets.

- - Retail Deposit Base. The Savings Bank has three branch offices located in Allegheny County, Pennsylvania. It provides a full range of deposit products and other services to its customers through this branch network. At December 31, 1995, $34.9 million, 43.2%, of the Savings Bank's deposit base of $80.7 million, consisted of core deposits, which include passbook, money market, NOW accounts and non-interest bearing checking accounts.


- - Declining Profitability Trends. The Savings Bank has been profitable each year since 1981. Net income totalled $161,000, $548,000, and $685,000 for the fiscal years ended December 31, 1995, 1994 and 1993, respectively. The Savings Bank's net income is primarily the result of net interest income which was $2.3 million, $2.7 million and $2.8 million for the years December 31, 1995, 1994 and 1993, respectively. The 20% decline in net income from 1993 to 1994 and 71% decline from 1994 to 1995 was primarily as a result of the Savings Bank's decline in net interest income, interest rate spread and interest rate margin. See Management's Discussion and Analysis of Financial Condition and Results of Operation--Results of Operations. These net income figures resulted in (i) return on average assets for the years ending December 31, 1995, 1994 and 1993 of .18%, .64% and .85% respectively, and (ii) return on average equity for years ending December 31, 1995, 1994 and 1993 of 2.26%, 8.08% and 11.11%. See "Selected Financial and Other Data". See "Risk Factors--Business Strategy and Additional Business Lines" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Strategy."


     The Savings Bank is subject to examination and comprehensive regulation by the OTS which is the Savings Bank's chartering authority. The Savings Bank is also regulated by the FDIC, the administrator of the SAIF. The Savings Bank is subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("FRB") and is a member of the FHLB of Pittsburgh, which is one of the 12 regional banks comprising the Federal Home Loan Bank System (the "FHLB System").

THE CONVERSION AND THE SUBSCRIPTION AND COMMUNITY OFFERINGS


     On February 14, 1996, the Board of Directors of the Savings Bank adopted the Plan of Conversion pursuant to which the Savings Bank is converting from a Federally chartered mutual savings bank to a Federally chartered stock savings bank, all the common stock of which will be acquired by the Company in exchange for 50% of the net Conversion proceeds. The other 50% of the net Conversion proceeds will be retained by the Company. The Conversion and the Offerings are subject to OTS approval, which has been received and are subject to approval of the Savings Bank's members at a special meeting to be called for this purpose on June 19, 1996. See "Use of Proceeds" and "The Conversion--General". The Savings Bank is converting to increase its capital and structure itself in a form used by many other thrift institutions and all commercial banks and most other business entities. The Conversion will enhance the Savings Bank's ability to access capital markets and diversify into other financial services to the extent allowable by applicable law and regulation. See "The Conversion--Purposes of Conversion". The existence of the Savings Bank as a stock charted institution also affords the Savings Bank the opportunity to use an ESOP, stock grants and stock options as tools to attract and retain employees and directors.



     Common Stock is being offered in the Subscription Offering with non-transferable subscription rights being granted, in the following order of priority, to: (i) Eligible Account Holders; (ii) the ESOP; (iii) Supplemental Eligible Account Holders; (iv) Other Members, and (v) Directors, Officers and Employees. SUBSCRIPTION RIGHTS WILL EXPIRE IF NOT EXERCISED BY 12:00 NOON, EASTERN TIME, ON JUNE 19, 1996, UNLESS EXTENDED. Subject to the prior rights of holders of subscription rights, Common Stock not subscribed for in the Subscription Offering is being offered in the Community Offering to certain members of the general public to whom a copy of this Prospectus is delivered, with preference given to natural persons residing in the Local Community. It is anticipated that shares not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public in the Syndicated Community Offering. The Company reserves the absolute right to reject or accept any orders in the Community Offering or the Syndicated Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date.


     Payments for subscriptions made by cash, check, bank draft or money order will be placed in a segregated account at the Savings Bank and will earn interest at the Savings Bank's stated rate on passbook accounts from the date of receipt until the Conversion is completed or terminated. Payments authorized by withdrawal from deposit accounts at the Savings Bank will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. Early withdrawal penalties will be waived for stock purchases in the Conversion. ORDERS SUBMITTED ARE IRREVOCABLE UNTIL THE COMPLETION OF THE CONVERSION; PROVIDED THAT, IF THE CONVERSION IS NOT COMPLETED WITHIN THE 45 DAY PERIOD REFERRED TO ABOVE, UNLESS SUCH PERIOD HAS BEEN EXTENDED WITH THE CONSENT OF THE OTS, IF NECESSARY, ALL SUBSCRIBERS WILL HAVE THEIR FUNDS RETURNED PROMPTLY WITH INTEREST, AND ALL WITHDRAWAL AUTHORIZATIONS WILL BE CANCELLED. IF AN EXTENSION OF TIME HAS BEEN GRANTED, ALL SUBSCRIBERS WILL BE NOTIFIED IN WRITING OF SUCH EXTENSION, AND OF ANY RIGHTS TO CONFIRM THEIR SUBSCRIPTIONS, OR TO MODIFY OR RESCIND THEIR SUBSCRIPTIONS AND HAVE THEIR FUNDS RETURNED PROMPTLY WITH INTEREST. If a subscriber does not notify the Savings Bank and the Company during the resolicitation, his or her order will be rescinded and all funds will be promptly returned with interest.

     The Savings Bank and the Company have retained Ryan, Beck as consultant and advisor in connection with the Offerings and to assist in soliciting subscriptions in the Offerings. Ryan, Beck may also manage a selling group of broker-dealers in the Syndicated Community Offering to facilitate the Offering. See "The Conversion--Subscription Offering and Subscription Rights," "--Community Offering" and "--Marketing and Underwriting Agreements".

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

     Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE AND PERSONS FOUND TO BE ATTEMPTING TO TRANSFER SUBSCRIPTION RIGHTS WILL BE SUBJECT TO THE FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE REGULATORY AUTHORITIES. The Company reserves the right to cancel the subscription rights of, or to rescind any purchase by, any individual or entity attempting to transfer subscription rights to a third party or to report such party to the OTS for possible legal enforcement by the OTS. Following the Conversion, there generally will be no restrictions on the transfer or sale of shares by purchasers other than affiliates of the Company and the Savings Bank and members, and their associates, of the National Association of Securities Dealers, Inc. ("NASD"). See "The Conversion--Restrictions on Transfer of Subscription Rights and Shares".

     The Company and the Savings Bank will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders believed by them to involve the transfer of such rights.

PURCHASE LIMITATIONS

     The minimum purchase is 25 shares. With the exception of the ESOP, which intends to purchase up to an aggregate of 8% of the number of shares of Common Stock issued in the Conversion (which amount includes any increase in the event of an increase in the Estimated Valuation Range of up to 15%), no person or entity (including any Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or Director, Officer or Employee) may purchase in the Conversion more than $50,000 of aggregate value of shares of Common Stock offered in the Conversion (which amount generally shall not be increased in the event of an increase in the Estimated Valuation Range of up to 15%); no person, together with associates of and persons acting in concert with such person, may purchase in the Conversion, in the aggregate, more than $150,000 of the aggregate value of shares of Common Stock offered in the Conversion (which amount generally shall not be increased in the event of an increase in the Estimated Valuation Range of up to 15%).

     At any time during the Offerings, and without further approval by the Savings Bank's members, the Company and the Savings Bank may in their sole discretion decrease the maximum purchase limitation below the $50,000 and $150,000 amounts permitted to be purchased in the Subscription Offering and the Community Offering. Additionally, at any time during the Offerings, the Company and the Savings Bank may in their sole discretion increase any of the purchase limitations up to 5% of the shares offered. In the event of an increase in a purchase limitation, the Company and the Savings Bank shall permit any person who subscribed for the maximum number of shares of Common Stock to purchase additional shares up to the new limit established, subject to the rights and preferences of any person who has priority subscription rights. Under such circumstances, the Savings Bank may also permit other persons who placed significant orders to increase their subscription levels. See "The Conversion--Limitations on Common Stock Purchases". In the event of an oversubscription, shares will be allocated in accordance with the Plan as described in "The Conversion--Subscription Offering and Subscription Rights" and "Community Offering". Increases in the purchase limits could occur in the situation where interest in the Common Stock is not broad enough and management seeks to increase the amount of the Common Stock sold. Decreases in the purchase limits could occur if there is substantial interest in the Common Stock and the Company seeks a wider distribution of the Common Stock.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION


     Applicable regulations require the aggregate purchase price of the Common Stock to be issued in the Conversion to be consistent with an independent appraisal of the estimated pro forma market value of the Common Stock following the Conversion. FinPro, an independent appraiser, has advised the Savings Bank that in its opinion, dated March 5, 1996, the Estimated Valuation Range ranged from $8.5 million to $11.5 million with a midpoint of $10 million. In the process of appraising the Savings Bank, the appraisal included, but was not limited to, consideration that the Savings Bank was less competitive to other publicly traded thrifts, that were considered its peers, in various financial areas including balance sheet data, balance sheet growth, asset quality and profitability. A copy of the Conversion Valuation Appraisal Report of

FinPro may be obtained without charge by calling the Savings Bank at (412) 655-1190. THIS APPRAISAL OF THE COMMON STOCK IS NOT INTENDED AND SHOULD NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH STOCK NOR CAN ANY ASSURANCE BE GIVEN THAT PURCHASERS OF THE COMMON STOCK IN THE CONVERSION WILL BE ABLE TO SELL SUCH SHARES AFTER THE CONVERSION AT OR ABOVE THE PURCHASE PRICE. See "Additional Information".


     All shares of Common Stock issued in the Conversion will be sold at the Purchase Price, as determined by the Savings Bank and approved by the Company. The actual number of shares to be issued in the Conversion will be determined by the Company and the Savings Bank based upon the final updated valuation of the estimated pro forma market value of the Common Stock, giving effect to the Conversion, at the completion of the Offerings. The number of shares to be issued is expected to range from a minimum of 850,000 shares to a maximum of 1,150,000 shares. Subject to approval of the OTS, the Estimated Valuation Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Conversion or to fill the subscription request of the ESOP, and under such circumstances the Company may increase or decrease the number of shares of Common Stock to be issued in the Conversion. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock are less than the minimum or more than 15% above the maximum of the current Estimated Valuation Range. An affirmative response to any resolicitation must be received by the Savings Bank in order to confirm subscriptions. In connection with a resolicitation, to the extent that subscriptions are cancelled, rescinded or reduced, all funds delivered to the Company or the Savings Bank will be returned with interest earned from the date of receipt, and withdrawal authorizations will be reduced or cancelled. See "Pro Forma Data," "Risk Factors--Possible Increase in Number of Shares Issued" and "The Conversion--Stock Pricing and Number of Shares to be Issued".

POTENTIAL BENEFITS OF CONVERSION TO OFFICERS AND DIRECTORS

     GENERAL. In connection with the Conversion the directors and officers of the Company and the Savings Bank will directly purchase shares of Common Stock and the officers of the Company and the Savings Bank will benefit as participants in the ESOP. In addition, the Company presently intends to adopt a Management Recognition and Retention Plan and Trust (the "Recognition Plan") and a stock option plan (the "Stock Option Plan") within a one-year period following the Conversion. The first annual meeting of the shareholders of the Company is
anticipated to be April   , 1997. The Company and the Savings Bank also intend
to enter into employment agreements with its key management personnel. See "Risk Factors--Possible Dilutive Effect of Stock Options and Effect of Purchases by the Recognition Plan and ESOP".

     OFFICERS AND DIRECTORS. In connection with the Conversion, the Company's directors and executive officers as a group (8 persons) have proposed to purchase 66,500 shares of Common Stock, or 7.8% and 5.8% of the Common Stock at the minimum and maximum of the Estimated Valuation Range, respectively. See "Subscriptions by Directors and Executive Officers" for more details, including the number of shares that each such director and executive officer desires to purchase.

     THE ESOP. In connection with the Conversion, the Company and the Savings Bank intend to adopt the ESOP, a tax-qualified benefit plan for officers and employees of the Company and the Savings Bank, which intends to purchase 8% of the shares of Common Stock offered in the Conversion, or 68,000 shares and 92,000 shares at the minimum and maximum of the Estimated Valuation Range, respectively. See "Management of the Savings Bank--Benefits--Employee Stock Ownership Plan and Trust".

     STOCK OPTION PLAN. At a meeting of stockholders to be held not earlier than six months following the Conversion, the Company intends to seek stockholder approval of the Stock Option Plan for the benefit of the directors, officers and employees of the Company and the Savings Bank. If the Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 85,000 and 115,000 shares at the minimum and maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance pursuant to stock options granted under the Stock Option Plan to officers, directors and employees of the Company and the Savings Bank. Although no specific award determinations have been made, the Company anticipates that, if stockholder approval is obtained, it will provide formula awards to its non-employee directors and discretionary awards to officers and employees to the extent permitted by applicable regulation. The option price for shares of Common Stock to be granted under the Stock Option Plan will be no less than the fair market value of the Common Stock on the date of the grant, which cannot be predicted at this time. See "Management of the Savings Bank--Benefits--Stock Option Plan".

     RECOGNITION PLAN. In addition, at a meeting of stockholders to be held not earlier than six months following the Conversion, the Company intends to seek stockholder approval of the Recognition Plan, which is a non-tax-qualified restricted stock plan the Company intends to adopt for the benefit of directors, officers and key employees of the Company and the Savings Bank. It is expected that the Recognition Plan will be submitted to stockholders for approval at the same time as the Stock Option Plan. Upon the receipt of such approval, the Recognition Plan is expected to acquire Common Stock either from the authorized but unissued shares of the Company or in the open market in an amount equal to 4% of the Common Stock issued in the Conversion, or 34,000 shares and 46,000 shares at the minimum and maximum of the Estimated Valuation Range, respectively. Although no specific award determinations have been made, the Company anticipates that, if stockholder approval is obtained, it will provide formula awards to its non-employee directors and discretionary awards to its officers and employees to the extent permitted by applicable regulation. These shares will be awarded at no cost to the recipient as a form of incentive compensation. See "Management of the Savings Bank--Benefits--Recognition and Retention Plan and Trust".

     EMPLOYMENT AGREEMENTS. The Company and the Savings Bank intend to enter into employment agreements with Mr. Robert S. Zyla, President of the Company and President, Treasurer and Chief Executive Officer of the Savings Bank, Ms. Patricia A. White, Secretary and Treasurer of the Company and Executive Vice President and Secretary of the Savings Bank, and Mr. James M. Hein, Controller of the Company and Chief Financial Officer of the Savings Bank. Each of the agreements will be for a term of two years, and will be extended annually for an additional one-year term unless a determination not to extend the agreements is made by either the Company, the Savings Bank or the employee, or unless the employee's employment has been previously terminated. The employment agreements are terminable with or without cause by the Company or the Savings Bank. All of the agreements provide for severance benefits in the event that, among other things, the employee's employment is terminated by the employers without cause, the employee terminates employment due to the failure of the employers to comply with any material provision of the agreement or, under certain circumstances, the employee voluntarily terminates employment following a change in control of the Company. See "Management of the Savings Bank--Benefits--Employment Agreements".

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

     To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus. The Savings Bank will accept for processing only orders submitted on original order forms. Executed copies of order forms will not be accepted nor will order forms unaccompanied by an executed acknowledgment form. Payment by check, money order, bank draft, cash or debit authorization to an existing account at the Savings Bank must accompany the order form. No wire transfers will be accepted.

     There are two exceptions to the immediate payment requirement set forth above. In the event that the ESOP subscribes to Common Stock during the Subscription offering, the ESOP will not be required to pay for the shares at the time its subscribes but rather may pay for such Common Stock upon consummation of the Conversion. In addition, the Company shall have the right, in its sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Community or Syndicated Community Offering and to thereafter submit payment for the Common Stock for which they are purchasing in the Community or Syndicated Community Offering at any time prior the completion of the Conversion.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the close of business on the Eligibility Record Date (December 31, 1994), and March 31, 1996 (the "Supplemental Eligibility Record Date") and the Voting Record Date (April 30, 1996), must list all accounts on the stock order form, giving all names on each account and the account numbers. See "The Conversion--Procedure for Purchasing Shares in Subscription and Community Offerings".


USE OF PROCEEDS

     Net proceeds from the sale of the Common Stock are estimated to be between $8.0 million and $11.0 million, depending on the number of shares sold and the expenses of the Conversion. See "Pro Forma Data". The Company will purchase all of the capital stock of the Savings Bank to be issued upon Conversion in exchange for 50% of the net Conversion proceeds. The other 50% of the net Conversion proceeds will be retained by the Company. Funds retained by the Company will be used for general business activities, including a loan by the Company directly to the ESOP. Based on the sale of 8% of the Common Stock to the ESOP in the Conversion, the Company expects to loan the ESOP between $680,000 and $920,000 to acquire such shares at the minimum and maximum of the Estimated Valuation Range, respectively. See "Pro Forma Data" and "Management of the Savings Bank--Benefits--Employee Stock Ownership Plan and Trust". Subject to applicable limitations, such funds may also be used in the future for the payment of dividends and repurchases of Common Stock. See "Dividend Policy". Such funds may also be used to expand related financial services activities through additional subsidiaries possibly in the areas of a trust company and a title insurance company. Funds held at the Company level may also be invested in securities permitted by law to be held by a savings association holding company. Funds received by the Savings Bank from the Company's purchase of its capital stock will be used for general business purposes. The Savings Bank may also use such funds to expand operations through acquisitions of additional branch offices or other financial institutions or other financial services companies. Neither the Savings Bank nor the Company has any pending agreements or understandings regarding acquisitions of any specific financial services institutions or companies nor have criteria been established to identify potential candidates for acquisition. It is expected that the net proceeds will initially be invested in short-term investment securities and, subsequently, in investments that are qualifying thrift investments. See "Use of Proceeds".

DIVIDENDS


     Upon completion of the Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Board of Directors does not presently intend to declare dividends on the Common Stock. The Board of Directors intends to review on a quarterly basis a policy of paying cash dividends on the Common Stock. However, no decision has been made as to the amount or timing of such dividends, if any. Declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities available to the Company or the Savings Bank, capital requirements, regulatory limitations, the Company's or the Savings Bank's financial condition and results of operations, tax consideration and general economic conditions. The Company intends to retain 50% of the net Conversion proceeds, which would be available for future payment of dividends, if any. No assurance can be made that the Company will make any such distribution to the stockholders of a dividend. See "Dividend Policy".


RISK FACTORS

     Prospective purchasers of the Common Stock offered hereby should consider the factors described under the heading "Risk Factors" set forth below in this Prospectus, as well as other information set forth in this Prospectus.

                       SELECTED FINANCIAL AND OTHER DATA

     The selected financial and other data of the Savings Bank set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Financial Statements and related Notes, appearing elsewhere herein.

                                                                       AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                                -------------------------------------------------------
                                                                 1995        1994        1993        1992        1991
                                                                -------     -------     -------     -------     -------
                                                                                (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets..................................................  $91,841     $87,745     $82,522     $78,269     $78,239
Investment securities.........................................  $ 6,720     $ 5,653     $ 5,161     $ 6,048     $ 3,499
Loans receivable, net.........................................  $61,408     $60,635     $55,067     $54,691     $58,648
Mortgage-backed securities....................................  $15,845     $16,632     $17,792     $11,109     $ 9,836
Cash and cash equivalents.....................................  $ 4,394     $ 1,540     $ 2,045     $ 3,704     $ 3,487
Deposits......................................................  $80,731     $75,313     $74,727     $71,549     $72,479
FHLB of Pittsburgh advances...................................  $ 2,977     $ 4,261     $   461     $     0     $     0
Equity........................................................  $ 7,178     $ 7,049     $ 6,521     $ 5,823     $ 4,986
Nonperforming assets (1)......................................  $   348     $   391     $   351     $   334     $   397

SELECTED OPERATING DATA:
Interest income...............................................  $ 5,719     $ 5,314     $ 5,410     $ 6,162     $ 7,397
Interest expense..............................................  $ 3,406     $ 2,620     $ 2,634     $ 3,191     $ 4,889
Net interest income...........................................  $ 2,313     $ 2,694     $ 2,776     $ 2,971     $ 2,508
Provision for loan losses.....................................  $    36     $    36     $    36     $    44     $   102
Net interest income after provision for loan losses...........  $ 2,277     $ 2,658     $ 2,740     $ 2,927     $ 2,406
Other income..................................................  $   222     $   294     $   310     $   307     $   337
Other expenses................................................  $ 2,255     $ 2,058     $ 1,913     $ 1,849     $ 1,940
Income before income tax expense..............................  $   244     $   894     $ 1,137     $ 1,385     $   803
Income tax expense............................................  $    83     $   346     $   452     $   520     $   323
Net income....................................................  $   161     $   548     $   685     $   865     $   480

SELECTED OPERATING RATIOS (2):
Return on average assets......................................      .18%        .64%        .85%       1.12%        .59%
Return on average equity......................................     2.26%       8.08%      11.11%      15.96%      10.11%
Average yield earned on interest-earning assets...............     6.66%       6.41%       6.88%       8.19%       9.42%
Average rate paid on interest-bearing liabilities.............     4.22%       3.38%       3.58%       4.50%       6.46%
Average interest rate spread (3)..............................     2.44%       3.03%       3.30%       3.69%       2.96%
Net interest margin (3).......................................     2.69%       3.25%       3.53%       3.95%       3.20%
Ratio of interest-earning assets to interest-bearing
  liabilities.................................................   106.34%     107.03%     106.75%     105.95%     103.64%
Operating expenses as a percent of average assets.............     2.54%       2.41%       2.37%       2.39%       2.39%
Average equity to average assets..............................     8.02%       7.97%       7.63%       7.00%       5.84%

ASSET QUALITY RATIOS (2):
Nonperforming loans as a percent of total loans...............      .50%        .64%        .63%        .52%        .67%
Nonperforming assets as a percent of total assets.............      .38%        .45%        .43%        .43%        .51%
Allowance for loan losses as a percent of total loans.........      .46%        .49%        .48%        .42%        .36%
Charge-offs to average loans receivable outstanding during the
  period......................................................      .09%        .00%        .01%        .04%        .00%

CAPITAL RATIOS (2):
Tangible capital..............................................     7.87%       8.03%       7.90%       7.40%       6.40%
Core capital..................................................     7.87%       8.03%       7.90%       7.40%       6.40%
Risk-based capital............................................    19.39%      19.70%      20.30%      18.20%      15.20%

NUMBER OF OFFICES:
Full-service offices at period end............................        3           3           3           3           3

- ---------

(1) Nonperforming assets consist of nonperforming loans and real estate owned ("REO"). Nonperforming loans consist of non-accrual loans, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(2) Asset Quality Ratios and Capital Ratios are end of period ratios, except for charge-offs to average loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

                         SUMMARY OF RECENT DEVELOPMENTS

     The selected financial and other data of the Savings Bank summarized forth below should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Financial Statements and related Notes, appearing elsewhere herein. In the opinion of management, financial information at March 31, 1996 and 1995 and for the three months ended March 31, 1996 and 1995 reflect all adjustments (consisting only of normal recurring accruals) which are necessary to present fairly the results for such periods. Results for the three month period ended March 31, 1996 may not be indicative of operations of the Savings Bank on an annualized basis.

                                                                          AT MARCH 31, 1996     AT DECEMBER 31, 1995
                                                                          ------------------    ---------------------
                                                                                    (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION AND OTHER DATA:
Total assets...........................................................        $ 93,712                $91,841
Investment securities (1)..............................................        $ 10,076                $ 6,720
Loans receivable, net..................................................        $ 62,397                $61,408
Mortgage-backed securities(1)..........................................        $ 15,178                $15,845
Cash and cash equivalents..............................................        $  2,368                $ 4,394
Deposits...............................................................        $ 81,839                $80,731
FHLB of Pittsburgh Advances............................................        $  2,977                $ 2,977
Equity.................................................................        $  7,085                $ 7,178
Nonperforming assets...................................................        $    309                $   348
Full-service offices at end of period..................................               3                      3

                                                                                       AS OF AND FOR THE
                                                                                 THREE MONTHS ENDED MARCH 31,
                                                                               -------------------------------
                                                                                 1996                   1995
                                                                               -------                 -------
                                                                                    (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income........................................................        $  1,534                $ 1,377
Interest expense.......................................................        $    906                $   779
Net interest income....................................................        $    628                $   598
Provision for loan losses..............................................        $      9                $     9
Net interest income after provision for loan losses....................        $    619                $   589
Other income...........................................................        $     70                $    30
Other expenses.........................................................        $    595                $   567
Income before income tax expense.......................................        $     94                $    52
Income tax expense.....................................................        $     36                $    18
Net income.............................................................        $     58                $    34

SELECTED OPERATING RATIOS(2):
Return on average assets...............................................             .25%                   .15%
Return on average equity...............................................            3.23%                  1.91%
Average yield earned on interest-earning assets........................            6.85%                  6.48%
Average rate paid on interest-bearing liabilities......................            4.30%                  3.91%
Average interest rate spread...........................................            2.55%                  2.57%
Net interest margin....................................................            2.80%                  2.82%
Ratio of interest-earning assets to interest-bearing liabilities.......          106.38%                106.51%
Operating expenses as a percent of average assets......................            2.57%                  2.58%
Average equity to average assets.......................................            7.75%                  8.12%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of total loans........................             .43%                   .41%
Nonperforming assets as a percent of total assets......................             .33%                   .29%
Allowance for loan losses as a percent of total loans..................             .47%                   .49%
Allowance for loan losses as a percent of non-performing loans.........          110.04%                119.29%

CAPITAL RATIOS:
Tangible capital ratio.................................................            7.76%                  8.01%
Core capital ratio.....................................................            7.76%                  8.01%
Risk-based capital ratio...............................................           18.93%                 19.50%

- ---------

(1) $6.3 million of investment securities and $4.0 million of mortgage-backed securities have been classified as available for sale as of March 31, 1996. $1.2 million of investment securities have been classified as available for sale as of March 31, 1995.

(2) The ratios during the three months ended March 31, 1996 and 1995 are based on average daily balances. The ratios are annualized where appropriate.

GENERAL. At March 31, 1996, the Savings Bank's total assets amounted to $93.7 million compared with $91.8 million at December 31, 1995. The $1.9 million or 2.1% increase was primarily due to an increase of $1.0 million, or 1.6% in loans receivable and an increase of $3.4 million, or 49.9%, in investment securities. Such increases were offset in part by a $667,000, or 4.2%, decrease in mortgage-backed securities, and a $2.0 million, or 46.1%, decrease in cash and cash equivalents. Such increase in assets was funded through an increase in deposits of $1.1 million, or 1.4%, to $81.8 million at March 31, 1996. Equity amounted to $7.1 million, or 7.6% of total assets, at March 31, 1996 compared to $7.2 million, or 7.8% of total assets at December 31, 1995. The decrease in equity during the three month period was due to the change in market value of securities held available for sale and was decreased by approximately $150,000 as a result of an increase in interest rates in general. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Accounting Pronouncements" for a discussion of SFAS No. 115.

     The Savings Bank's non-performing assets decreased by $39,000, or 11.2%, to $309,000 at March 31, 1996 compared to $348,000 at December 31, 1995. Such decrease was primarily due to collections and pay offs received by the Savings Bank.

     The Savings Bank reported interest income of $1.53 million for the three months ended March 31, 1996 compared to $1.38 million for the same period in 1995. Net interest income increased $30,000 or 5.0% to $628,000 for the three months ended March 31, 1996 compared with the same period in 1995. Such increase was due to an increase of $157,000, or 11.4%, in interest income, which was only partially offset by an increase of $127,000, or 16.3%, in interest expense. The increase in interest income was primarily due to an increase in interest income on loans, as a result of increased origination activity and increased pricing on adjustable rate loans, as well as an increase in the average yield earned on interest-earning assets, primarily investment securities and mortgage-backed securities, from 6.48% for the three months ended March 31, 1995 or 6.85% for the three months ended March 31, 1996.


     The increase in interest expense was due to an increase in deposits and the increase in the average cost of interest-bearing liabilities, from 3.91% for the three months ended March 31, 1995 to 4.30% for the three months ended March 31, 1996. Such increase was primarily due to an increase in rates offered by the Savings Bank on certain deposit products to respond to rates offered by other financial institutions in its market area. In addition, a portion of the Savings Bank's deposit base shifted from core deposit accounts to higher interest-bearing certificates of deposits. At March 31, 1996, core deposit accounts and certificates of deposit accounted for approximately 43.6% and 56.4% of total deposits, respectively, compared to 47.2% and 52.8% of total deposits, respectively, at March 31, 1995. The 39 basis point increase in the average rate paid on interest-bearing liabilities more than offset the 37 basis point increase in average yield earned on interest-earning assets for the three months ended March 31, 1996 compared to the three months ended March 31, 1995, resulting in a decrease in the average interest rate spread from 2.57% for the three months ended March 31, 1995 to 2.55% for the comparable 1996 period.


     During the three months ended March 31, 1996 and 1995, the Savings Bank recorded a provision for losses on loans of $9,000 and $9,000, respectively. The Savings Bank recorded such provisions to adjust the Savings Bank's allowance for loan losses to a level deemed appropriate based upon an assessment of the volume and type of lending presently being conducted by the Savings Bank, industry standards, and economic conditions in the Savings Bank's market area.

     Other income increased to $70,000 for the three months ended March 31, 1996 compared to $30,000 for the three months ended March 31, 1995. Such increase was primarily due to additional mortgage applications and conversely during the first quarter of 1995 the Savings Bank recognized a loss of $28,000 on the sale of its previous Mt. Oliver branch building.

     Other expenses increased $28,000, or 4.9%, to $595,000 for the three months ended March 31, 1996 compared to $567,000 for the same period in 1995. Such increase was primarily due to the expenses related to increased employees, increases in salary and increases in benefit costs.

     The Savings Bank incurred a provision for income taxes of $36,000 and $18,000 for the three months ended March 31, 1996 and 1995. Such increase was primarily due to increased income.

PRO FORMA DATA. Based upon the assumptions set forth in "Pro Forma Data" and the information presented above, the pro forma net income per share for the three months ended March 31, 1996 would be $.12, $.11, $.11 and $.10 and the pro forma stockholders' equity per share would be $16.58, $15.39, $14.51 and $13.75, respectively, at a price of $10.00 per share. The annualized offering price to pro forma net income per share and offering price to pro forma stockholders' equity per share would be 22.7x and 65.0%, respectively, assuming the sale of 1,000,000 shares in the Offerings.

                                  RISK FACTORS

     The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

POTENTIAL EFFECTS OF CHANGES IN INTEREST RATES

     The operations of the Savings Bank are substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Like most savings institutions, the Savings Bank's earnings are affected by changes in market interest rates and other economic factors beyond its control. If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. At December 31, 1995, the Savings Bank's interest-earning assets which were estimated to mature or reprice within one year exceeded the Savings Bank's interest-bearing liabilities with the same characteristics by $5.9 million or 6.4% of the Savings Bank's total assets.

     Although consumer and commercial loans are currently a relatively small percentage of the Savings Bank's total assets, the Savings Bank has undertaken a program to enhance the origination of consumer and commercial loans in an effort to maintain or improve its interest rate margins. Consumer loans and commercial loans entail more risk than one-to-four family residential mortgage loans. While implementing this strategy the Savings Bank intends to keep new deposits and repayments in liquid investments pending loan origination, which will result in lower earning yields to the Savings Bank. Management may also be unsuccessful in originating additional qualified consumer loans or commercial loans and in that case will resort to the purchase of investment securities with lower yield or the origination of residential mortgage loans with lower yields. The failure to reprice maturing assets at equal or greater yield could result in lower interest rate margins and lower net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Strategy," "--Asset and Liability Management" and "--Liquidity and Capital Resources".

     In addition to affecting interest income and expense, changes in interest rates also can affect the market value of the Savings Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. Generally, the market value of fixed-rate instruments fluctuates inversely with changes in interest rates. Changes in interest rates also can affect the average life of loans and mortgage-related securities. Decreases in interest rates in recent periods have resulted in increased prepayments of loans and mortgage-related securities, as borrowers refinanced to reduce borrowing costs. Under these circumstances, the Savings Bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. Prepayments in response to decreases in interest rates in recent periods have resulted in decreases in the amount of both the Savings Bank's total loans receivable portfolio and mortgage-backed securities portfolio. The Savings Bank's total loans receivable portfolio averaged on an aggregate basis $61.6 million, $58.5 million and $54.9 million during the years ended December 31, 1995, 1994 and 1993, respectively. The Savings Bank's mortgage-backed securities portfolio averaged on an aggregate basis $16.4 million, $17.5 million and $15.0 million during the years ended December 31, 1995, 1994 and 1993, respectively. See "Business of the Savings Bank--Lending Activities" and "--Investment Activities".

     Increases in the level of interest rates also may adversely affect the value of the Savings Bank's investment and mortgage-backed securities portfolio. At December 31, 1995, the Savings Bank's investment and mortgage-backed securities had an estimated fair market value of $22.7 million, which was equal to the amortized cost of $22.7 million of such securities. Currently, $15.2 million of the Savings Bank's investment and mortgage-backed securities are classified as held to maturity and $7.5 million of the Savings Bank's investment and mortgage-backed securities are held available-for-sale. Changes in the market value of securities held as available-for-sale will affect the total equity of the Savings Bank. Any declines in the value of securities classified as held-to-maturity or available-for-sale which are more than temporary require charges against current income. The Savings Bank sold no investment securities in 1995 or 1994. Of the Savings Bank's $6.8 million in investment securities, $2.8 million had a contractual maturity of one year or less, and $4.0 million had a contractual maturity of between one and five years at December 31, 1995. See Notes 1 and 2 to the Financial Statements.

     A significant increase in the level of interest rates may have an adverse effect on the ability of certain of the Savings Bank's borrowers to repay their loans.

BUSINESS STRATEGY AND ADDITIONAL BUSINESS LINES

     The Savings Bank is a community oriented savings bank which has traditionally offered a wide range of savings products to its retail customers while concentrating its lending activities primarily on real estate loans secured by one-to-four family residential properties. The Savings Bank's main lending focus has been concentrated in its market area consisting of the southern and southwestern portions of Allegheny County and, to a lesser extent, Washington, Westmoreland, Butler and Greene Counties.

     As part of the Savings Bank's business strategy, the Savings Bank intends to widen its range of lending activities. The Savings Bank's lending goals include maintaining its focus as a one-to-four family mortgage lender while expanding its portfolio of small business commercial loans, commercial real estate loans and other consumer loans. Management believes that such lending opportunities are not being currently fulfilled by other financial institutions in its market area.

     Commercial lending entails different and significant risks when compared to residential real estate lending because such loans typically involve larger loan balances to single borrowers than residential loans and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. Commercial real estate lending can also be significantly affected by supply and demand conditions in the loan market for office buildings, apartment complexes, or other commercial space.

MARKET FOR COMMON STOCK

     The Company and the Savings Bank have never issued capital stock and, consequently, there is no existing market for the Common Stock. The Company expects that following the Conversion, the Common Stock will be traded in the over-the-counter market. The Company has received conditional approval to have its Common Stock quoted on the Nasdaq Stock Market under the symbol "PRBC" upon completion of the Conversion and will seek to encourage and assist at least two market makers to make a market in its Common Stock. Although it is under no obligation to do so, Ryan, Beck & Co., Inc. ("Ryan, Beck") has advised the Savings Bank that, upon completion of the Offerings, it intends to make a market in the Common Stock.

     Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Savings Bank, or any market maker. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or once developed, will continue, nor any assurances that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. See "Market for the Common Stock". The absence of an active trading market may have an adverse effect on the price of the Common Stock.

MARKET AREA OF THE SAVINGS BANK AND COMPETITION

     The economy in the Pittsburgh area experienced a significant restructuring during the early 1980's from a heavy manufacturing and industrial base (notably steel) to a more diversified, service-oriented economy. During this period, many of the area's industrial plants reduced their operations and staff or were closed. Although the economy in the Pittsburgh area has improved in recent periods, there can be no assurance that the economy will continue to improve.

     The Savings Bank experiences significant competition in its local market area in both originating loans and attracting deposits. Its most direct competition comes from commercial banks, thrift institutions and mortgage banking companies many with a state-wide or regional presence and, in some cases, a national presence. Commercial banks and thrift institutions have recently experienced increasing consolidation. In the event of a downturn in the economy or competitive pressures resulting from increasing consolidation, the Savings Bank may experience reduced demand for mortgage loans. The Savings Bank may also have difficulty attracting deposits under such circumstances.

REDUCED MORTGAGE LOAN DEMAND

     The recent economic conditions in the Savings Bank's market area and the reduction in population in the greater Pittsburgh metropolitan area in the last ten years has resulted in, among other things, a reduction in the demand for mortgage loans which meet the underwriting criteria of the Savings Bank. This has led to lower levels of loan originations by the Savings Bank. As a result, the Savings Bank has increased its investment in investment securities and cash and cash equivalents to use its excess funding that would otherwise have been utilized for investment in loans secured by residential real estate in the Savings Bank's market area. The Savings Bank's investment portfolio and cash and equivalents generally bear yields which are below the yields on residential mortgage loans. The reduced mortgage loan demand has contributed to the Savings Bank's weighted average yield on net interest-earning assets declining to 2.69% for the year ended December 31, 1995 from 3.25% for the year ended December 31, 1994.

CERTAIN ANTI-TAKEOVER PROVISIONS

     PROVISIONS IN THE COMPANY'S GOVERNING INSTRUMENTS. Certain provisions of the Company's articles of incorporation and Bylaws are designed to assist the Company in maintaining its status as an independent publicly owned corporation. Provisions in the Company's articles of incorporation and Bylaws provide for, among other things, supermajority voting on certain matters, a staggered board of directors, noncumulative voting for directors, limits on the calling of special meetings and limits on voting shares in excess of 10% of the outstanding shares. The corporate laws of Pennsylvania also establish uniform price provisions for certain business combinations and require stockholders to receive the fair value of their shares of stock from a controlling person or group following a control transaction. These provisions in the Company's governing instruments and Pennsylvania law may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management. See "Restrictions on Acquisition of the Company and the Savings Bank".

     VOTING CONTROL OF OFFICERS AND DIRECTORS. Directors and executive officers of the Company and Savings Bank expect to purchase approximately 7.8% or 5.8% of the shares of Common Stock outstanding based upon the minimum and the maximum of the Estimated Valuation Range, respectively. In addition, such officers may acquire beneficial ownership of additional shares of Common Stock through future ESOP allocations. Under the terms of the ESOP, after an allocation has been made, the ESOP trustees must vote all allocated shares held in the ESOP as directed by participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP trustees generally in the same proportion as the allocated shares are voted by the ESOP participants.

     The Company intends to seek stockholder approval of the Recognition Plan at a meeting to be held no sooner than six months after the Conversion. Assuming the receipt of stockholder approval, the Company expects to acquire Common Stock on behalf of the Recognition Plan in an amount equal to 4% of the

Common Stock issued in the Conversion, or 34,000 shares and 46,000 shares at the minimum and maximum of the Estimated Valuation Range, respectively. These shares will be acquired either through open market purchases or from authorized but unissued Common Stock. In addition, if approved by stockholders following the Conversion, the Company intends to reserve for future issuance pursuant to the Stock Option Plan a number of authorized shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Conversion, or 85,000 shares and 115,000 shares at the minimum and maximum of the Estimated Valuation Range, respectively. See "Management of the Savings Bank--Benefits".

     The proposed purchases of the Common Stock by the Company's and Savings Bank's Board of Directors, management, and the ESOP, as well as the potential purchase of the Common Stock through the Stock Option Plan and the Recognition Plan, could render it more difficult to obtain majority support for stockholder proposals opposed by the Company's Board of Directors and management. In addition, this potential voting control could, together with additional stockholder support, defeat stockholder proposals, preclude or make more difficult takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management.

     Depositor and borrower members of the Savings Bank will have no voting rights in the converted Savings Bank and Company and will be unable to elect directors of the Company or Savings Bank or to otherwise participate in the conduct of the affairs of the Company or Savings Bank unless they purchase Common Stock. See "The Conversion--Effects of Conversion--Effect on Voting Rights of Members".

     PROVISIONS OF REMUNERATION PLANS AND EMPLOYMENT AGREEMENTS. The Company and the Savings Bank intend to enter into employment agreements with certain management officials. Such employment agreements will provide for benefits and cash payments in the event of a change in control of the Company. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Savings Bank. See "Restrictions on Acquisition of the Company and the Savings Bank--Restrictions in the Company's Articles of Incorporation and Bylaws," "Management of the Savings Bank--Employment Agreements".

     EFFECT OF ANTI-TAKEOVER PROVISIONS. Despite the belief of the directors of the Savings Bank and the Company as to the benefits of these anti-takeover provisions to stockholders, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which stockholders might receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction might not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult. The Boards of Directors of the Savings Bank and the Company, however, have concluded that the potential benefits outweigh the possible disadvantages, because they believe that such provisions encourage potential acquirors to negotiate directly with the Board of Directors, which it believes is in the best position to act on behalf of all stockholders. See "Restrictions on Acquisition of the Company and the Savings Bank".

RECENT LEGISLATIVE PROPOSALS

     RECAPITALIZATION OF SAIF. The deposits of the Savings Bank are currently insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. Both the SAIF and the Bank Insurance Fund ("BIF"), the federal deposit insurance fund that covers commercial bank deposits, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved a fully funded status in contrast to the SAIF and, therefore, as discussed below, the FDIC recently substantially reduced the average deposit insurance premium paid by commercial banks while maintaining the existing level of premiums paid by savings institutions. SAIF reserves have not grown as quickly as the BIF reserves due to a number of factors, including the fact that a significant portion of SAIF premiums have been and are currently being used to make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the now defunct Federal Savings and Loan Insurance Corporation.

     In November 1995, the FDIC approved a final rule regarding deposit insurance premiums. The final rule reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to a $2,000 minimum) for institutions in the lowest risk category, while holding deposit insurance premiums for SAIF members at their current levels (23 basis points for institutions in the lowest risk category). The reduction was effective with respect to the semiannual premium assessment beginning January 1, 1996. Accordingly, in the absence of further legislative action, SAIF members such as the Savings Bank will be competitively disadvantaged as compared to commercial banks by the resulting premium differential.

     The House of Representatives and the Senate of the United States provided for a resolution of the recapitalization of the SAIF in the Balanced Budget Act of 1995 (the "Reconciliation Bill") which was vetoed by the President in December 1995 for reasons unrelated to the recapitalization of the SAIF. The Reconciliation Bill provided that all SAIF member institutions would pay a special one-time assessment to recapitalize the SAIF, deposits. Based on the level of reserves maintained by the SAIF Fund it was anticipated that the amount of the special assessment required to recapitalize the SAIF was to be approximately 80 to 85 basis points of the SAIF-assessable deposits. The special assessment was to be payable based on the amount of SAIF deposits on March 31, 1995. The final outcome of the budget debate and reconciliation process cannot be predicted. However, it is likely that some kind of legislative or regulatory action will be undertaken that will impact the Savings Bank's insured deposits. A one-time special assessment of 80 to 85 basis points would result in the Savings Bank paying approximately $420,000 to $446,000, net of related tax benefits, if any, based on the deposit base at December 31, 1995. In addition, the enactment of such legislation may have the effect of immediately reducing the capital of SAIF-member institutions by the amount of the special assessment. It is anticipated that after the recapitalization of the SAIF, that premiums of SAIF-insured institutions would be reduced comparable to those currently being assessed BIF-insured commercial banks.

     The Reconciliation Bill also provided for the merger of the BIF and SAIF on January 1, 1998, with such merger being conditioned upon the prior elimination of the thrift charter. The banking Committees of the House of Representatives and the Senate in adopting the Reconciliation Bill agreed that Congress should consider and act upon separate legislation as early as possible in 1996 to eliminate the thrift charter. If adopted, such legislation would require that the Savings Bank, as a federal savings bank, to convert to a commercial bank charter. Such a requirement to convert to a commercial bank charter could cause savings institutions to lose favorable tax treatment for its bad debt reserves that they currently enjoy under Section 593 of the Internal Revenue Code of 1986, as amended ("Code"), as discussed below.

     In light of the President's veto of the Reconciliation Bill and the different proposals currently under consideration and the uncertainty of the legislative process generally, management cannot predict whether legislation reducing SAIF premiums and/or imposing a special one-time assessment will be adopted, or, if adopted, the amount of the assessment, if any, that would be imposed on the Savings Bank. The 1995-1996 budget bill has been enacted in law and did not include provisions concerning the merger of the BIF and the SAIF or address any special assessment or premiums for the SAIF. The 1995-1996 budget bill did not change the bad debt reserve treatment for savings associations.

     TAXATION AND BAD DEBT RESERVES. Under Section 593 of the Code, thrift institutions such as the Savings Bank, which meet certain definitional tests primarily relating to their assets and the nature of their business, are permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions may, within specified limitations, be deducted in arriving at their taxable income. The Savings Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, may currently be computed using an amount based on the Savings Bank's actual loss experience (the "experience method"), or a percentage equal to 8.0% of the Savings Bank's taxable income (the "percentage of taxable income method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. See "Federal and State Taxation--Bad Debt Reserves".

     Under pending tax legislative proposals to become effective for tax years beginning after 1995 which were approved by the House Ways and Means Committee and was part of the Reconciliation Bill, a small thrift institution (one with an adjusted basis of assets of less than $500 million), such as the Savings Bank, would no longer be permitted to make additions to its tax bad debt reserve under the percentage of taxable income method. Such institutions would be permitted to use the experience method in lieu of deducting bad debts only as they occur. If enacted into law, such legislation could require the Savings Bank to realize increased tax liability over a period of at least six years, beginning in 1996. Specifically, the proposal would require a small thrift institution to recapture (i.e., take into income) over a multi-year period the balance of its bad debt reserve in excess of the lesser of (i) the balance of such reserves as of the end of its last taxable year ending before 1988 or (ii) an amount that would have been the balance of such reserves had the institution always computed its additions to its reserves using the experience method. The recapture requirement would be suspended in any taxable year in which the Savings Bank originates an amount of certain kinds of residential loans which in the aggregate are equal to or greater than the average of the principal amounts of such loans made by the Savings Bank during its six taxable years preceding 1996. In the opinion of management the tax legislation as proposed will not have a material adverse effect on the financial condition or prospects of the Savings Bank. The 1995-1996 budget bill has been enacted into law but did not include any change to the method which a savings association can recognize bad debt expenses.

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

     The Company and the Savings Bank have received an opinion of FinPro that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Directors, Officers and Employees have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and the Directors, Officers and Employees are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and the Directors, Officers and Employees who exercise the subscription rights (either as capital gain or ordinary income) in an amount equal to such value. Additionally, the Savings Bank could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion--Effects of Conversion" and "--Tax Aspects".

POSSIBLE INCREASE IN NUMBER OF SHARES ISSUED

     The number of shares to be sold in the Conversion may be increased as a result of an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings or to fill the subscription order of the ESOP. In the event that the Estimated Valuation Range is so increased, it is expected that the Company will issue up to 1,322,500 shares of Common Stock at the Purchase Price for an aggregate price of up to $13.2 million. The ESOP shall have the first priority to purchase shares in the event of an increase in the Estimated Valuation Range. An increase in the number of shares will decrease a subscriber's pro forma net income per share and stockholders' equity per share and will increase the Company's consolidated stockholders' equity and net income. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net income per share. See "Pro Forma Data" and "The Conversion--Stock Pricing and Number of Shares to be Issued".

POSSIBLE DILUTIVE EFFECT OF STOCK PROGRAMS AND STOCK OPTIONS

     Following the Conversion, the Stock Programs, if approved by the stockholders of the Company, will acquire an amount of shares equal to 4% of the shares of Common Stock issued in the Conversion, either through open market purchases or the issuance of authorized but unissued shares of Common Stock from the Company. If the Stock Programs are funded by the issuance of authorized but unissued shares, the voting interests of existing shareholders will be diluted by 3.8%. Also following the Conversion, directors, officers and employees will be granted options, if the Stock Option Plans are approved by the stockholders of the Company. Although no specific determinations have been made, the Company expects that executive officers and directors will be granted options to purchase authorized but unissued shares in an amount equal to 10% of the Common Stock issued in the Conversion. If all of the options were to be exercised using authorized but unissued shares, the voting interests of the existing stockholders would be diluted 9.09%.

FINANCIAL INSTITUTION REGULATION

     The Savings Bank is subject to extensive regulation, supervision, and examination by the OTS as its chartering authority and primary Federal regulator, and by the FDIC, which insures its deposits up to applicable limits. As the savings and loan holding company of the Savings Bank, the Company is also subject to regulation and oversight by the OTS. Such regulation and supervision governs the activities in which an institution can engage and is intended primarily for the protection of the FDIC insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities. See "Risk Factors--Recent Legislative Proposals"; "Regulation". Further, from time to time, bills are introduced in Congress to consolidate the Federal banking regulatory agencies. The Savings Bank cannot predict what effect regulatory consolidation could have on its operations. However, all thrift institutions could be adversely affected in the event regulatory consolidation resulted in thrift institutions being required to convert to a bank thus triggering the recapture (for tax purposes) of certain bad debt reserve.

RISK OF DELAY


     The Offerings will expire at 12:00 Noon, Eastern time, on June 19, 1996, unless extended. Subscription funds may be held by the Savings Bank for up to 45 days after the last day of the Subscription Offering in order to consummate the Conversion and thus, unless waived by the Savings Bank or the Company, all orders will be irrevocable until June 19, 1996. In addition, the Conversion may not be consummated until the Savings Bank receives approval from the OTS. Consummation of the Conversion will be delayed, and resolicitation will be required, in the event the OTS does not issue a letter of approval within 45 days after the last day of the Subscription Offering, or in the event the OTS requires a material change to the Subscription and Community Offerings prior to the issuance of its approval. Thus, in the event the Conversion is not consummated by July 24, 1996, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest.


                             PRESTIGE BANCORP, INC.

     The Company was organized in March, 1996 at the direction of the Board of Directors of the Savings Bank for the purpose of acquiring all of the capital stock to be issued by the Savings Bank in the Conversion. The Company has applied for [AND RECEIVED] the approval of the OTS to become a savings and loan holding company and as such will be subject to regulation by the OTS. See "The Conversion--General". After completion of the Conversion, the Company will conduct business initially as a unitary savings and loan holding company. See "Regulation--The Company". Upon consummation of the Conversion, the Company will have no significant assets other than the shares of the Savings Bank's common stock acquired in the Conversion, the loan receivable from the ESOP and the balance of the net proceeds of the Conversion retained by the Company, and will have no significant liabilities. See "Use of Proceeds". The management of the Company is set forth under "Management of the Company". Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Savings Bank. At the present time, the Company does not intend to employ any persons other than officers who are also officers of the Savings Bank and will also utilize the support staff of the Savings Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future.

     Management believes that the holding company structure will provide the Company with additional flexibility to diversify, should it decide to do so, its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company and earnings thereon or, alternatively, through dividends from the Savings Bank. See "Dividend Policy".

     The Company's executive office is located at the home office of the Savings Bank at 710 Old Clairton Road, Pleasant Hills, Pennsylvania 15236, and its telephone number is (412) 655-1190.

                     PRESTIGE BANK, A FEDERAL SAVINGS BANK

     The Savings Bank is a Federally chartered, SAIF-insured mutual savings bank conducting business from its executive offices located in Pleasant Hills, Pennsylvania and 3 full-service offices located in Allegheny County, Pennsylvania. At December 31, 1995, the Savings Bank had total assets of $91.8 million, total deposits of $80.7 million and total equity of $7.2 million. For additional information with respect to the business and operations of the Savings Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Savings Bank".

     The Savings Bank's principal executive offices are located at 710 Old Clairton Road, Pleasant Hills, Pennsylvania 15236 and its telephone number is
(412) 655-1190.

                                USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $8.0 million and $11.0 million ($12.7 million, assuming an increase in the Estimated Valuation Range by 15%). See "Pro Forma Data" and "The Conversion--Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.


     The Company will purchase all of the capital stock of the Savings Bank to be issued upon Conversion in exchange for 50% of the net Conversion proceeds. The Company will retain the other 50% of the net Conversion proceeds. Based on the minimum point, the midpoint, the maximum and the adjusted maximum, each of the Company and the Savings Bank would receive $3,502,500, $4,150,500, $4,798,000 and $5,543,500, respectively of the net proceeds of the Offerings.


     The Company intends to use a portion of the net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock in the Conversion. Based upon the issuance of 850,000 shares or 1.15 million shares at the minimum and maximum of the Estimated Valuation Range, respectively, the loan to the ESOP would be $680,000 or $920,000, respectively. See "Management of the Savings Bank--Benefits--Employee Stock Ownership Plan and Trust". The remaining net proceeds retained by the Company will be initially used to invest primarily in investment grade, short-term marketable securities.

     The net proceeds retained by the Company may also be used to support the future expansion of operations or diversification into other banking related businesses and for other business or investment purposes, including possibly the payment of dividends and, beginning one year from the date of Conversion, the repurchase of the Company's Common Stock as permitted by the OTS, if applicable. Any portion of the net proceeds in excess of the amount retained by the Company will be added to the Savings Bank's general funds to be used for general corporate purposes. The Savings Bank may also use such funds to expand operations through acquisitions of additional branch offices or other financial institutions or other financial services companies. Neither the Savings Bank nor the Company has any pending agreements or understandings regarding acquisitions of any specific financial services institutions or companies nor have criteria been established to identify potential candidates for acquisition. It is expected that net proceeds will initially be invested in short-term investment securities and, subsequently, in qualified thrift investments.

                                DIVIDEND POLICY


     Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Company does not presently intend to declare dividends. The Board of Directors intends to review on a quarterly basis a policy of paying cash dividends on the Common Stock. However, no decision has been made as to the amount or timing of such dividends. Declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including investment opportunities available to the Company or the Savings Bank, capital requirements, regulatory limitations, the Company's and the Savings Bank's results of operations and financial and tax considerations and general economic conditions. The Company intends to retain 50% of the net conversion proceeds, which would be available for future payment of dividends, if any. No assurances can be given, however, that dividends, once commenced, will continue to be paid.

     Dividends from the Company will depend primarily upon receipt of dividends from the Savings Bank because the Company initially will have no source of income other than dividends from the Savings Bank, earnings from the investment of proceeds from the sale of Common Stock retained by the Company and principal and interest payments with respect to the Company's loan to the ESOP. A regulation of the OTS imposes limitations on "capital distributions" by savings associations, including cash dividends, payments by a savings association to repurchase or otherwise acquire its stock, payments to stockholders of another savings association in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system, with the greatest flexibility being afforded to well-capitalized or Tier 1 savings associations and the least flexibility being afforded to under-capitalized or Tier 3 savings associations. The Savings Bank currently is a Tier 1 institution for purposes of this regulation. See "Regulation--The Savings Bank--Limitation on Capital Distributions".

     In addition to the foregoing, earnings of the Savings Bank allocated to bad debt reserves and deducted for Federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by the Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. See "Federal and State Taxation-- Bad Debt Reserves". The Savings Bank intends to make full use of this favorable tax treatment and does not contemplate any distribution by the Savings Bank in a manner that would limit its bad debt deduction or create current Federal tax liability.

     Unlike the Savings Bank, the Company is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon dividends from the Savings Bank. The Company is subject, however, to the requirements of Pennsylvania law, which generally limits the payment of dividends if, after giving effect thereto, the Company would be unable to pay its debts as they become due in the usual course of its business, or the Company's total assets would be less than its total liabilities plus the amount which would be needed, under certain circumstances, to satisfy any preferential rights of shareholders.

                          MARKET FOR THE COMMON STOCK


     The Company and the Savings Bank have never issued capital stock, and, consequently, there is no established market for the Common Stock at this time. The Company expects that following the Conversion, the Common Stock will be traded in the over-the-counter market. The Company has received conditional approval to have its Common Stock quoted on the Nasdaq Stock Market under the symbol "PRBC" and will seek to encourage and assist at least two market makers to make a market in the Common Stock. The failure to maintain two market makers for ten consecutive days will lead to a notice from NASDAQ to obtain two market makers within 30 days or suffer delisting.



     Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Although it is under no obligation to do so, Ryan, Beck has advised the Company that it intends to make a market in the Common Stock following completion of the Conversion. The Company will attempt to obtain commitments from other broker-dealers to act as market makers, there can be no assurance there will be two or more market makers for the Common Stock. However, the Company believes that two market makers will be found before the completion of the Offering. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Savings Bank or any market maker. There can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares of Common Stock will be able to sell them at or above the Purchase Price.

                                 CAPITALIZATION

     The following table presents the historical capitalization of the Savings Bank at December 31, 1995, and the pro forma capitalization of the Company after giving effect to the Conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data".


                                                                       COMPANY--PRO FORMA
                                                               BASED UPON SALE AT $10.00 PER SHARE
                                   -------------------------------------------------------------------------------------------
                                    THE SAVINGS BANK   850,000 SHARES  1,000,000 SHARES  1,150,000 SHARES  1,322,500 SHARES(1)
                                    HISTORICAL AS OF    (MINIMUM OF     (MID-POINT OF      (MAXIMUM OF     (15% ABOVE MAXIMUM
                                   DECEMBER 31, 1995       RANGE)           RANGE)            RANGE)            OF RANGE)
                                   -----------------       ------           ------            ------            ---------
                                                                         (IN THOUSANDS)
Total deposits(2).................      $80,731           $80,731          $80,731           $80,731            $80,731
FHLB of Pittsburgh advances.......      $ 2,977           $ 2,977          $ 2,977           $ 2,977            $ 2,977
Total deposits and borrowed funds
  (2).............................      $83,708           $83,708          $83,708           $83,708            $83,708
Stockholders' equity:
  Common stock, $1.00 par value,
    10,000,000 shares authorized;
    shares to be issued as
    reflected(3)(4)...............          N/A           $   850          $ 1,000           $ 1,150            $ 1,323
  Preferred stock, $1.00 par
    value, 5,000,000 shares
    authorized; no shares
    issued........................          N/A           $     0          $     0           $     0            $     0
  Additional paid-in capital(3)...          N/A           $ 7,175          $ 8,501           $ 9,826            $11,351
  Retained earnings(4)(5).........      $ 7,245           $ 7,245          $ 7,245           $ 7,245            $ 7,245
Net unrealized holding gains
  (losses) on available-for-sale
  securities......................      $   (67)          $   (67)         $   (67)          $   (67)           $   (67)
  Less:
    Common Stock acquired by the
      ESOP(6).....................          N/A           $  (680)         $  (800)          $  (920)           $(1,058)
    Common stock acquired by
      recognition plan(4).........          N/A           $  (340)         $  (400)          $  (460)           $  (529)
  Total stockholders' equity......      $ 7,178           $14,183          $15,479           $16,774            $18,265


- ---------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions prior to completion of the Conversion or to fill in part or in whole the subscription order of the ESOP.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Company and presented for stockholder approval at a meeting of stockholders to be held not earlier than six months following the Conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of Common Stock issued in the Conversion will be reserved for issuance upon the exercise of options to be granted under the Stock Option Plan, or 85,000, 100,000, 115,000 and 132,250 shares at the minimum, mid-point, maximum and 15% above the maximum of the Estimated Valuation Range. See "Management of the Savings Bank--Benefits--Stock Option Plan".


(4) Gives effect to the Recognition Plan which is expected to be adopted by the Company following the Conversion and presented to stockholders for approval at a meeting of stockholders to be held not earlier than six months following the Conversion. If the Recognition Plan is approved by stockholders, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, or 34,000, 40,000, 46,000 and 52,900 shares at the minimum, mid-point, maximum and 15% above the maximum of the Estimated Valuation Range. The table assumes that stockholder approval has been obtained, that such shares are purchased by the Recognition Plan on the open market at the Purchase Price. No effect has been given to reflect (i) the Savings Bank's results of operation after the Conversion, (ii) changing market prices of shares of Common Stock after the Conversion, or (iii) a smaller than 4% purchase by the Recognition Plan. The Common Stock so acquired by the Recognition Plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the Purchase Price, such purchases would have a greater or lesser impact, respectively, on stockholder's equity. See "Management of the Savings Bank--Benefits--Recognition and Retention Plan and Trust" and Footnote 3 to the table set forth under "Pro Forma Data."


(5) The retained earning of the Savings Bank will be substantially restricted after the Conversion. See "The Conversion--Liquidation Rights".

(6) Assumes that 8% of the shares sold in the Conversion will be purchased by the ESOP. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire the ESOP shares will be borrowed from the Company. See Footnote 2 to the table set forth under "Pro Forma Data" and "Management of the Savings Bank--Benefits-- Employee Stock Ownership Plan and Trust".

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $8.0 million and $11.0 million (or $12.7 million in the event the Estimated Valuation Range is increased by 15%) based upon the following assumptions: (i) Ryan, Beck will receive fees of 1.75% of the aggregate Purchase Price for assisting in marketing the Common Stock in the Subscription Offering, excluding the sale of shares to the ESOP, and to Officers, Directors and Employees and members of their immediate families; and
(ii) Conversion expenses, excluding the marketing fees paid to Ryan, Beck, will be approximately $499,000 at the midpoint. See "The Conversion--Marketing and Underwriting Arrangements".

     Pro forma net earnings and stockholders' equity have been calculated for the year ended December 31, 1995 as if the Common Stock to be issued in the Offerings had been sold at the beginning of the 1995 calendar year and the net proceeds had been invested at 5.07%, which represents the yield on a one year U.S. Government securities at March 1, 1996. OTS regulations specify that for purposes of determining pro forma data, an assumption of a yield representing the arithmetic average of the average yield on the Savings Bank's interest-earning assets and the average cost of deposits be used in calculating the pro forma data. The Savings Bank did not use this assumption in calculating its pro forma data because management believes that the rates shown more accurately reflect reinvestment rates than the arithmetic average method. The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. A combined effective Federal and state income tax rate of 35% has been assumed for the period, resulting in an after-tax yield of 3.3% during the year ended December 31, 1995. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares purchased by the ESOP and the annual release of shares from the suspense account to participants in the ESOP, with respect to the net income per share calculations. As discussed under "Use of Proceeds," the Company intends to retain 50% of the net Conversion proceeds.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with generally accepted accounting principles. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

     The following tables summarize historical data of the Savings Bank and pro forma consolidated data of the Company at or for the year ended December 31, 1995 based on assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the Common Stock following the Conversion. Book value does not give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or the bad debt reserve in liquidation. See "The Conversion--Liquidation Rights". No effect has been given in the tables to the possible issuance of additional shares equal to 10% of the Common Stock to be reserved for future issuance pursuant to the Stock Option Plan, assuming that following the Conversion such Stock Option Plan is adopted by the Board of Directors of the Company and approved by the stockholders. The table below gives effect to the Recognition Plan, which is expected to be adopted (together with the Stock Option Plan) by the Company following the Conversion. If the Recognition Plan is approved by stockholders, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, either through open market purchases or from authorized but unissued shares of Common Stock. The table below assumes that stockholder approval has been obtained, that such shares are purchased in the open market by the Recognition Plan at the Purchase Price. No effect has been given to reflect (i) the Savings Bank's results of operation after the Conversion, (ii) changing market prices of shares of Common Stock after the

Conversion, or (iii) a smaller than 4% purchase by the Recognition Plan. See "Management of the Savings Bank--Benefits--Recognition and Retention Plan and Trust".

                                                             AT OR FOR THE YEAR ENDED DECEMBER 31, 1995
                                               -----------------------------------------------------------------------
                                               850,000 SHARES                      1,150,000 SHARES   1,322,500 SHARES
                                               SOLD AT $10.00   1,000,000 SHARES    SOLD AT $10.00     SOLD AT $10.00
                                                 PER SHARE       SOLD AT $10.00       PER SHARE        PER SHARE (15%
                                                (MINIMUM OF     PER SHARE (MID-      (MAXIMUM OF      ABOVE MAXIMUM OF
                                                   RANGE)       POINT OF RANGE)         RANGE)           RANGE)(6)
                                                   ------       ---------------         ------           ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds...............................     $ 8,500          $10,000             $11,500           $13,225
Less offering expenses and commissions.......     $   475          $   499             $   524           $   551
  Estimated net conversion proceeds..........     $ 8,025          $ 9,501             $10,976           $12,674
Less: Common Stock acquired by ESOP..........     $  (680)         $  (800)            $  (920)          $(1,058)
    Common Stock to be acquired by the
      Recognition Plan.......................     $  (340)         $  (400)            $  (460)          $  (529)
  Estimated adjusted net proceeds(1).........     $ 7,005          $ 8,301             $ 9,596           $11,087
Net income:
  Historical.................................     $   161          $   161             $   161           $   161
  Pro forma income on net proceeds...........     $   231          $   274             $   316           $   365
  Pro forma ESOP adjustment(2)...............     $   (29)         $   (35)            $   (40)          $   (46)
  Pro forma Recognition Plan adjustment(3)...     $   (44)         $   (52)            $   (60)          $   (69)
  Pro forma net earnings(4)..................     $   319          $   348             $   377           $   411
Per share net income:(7)
  Historical.................................     $   .20          $   .17             $   .15           $   .13
  Pro forma income on net proceeds...........     $   .30          $   .30             $   .30           $   .30
  Pro forma ESOP adjustment(2)...............     $  (.04)         $  (.04)            $  (.04)          $  (.04)
  Pro forma Recognition Plan adjustment(3)...     $  (.06)         $  (.06)            $  (.06)          $  (.06)
  Pro forma net income per share(4)..........     $   .40          $   .38             $   .35           $   .34
Stockholders' equity:
  Historical.................................     $ 7,178          $ 7,178             $ 7,178           $ 7,178
  Estimated net proceeds.....................     $ 8,025          $ 9,501             $10,976           $12,674
  Less: Common Stock acquired by ESOP(2).....     $  (680)         $  (800)            $  (920)          $(1,058)
  Less: Common Stock acquired by the
    Recognition Plan(3)......................     $  (340)         $  (400)            $  (460)          $  (529)
  Pro forma stockholders' equity(3)(4)(5)....     $14,183          $15,479             $16,774           $18,265
Stockholders equity per share:
  Historical.................................     $  8.44          $  7.18             $  6.24           $  5.43
  Estimated net proceeds.....................     $  9.44          $  9.50             $  9.54           $  9.58
  Less: Common Stock acquired by ESOP(2).....     $  (.80)         $  (.80)            $  (.80)          $  (.80)
  Less: Common Stock acquired by the
    Recognition Plan(3)......................     $  (.40)         $  (.40)            $  (.40)          $  (.40)
  pro forma stockholders' equity per
    share(3)(4)(5)...........................     $ 16.69          $ 15.48             $ 14.59           $ 13.81
Offering price as a percentage of pro forma
  stockholders' equity per share(3)..........        59.9%            64.6%               68.5%             72.4%
Offering price to pro forma net income per
  share(3)...................................       25.0x            26.3x               28.6x             29.4x

- ---------
(1) Estimated adjusted net proceeds consist of the estimated net Conversion proceeds, minus (i) the proceeds attributable to the purchase by the ESOP and (ii) the value of the shares to be purchased by the Recognition Plan, subject to stockholder approval, after the Conversion at an assumed price of $10.00 per share.

(2) It is assumed that 8% of the shares of Common Stock sold in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. No reinvestment is assumed on the proceeds contributed to fund the ESOP. The Savings Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Savings Bank's total annual payments of the ESOP debt is based upon 15 equal annual installments of principal. For purposes of the foregoing table only the annual principal stated payment on a straight-line-basis is assumed in the calculation of "Pro forma ESOP adjustments". The amount borrowed is reflected as a reduction of stockholders' equity of the Company. The pro forma net income assumes: (i) that the Savings Bank's contribution to the ESOP is equivalent to the principal payment of the debt service on a straight line basis for the year ended December 31, 1995, and was made at the end of the period; (ii) that 4,533, 5,333, 6,133 and 7,053 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 1995 at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations. The effect of any interest payment due on the ESOP loan is not reflected in the foregoing table. It is anticipated that the ESOP loan will incur interest at a rate not to exceed a fair market value interest rate for similar loans. Further, the amortization of the debt service on the ESOP loan may require equal annual payments of principal and interest. Under such circumstances, the shares released from the ESOP suspense account and the pro forma data would differ from that reflected in the foregoing table. SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the American Institute of Certified Public Accountants ("AICPA"), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees from the ESOP. If the shares of Common Stock were to appreciate in value over time, the compensation expense relative to the ESOP will likely increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Accounting Pronouncements" and "Management of the Savings Bank--Benefits--Employee Stock Ownership Plan and Trust".

(3) The adjustment is based upon the assumed additional issuance of 34,000, 40,000, 46,000 and 52,900 shares at the minimum, mid-point, maximum and 15% above the maximum of the Estimated Valuation Range. In calculating the pro forma effect of the Recognition Plan, it is assumed that (i) stockholder approval of the Recognition Plan has been received; (ii) the shares were acquired by the Recognition Plan at the beginning of the period presented in open market purchases at the Purchase Price; and (iii) the amortized expense during the year ended December 31, 1995 was 20% of the amount contributed. The issuance of authorized but unissued shares of the Company's Common Stock, instead of open market purchases, would dilute the interests of existing stockholders by approximately 3.8%, and pro forma net income per share for the year ended December 31, 1995 would be $.39, $.36, $.34 and $.32, and pro forma stockholders' equity per share at December 31, 1995 would be $16.04, $14.88, $14.03 and $13.28, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. There can be no assurance that stockholder approval of the Recognition Plan will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Savings Bank--Benefits--Recognition and Retention Plan and Trust".

(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan. If the Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 85,000, 100,000, 115,000 and 132,250 shares at the minimum, mid-point, maximum and 15% above the maximum of the Estimated Valuation Range, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under such plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock Option Plan, that all the options were exercised at the end of the period at an exercise price of $10.00 per share, pro forma net income per share for the year ended December 31, 1995 would be $.37, $.34, $.32 and $.30, and pro forma stockholders' equity per share at December 31, 1995 would be $16.08, $14.98, $14.17 and $13.46, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. See "Management of the Savings Bank--Benefits--Stock Option Plan", and See "Management Discussion and Analysis of Financial Condition and Results of Operations--Recent Accounting Pronouncements" for discussion of the impact of SFAS No. 123 "Accounting for Stock-Based Compensation" on disclosure of compensation costs starting in fiscal year 1996.

(5) The retained earnings of the Savings Bank will be substantially restricted after the Conversion. See "Dividend Policy" and "The Conversion--Liquidation Rights".

(6) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions prior to the completion of the Conversion or to fill in part, or in whole, the subscription order of the ESOP.

(7) Net income per share computations are determined by taking the number of shares assumed to be sold in the Conversion and, in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release during the respective period. See Note 2 above.

                        REGULATORY CAPITAL REQUIREMENTS

     Federally insured savings institutions are required to maintain minimum levels of regulatory capital. Pursuant to Federal regulations, the OTS has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis. For information concerning the capital requirements applicable to the Savings Bank, see "Regulation--The Savings Bank--Capital Requirements".

     At December 31, 1995, the Savings Bank exceeded all of the capital requirements applicable to it. Set forth below is a summary of the Savings Bank's compliance with the applicable capital standards as of December 31, 1995 on a historical basis and the compliance with applicable capital standards on a pro forma basis assuming (1) the indicated number of shares were sold by the Company as of such date and, (2) the Company purchased all of the capital stock of the Savings Bank issued in the Conversion in exchange for 50% of the net Conversion proceeds at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. The remaining proceeds, net of the amount expected to be borrowed by the ESOP and net of the cost of shares expected to be acquired by the Recognition and Retention Plans, will be retained by the Company. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the Recognition Plans, are deducted from pro forma regulatory capital.

                                                                    PRO FORMA AT DECEMBER 31, 1995
                                     -------------------------------------------------------------------------------------------
                                                                                                              13,225,000 SHARES
                                                                                                                 (15% ABOVE
                  HISTORICAL AT         850,000 SHARES         1,000,000 SHARES        1,150,000 SHARES            MAXIMUM
                DECEMBER 31, 1995     (MINIMUM OF RANGE)     (MID-POINT OF RANGE)     (MAXIMUM OF RANGE)         OF RANGE)(1)
               ------------------    --------------------    --------------------     -------------------    -------------------
                       PERCENT OF              PERCENT OF              PERCENT OF              PERCENT OF             PERCENT OF
               AMOUNT   ASSETS(2)    AMOUNT     ASSETS(2)    AMOUNT     ASSETS(2)    AMOUNT     ASSETS(2)    AMOUNT    ASSETS(2)
               ------   ---------    ------     ---------    ------     ---------    ------     ---------    ------    ---------
                                                             (DOLLARS IN THOUSANDS)
Tangible
 capital:
 (2)
  Requirement. $1,378      1.50%     $ 1,423       1.50%     $ 1,432       1.50%     $ 1,440       1.50%     $ 1,450      1.50%
  Actual...... $7,228      7.87%     $10,221      10.77%     $10,779      11.29%     $11,336      11.81%     $11,978     12.39%
  Excess...... $5,850      6.37%     $ 8,798       9.27%     $ 9,347       9.79%     $ 9,896      10.31%     $10,528      9.39%
Core capital:
 (2)
  Requirement
   (3)........ $2,757      3.00%     $ 2,847       3.00%     $ 2,863       3.00%     $ 2,880       3.00%     $ 2,899      3.00%
  Actual...... $7,228      7.87%     $10,221      10.77%     $10,779      11.29%     $11,336      11.81%     $11,978     12.39%
  Excess...... $4,471      4.87%     $ 7,374       7.77%     $ 7,916       8.29%     $ 8,456       8.81%     $ 9,079      9.39%
Risk-based
 capital:
  Requirement
   (6)........ $3,101      8.00%     $ 3,221       8.00%     $ 3,243       8.00%     $ 3,266       8.00%     $ 3,291      8.00%
  Actual
   (4, 5)..... $7,515     19.39%     $10,508      26.10%     $11,066      27.29%     $11,623      28.47%     $12,265     29.81%
  Excess...... $4,414     11.39%     $ 7,287      18.10%     $ 7,823      19.29%     $ 8,357      20.47%     $ 8,974     21.81%

- ---------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and/or financial conditions prior to the completion of the Conversion or to fill in part, or in whole, the subscription order of the ESOP.

(2) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets. The difference between capital under generally accepted accounting principles ("GAAP") and regulatory tangible and core capital is attributable to $50,000 for the Bank's net unrealized holding gains (losses) on available-for-sale securities to arrive at regulatory tangible and core capital of $7,228,000.

(3) To be "adequately capitalized" for purposes of the OTS' Prompt Corrective Action regulations, core capital generally must be at least 4.0%. See "Regulation--Capital Requirements" and "Regulation--Prompt Corrective Regulatory Action".

(4) Assumes proceeds to the Bank are invested in assets that carry a 50% average risk weighting.

(5) The difference between capital under generally accepted accounting principles and regulatory risk-based capital is attributable to an addition to generally accepted accounting principles capital of $287,000 for the allowance for loan loss and $50,000 for the Bank's net unrealized holding gains (losses) on available-for-sale securities to arrive at regulatory risk-based capital of $7,515,000.

(6) Calculated based on the OTS requirement of 8.0% of risk-weighted assets.

                     PRESTIGE BANK, A FEDERAL SAVINGS BANK

                              STATEMENTS OF INCOME

The following Statements of Income of the Savings Bank for each of the three years in the period ended December 31, 1995, have been audited by Arthur Andersen, LLP, independent certified public accountants, whose report thereon appears elsewhere herein. The Statements of Income should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                                       YEARS ENDED DECEMBER 31,
                                                                     ----------------------------
                                                                      1995       1994       1993
                                                                     ------     ------     ------
                                                                     (IN THOUSANDS)
INTEREST INCOME:
  Interest and fees on loans......................................   $4,289     $3,980     $4,097
  Interest on mortgage-backed securities..........................    1,015      1,023        889
  Interest and dividends on other investment securities...........      335        290        316
  Interest on deposits in other financial institutions............       80         21        108
                                                                     ------     ------     ------
     Total interest income........................................    5,719      5,314      5,410
INTEREST EXPENSE:
  Interest on deposits............................................    3,214      2,464      2,631
  Advances from Federal Home Loan Bank............................      192        156          3
                                                                     ------     ------     ------
     Total interest expense.......................................    3,406      2,620      2,634
                                                                     ------     ------     ------
NET INTEREST INCOME...............................................    2,313      2,694      2,776
PROVISION FOR LOAN LOSSES.........................................       36         36         36
                                                                     ------     ------     ------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...............    2,277      2,658      2,740
OTHER INCOME:
  Fees and service charges........................................      218        219        249
  Losses on sale of mutual fund shares............................        0          0        (14)
  Other income, net...............................................        4         75         75
                                                                     ------     ------     ------
     Total Other Income...........................................      222        294        310
OTHER EXPENSES:
  Salaries and employee benefits..................................    1,016        934        816
  Premises and occupancy costs....................................      315        261        276
  Federal deposit insurance premiums..............................      174        171        149
  Data processing costs...........................................      154        133        130
  Advertising costs...............................................       94        102        113
  Federal Home Loan Bank deposit and demand account charges.......      141        129        115
  ATM transaction fees............................................       86         69         56
  Other expenses..................................................      275        259        258
                                                                     ------     ------     ------
     Total Other Expenses.........................................    2,255      2,058      1,913
                                                                     ------     ------     ------
INCOME BEFORE INCOME TAX EXPENSE..................................      244        894      1,137
INCOME TAX EXPENSE................................................       83        346        452
                                                                     ------     ------     ------
NET INCOME........................................................   $  161     $  548     $  685
                                                                     ======     ======     ======


   The accompanying notes are an integral part of these financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company has only recently been formed and accordingly, has no results of operations. The operating results of the Savings Bank depend primarily upon its net interest income, which is determined by the difference between interest and dividend income on interest-earning assets, principally investment securities and other investments, mortgage-backed securities and loans, and interest expense on interest-bearing liabilities, which consist of deposits and advances from the FHLB of Pittsburgh. The Savings Bank's net income also is affected by its provision for loan losses, as well as the level of its other income, including late charges, and its other expenses, such as salaries and employee benefits, net occupancy and equipment expense, Federal deposit insurance and miscellaneous other expenses, and income taxes.

CHANGES IN FINANCIAL CONDITION

     The Savings Bank's assets increased by $4.1 million or 4.7% from $87.7 million at December 31, 1994 to $91.8 million at December 31, 1995. The increase in total assets was primarily attributable to an increase in consumer loan originations, and an increase in cash and cash equivalents held by the Savings Bank. The Savings Bank's total loans receivable increased by $515,000 or .84% from $61.2 million at December 31, 1994 to $61.7 million at December 31, 1995, attributable to consumer loans, which increased $1.1 million or 24.3%, as the Savings Bank expanded its efforts to attract consumer loans. Cash and cash equivalents increased by $2.9 million or 185.3% between December, 1994 and 1995, attributable to repayments of loans and investments and increased deposits. The increase in deposits during fiscal 1995 was primarily as a result of competitive rates offered by the Savings Bank. The Savings Bank's total deposits increased $5.4 million or 7.2% from $75.3 million at December 31, 1994 to $80.7 million at December 31, 1995. Total equity increased $129,000 or 1.8% to $7.2 million at December 31, 1995, as a result of the Savings Bank's net income for fiscal 1995 less the impact of the valuation of available-for-sale securities pursuant to SFAS No. 115.


     The Savings Bank's assets increased by $5.2 million or 6.3% from $82.5 million at December 31, 1993 to $87.7 million at December 31, 1994. The increase was primarily attributable to a $5.5 million or 9.9% increase in total loans receivable. Funding of these loans was in part from FHLB of Pittsburgh advances, which increased from $461,000 at December 31, 1993 to $4.3 million at December 31, 1994. Total equity increased $528,000 or 8.1% to $7.0 million at December, 1994, as a result of the Savings Bank's net income in fiscal 1994, less the impact of the valuation of available-for-sale securities, pursuant to SFAS No.
115. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Accounting Pronouncements."


OPERATING STRATEGY

     The Savings Bank has experienced a decline in net income since 1992 primarily as a result of general economic conditions and increased competition. Although the Savings Bank's capital ratios have increased over this period, the decrease in net income resulted in lower return on average assets and return on average equity ratios.

     As described in greater detail below, the Savings Bank intends to continue its emphasis on residential mortgage loans. However, as part of its business strategy whereby management intends to increase profitability, the Savings Bank intends to widen its range of lending activities to include small business commercial loans, commercial real estate loans and consumer loans. Although such lending activities entail greater risk than residential mortgage lending, management is willing to accept such risks because of its belief that there are lending opportunities in its market area which are not being currently fulfilled by other financial institutions. In addition, the Savings Bank elected to convert to the stock form whereby the capital raised will be used to fund growth opportunities and to strengthen the capital position of the Savings Bank.

     The Savings Bank experienced increased competition from mortgage brokers and other financial entities for its one-to-four family residential real estate lending activities in the early 1990s. The Savings Bank's total loans receivable attributable to one-to-four family residential loans, which amounted to $55.1 million or 70.5% of assets at December 31, 1991, was $55.4 million at December 31, 1995 but had declined as a percentage of assets to 60.3%. During the same period, the Savings Bank's total loans receivable attributable to commercial, real estate, construction and consumer loans, which amounted to $3.9 million or 5.0% of assets at December 31, 1991, had increased to $6.4 million at December 31, 1995 or 6.9% of assets. At the same time, mortgage-backed securities, which amounted to $9.8 million or 12.6% of assets at December 31, 1991, had increased to $15.8 million or 17.3% of assets at December 31, 1995. Management attributes this shift in asset composition to an increase in deposits over the same period (from $72.5 million at December 31, 1991 to $80.7 million at December 31, 1995) and the need to invest such funds in interest-bearing assets. In addition, management desires to increase the Savings Bank's commercial and consumer loans and mortgage-backed securities to reduce its exposure to interest rate risk. Also, the increase in competition for residential mortgage loans affected the number of loan originations of this type.

     The Savings Bank has recently reduced the percentage of adjustable rate mortgages in its mortgage portfolio. As of December 31, 1995, adjustable rate mortgages constituted 54.0% of the Savings Bank's one-to-four family residential mortgage portfolio and fixed rate mortgages constituted the remaining portion of the Savings Bank's one-to-four family residential mortgage portfolio. Management presently intends to continue to reduce its emphasis on adjustable rate mortgages by providing a broad range of mortgage products with varying maturities. Management may sell some or all of its longer term mortgages in order to reduce interest rate risk.

     The Savings Bank strives to maintain deposits as its primary source of funds to meet loan demand and to maintain outstanding loan balances. Investment securities and mortgage-backed securities are acquired when the Savings Bank has excess cash and when management believes the yields and the maturities are attractive. Excess cash (cash in excess of vault cash and other operating cash needs) are deposited in an interest bearing demand deposit account with the FHLB of Pittsburgh. Cash and cash equivalents typically decline in periods of high loan demand and increase in periods of reduced loan demand. In periods of very heavy loan demand the Savings Bank will borrow from the FHLB of Pittsburgh to satisfy loan demand and repay such borrowings from subsequent loan payments or increased deposits.

     Management's strategy in the past few years has been to invest the funds received from the repayments and prepayments of loans and mortgage-backed securities into short-term, liquid investments. As a result of this strategy, cash and cash equivalents were $4.4 million or 4.8% of total assets at December 31, 1995. In the longer term, the Savings Bank anticipates using a significant portion of these funds and the proceeds from the Conversion to fund fixed-rate or adjustable-rate mortgage loans with various maturities and, depending upon then current interest rates and management's estimate of how such rates merit change, purchasing mortgage-backed securities with various maturities. Although this strategy will have the effect of increasing the Savings Bank's interest rate exposure, management believes that the increased earnings potential offsets this increased interest rate risk.

     Management has promoted one-to-four family residential mortgage loans with fixed interest rates to 15 year terms or less whenever possible. Management continues to offer adjustable rate mortgage loans ("ARMs") for one-to-four family residential mortgages. U.S. Government and U.S. Government agency securities and mortgage-backed securities are purchased with contract maturities up to 15 years upon terms which securities management believes are attractive because of yield, call features to the security or market conditions. The Savings Bank has increased its exposure to consumer loans which combine higher yields and lower average loan maturities. The Board of Directors intends to continue the strategy set forth above and will also attempt to increase commercial and consumer loans. The foregoing investment strategy is based on the Board of Directors' assessment of future economic conditions and is necessarily subject to change. The Savings Bank cannot state with any certainty the aggregate amount of funds that it will invest pursuant to this strategy generally or in any particular maturity category.

ASSET AND LIABILITY MANAGEMENT

     The principal objective of the Savings Bank's asset and liability management function is to evaluate the interest-rate risk included in its asset and liability mix to determine the level of risk appropriate given the Savings Bank's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with Board approved guidelines. The Savings Bank concentrates on maintaining a sufficient deposit base to fund loan activities and securities investments. A large core deposit base (defined as demand deposit accounts, passbook savings accounts and money market savings accounts) provides the Savings Bank with a lower cost source of funds relative to its alternative principal borrowing sources, i.e., advances from the FHLB of Pittsburgh. Management calculates its cost of funds monthly and chooses interest-bearing assets in excess of its average cost of funds at the time. In periods of relatively low interest rates the Savings Bank may price its certificates of deposit in excess of its competition to attract and maintain deposits and avoid borrowing from the FHLB of Pittsburgh or selling investment securities to maintain liquidity needs. This strategy will result in periods of reduced net interest income and net income if the Savings Bank is unable to invest deposits in interest-bearing assets with sufficient yield to maintain its average interest rate spread between its assets and liabilities. See "--Operating Strategy". The Savings Bank seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing dates. The Savings Bank's actions in this regard are taken under the guidance of the Asset/Liability Committee ("ALCO"), which is comprised of Messrs. Stiver, Zyla and Hein. The ALCO reviews, among other things, the sensitivity of the Savings Bank's asset and liabilities to interest rate changes, unrealized gains and losses, purchase activity and maturities of all interest bearing assets and liabilities. In connection therewith, the ALCO generally reviews the Savings Bank's liquidity, cash flow needs, maturities of investments, deposits and borrowings and current market conditions and interest rates. The Chief Financial Officer and President of the Savings Bank has authority to adjust pricing weekly with respect to the Savings Bank's retail deposits.

     As discussed under "Regulation--The Savings Bank--Capital Requirements", the OTS is in the process of implementing an interest rate risk component ("IRR") into its risk-based capital rules, which is designed to calculate on a quarterly basis the extent to which the value of an institution's assets and liabilities would change if interest rates increase or decrease. The effectiveness of these requirements has been postponed several times and recently the Director of the OTS indicated that no institution will be required to deduct capital for interest rate risk until further notice. The IRR component has been proposed to be a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets would have required the institution to deduct from its capital 50% of that excess change. The following table presents the Savings Bank's NPV as of December 31,

1995, as calculated by the OTS in accordance with its suspended proposal, based on information provided to the OTS by the Savings Bank.

                                    NET PORTFOLIO VALUE (NPV)
                                      (DOLLARS IN THOUSANDS)
                            ------------------------------------------
    CHANGES IN RATES           NPV                      PERCENT CHANGE
      (EXPRESSED AS         EXPRESSED                    OF ESTIMATED
      BASIS POINTS            IN $       $ CHANGE(1)        NPV(2)        NPV RATIO(3)    CHANGE(4)
      ------------            ----       -----------        ------        ------------    ---------
+400.....................    $5,660       $-2,818            -33%            6.39%        -265 bp
+300.....................    $6,621       $-1,858            -22%            7.35%        -169 bp
+200.....................    $7,429       $-1,049            -12%            8.12%         -92 bp
+100.....................    $8,057       $  -421             -5%            8.69%         -35 bp
   0.....................    $8,478                                          9.04%
- -100.....................    $8,842       $   364             +4%            9.33%         +29 bp
- -200.....................    $8,793       $   315             +4%            9.21%         +17 bp
- -300.....................    $8,687       $   208             +2%            9.04%          +0 bp
- -400.....................    $8,931       $   453             +5%            9.20%         +16 bp

- ---------

(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.

(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.

(3) Calculated as the estimated NPV divided by the present value of the Savings Bank's assets.

(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Savings Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Savings Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Savings Bank's net interest income and will differ from actual results.

     Based upon the above calculations, the Savings Bank believes that it would not have had to deduct any amount from its regulatory capital as of December 31, 1995, if such regulation had been effective as of such date. Management uses the NPV and the IRR rule as an additional tool to evaluate the Savings Bank's asset and liability position.

RESULTS OF OPERATIONS

     AVERAGE BALANCES, INTEREST INCOME, INTEREST EXPENSE AND YIELDS EARNED AND RATES PAID. The following table sets forth, for the periods and at the date indicated, information regarding the Savings Bank's average balance sheet. Information is based on average daily balances during the periods presented.


                                                                     YEAR ENDED DECEMBER 31,
                       AT        ------------------------------------------------------------------------------------------------
                   DECEMBER 31,
                      1995                   1995                              1994                              1993
                  ------------   ----------------------------      ----------------------------      ----------------------------
                     AVERAGE                          AVERAGE                           AVERAGE                           AVERAGE
                     YIELD/      AVERAGE              YIELD/       AVERAGE              YIELD/       AVERAGE              YIELD/
                      RATE       BALANCE   INTEREST    RATE        BALANCE   INTEREST    RATE        BALANCE   INTEREST    RATE
                      ----       -------   --------   -------      -------   --------   -------      -------   --------   -------
Interest-earning
 assets:
  Investment
   securities
   (1)..........      5.21%      $ 6,562    $  335      5.11%     $ 6,277    $  290      4.62%      $ 5,303     $  316      5.96%
                      ----       -------    ------    ------      -------    ------    ------       -------     ------    ------
  Loans
   receivable
   (2):
    Real estate
     loans......       7.2%      $56,655    $3,937      6.95%     $54,664    $3,734      6.83%      $51,889     $3,893      7.50%
    Consumer....      6.78%      $ 4,983    $  352      7.06%     $ 3,838    $  246      6.41%      $ 3,052     $  204      6.68%
 Mortgage-backed
     securities
     (1)........      6.32%      $16,363    $1,015      6.20%     $17,495    $1,023      5.85%      $14,988     $  889      5.93%
    Other
     interest-
     earning
     assets.....      5.66%      $ 1,345    $   80      5.95%     $   681    $   21      3.08%      $ 3,401     $  108      3.18%
    Total
     interest-
     earning
     assets.....      6.85%      $85,908    $5,719      6.66%     $82,955    $5,314      6.41%      $78,633     $5,410      6.88%
Noninterest-
 earning
 assets.........        --       $ 2,962        --        --      $ 2,272        --        --       $ 2,212         --        --
                                 -------                          -------                           -------
    Total
     assets.....        --       $88,870        --        --      $85,227        --        --       $80,845         --        --
                                 -------                          -------                           -------
Interest-bearing
 liabilities:
  Deposits......      4.29%      $77,711    $3,214      4.14%     $74,315    $2,464      3.32%      $73,584     $2,631      3.58%
  FHLB
   advances.....      6.25%      $ 3,078    $  192      6.24%     $ 3,194    $  156      4.88%      $    76     $    3      3.96%
                      ----                            ------                           ------
 Total
  interest-
  bearing
  liabilities...      4.37%      $80,789    $3,406      4.22%     $77,509    $2,620      3.38%      $73,660     $2,634      3.58%
                      ----       -------    ------    ------      -------    ------    ------       -------     ------    ------
Noninterest-
 bearing
 liabilities:...        --       $   952        --        --      $   922        --        --       $ 1,019         --        --
                                 -------                          -------                           -------
  Total
  liabilities...        --       $81,741        --        --      $78,431        --        --       $74,679         --        --
                                 -------                          -------                           -------
Equity..........        --       $ 7,129        --        --      $ 6,796        --        --       $ 6,166         --        --
                                 -------                          -------                           -------
  Total
   liabilities
   and equity...        --       $88,870        --        --      $85,227        --        --       $80,845         --        --
                                 -------                          -------                           -------
Net
interest-earning
 assets.........        --       $ 5,119        --        --      $ 5,546        --        --       $ 4,973         --        --
                                 -------                          -------                           -------
Net interest
 income/interest
 rate spread....      2.48%          --     $2,313      2.44%          --    $2,694      3.03%           --     $2,776      3.30%
                      ----                  ------    ------                 ------    ------
Net yield on
 interest-
 earning assets
 (3)............        --           --         --      2.69%          --        --      3.25%           --         --      3.53%
                                                      ------                           ------
Ratio of average
 interest-
 earning assets
 to average
 interest-
 bearing
 liabilities....        --           --         --    106.34%          --        --    107.03%           --         --    106.75%


- ---------

(1) The average yield for investment securities including held to maturity and available for sale is based upon historical amortized cost balances

(2) Includes non-performing loans

(3) Net interest income divided by interest-earning assets

     RATE/VOLUME ANALYSIS. A savings association typically acquires funds in the form of deposits and loans from the FHLB. A savings association then pays interest on such deposits and advances. In turn, a savings association will lend these funds to third parties or purchase investment securities which generate interest income for the savings association. A savings association also operates in an environment of changing interest rates and fluctuating volumes of deposits, advances from third parties, loans made to third parties and securities bought, sold or repaid. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Savings Bank's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume
multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume.

                                                         YEAR ENDED DECEMBER 31,
                           -----------------------------------------------------------------------------------
                                        1995 VS. 1994                               1994 VS. 1993
                           ---------------------------------------     ---------------------------------------
                              INCREASE                                    INCREASE
                             (DECREASE)                                  (DECREASE)
                               DUE TO                     TOTAL            DUE TO                     TOTAL
                           ---------------    RATE/      INCREASE      ---------------    RATE/      INCREASE
                           RATE     VOLUME    VOLUME    (DECREASE)     RATE     VOLUME    VOLUME    (DECREASE)
                           -----    ------    ------    ----------     -----    ------    ------    ----------
                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable,
   net..................   $  90     $209      $10        $ 309       $(357)    $261      $(21)      $(117)
  Mortgage-backed
   securities...........   $  62     $(66)     $(4)       $  (8)      $ (13)    $149      $ (2)      $ 134
  Investment
   securities...........   $  30     $ 13      $ 2        $  45       $ (71)    $ 58      $(13)      $ (26)
  Other interest-earning
   assets...............   $  19     $ 21      $19        $  59       $  (3)    $(86)     $  2       $ (87)
                           -----     ----      ---        -----       -----     ----      ----       -----
    Total interest-
     earning assets.....   $ 201     $177      $27        $ 405       $(444)    $382      $(34)      $ (96)
                           -----     ----      ---        -----       -----     ----      ----       -----
Interest-bearing
 liabilities:
  Deposits..............   $ 609     $113      $28        $ 750       $(191)    $ 26      $ (2)      $(167)
  FHLB advances.........   $  44     $ (6)     $(2)       $  36       $   0     $122      $ 31       $ 153
  Total interest-bearing
   liabilities..........   $ 653     $107      $26        $ 786       $(191)    $148      $ 29       $ (14)
                           -----     ----      ---        -----       -----     ----      ----       -----
Increase (decrease) in
 net interest income....   $(452)    $ 70      $ 1        $(381)      $(253)    $234      $(63)      $ (82)
                           -----     ----      ---        -----       -----     ----      ----       -----

     NET INCOME. The Savings Bank reported net income of $161,000, $548,000 and $685,000 for the fiscal years ended December 31, 1995, 1994 and 1993, respectively. For fiscal 1995, the $387,000 decrease in net income compared with fiscal 1994 is primarily attributable to a $381,000 or 14.1% decrease in net interest income, a $72,000 or 24.5% decrease in other income and a $197,000 or a 9.6% increase in other expenses which was partially offset by a $263,000 or a 76.0% decrease in income tax expense. For fiscal 1994, the $137,000 decrease in net income compared with fiscal 1993 was attributable to a $82,000 or 3% decrease in net interest income and a $16,000 or 5.2% decrease in other income and a $145,000 or 7.6% increase in other expenses, which was partially offset by a $106,000 or 23.5% decrease in income tax expense.

     NET INTEREST INCOME. Net interest income before provision for loan losses amounted to $2.3 million during fiscal 1995, compared to $2.7 million in fiscal 1994 and $2.8 million during fiscal 1993. During fiscal 1995, the $381,000 or 14.1% decrease from fiscal 1994 was attributable to a $786,000 or 30% increase in total interest expense, which was partially offset by a $405,000 or 7.6% increase in total interest income. During fiscal 1994, the $82,000 or 3% decrease in net interest income compared with fiscal 1993 was attributable to a $96,000 or 1.8% decrease in total interest income, which more than offset a $14,000 or 0.5% decrease in total interest expense.

     The $381,000 reduction in total interest income during the year ended December 31, 1995 over the prior comparable period was primarily due to a $786,000 or 30% increase in total interest expense incurred by the Savings Bank for the fiscal year ending December 31, 1995. This increase was caused by a $750,000 or 30.4% increase in interest paid on deposits. While average daily deposits for the Savings Bank rose from $74.3 million in 1994 to $77.7 million in 1995, the average daily yield earned by depositors increased from 3.32% to 4.14%. In addition, during fiscal 1995, the Savings Bank decreased borrowings from the FHLB of Pittsburgh by $1.3 million by year end, however due to the increased rates offered by the FHLB of Pittsburgh during 1995, the Savings Bank incurred $36,000 of additional interest expense on FHLB of Pittsburgh advances as compared to fiscal 1994.

     The increase in interest expense in 1995, compared with 1994, was primarily a result of an increase in the Savings Bank's cost of funds from 3.38% to 4.22%. This increase of 84 basis points resulted from an increase in general market rates on deposits and advances from the FHLB of Pittsburgh and a shift to certificates of deposits from passbook and money market accounts. This increase was the primary reason for the decline in the net interest rate spread and net interest margin to 2.44% and 2.69%, respectively, for the year ended December 31, 1995 compared with a net interest rate spread and net interest margin of 3.02% and 3.25%, respectively, for the year ended December 31, 1994.

     Total interest income decreased by $96,000 or 1.8% during fiscal 1994 over fiscal 1993, primarily due to a $117,000 or 2.9% decrease in interest and fees earned on loans and a $87,000 or 80.6% decrease in interest on other interest-bearing deposits in other financial institutions. The reduction in interest and fees on loans is due primarily to lagging indices for adjustable rate mortgages. The reduction in interest on other interest-bearing deposits in other financial institutions is due to a decrease in cash reserves of the Savings Bank. The average yield earned on interest-earning assets was 6.41% in 1994 compared with 6.88% in 1993.

     Total interest expense decreased by $14,000 or 0.5%, during fiscal 1994 compared with fiscal 1993, as the result of lower rates paid by the Savings Bank on deposits. In addition, during fiscal 1994, the Savings Bank increased borrowings from the FHLB of Pittsburgh by $3.8 million and incurred $153,000 of additional interest expense on FHLB of Pittsburgh advances as compared to fiscal 1993. The decrease in the Savings Bank's cost of funds was primarily the result of a decrease in market interest rates which more than offset a $586,000 increase in deposits and $3.8 million increase in advances.

     PROVISION FOR LOAN LOSSES. The Savings Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, the volume and type of lending presently being conducted by the Savings Bank, industry standards, past due loans, economic conditions in the Savings Bank's market area generally and other factors related to the collectibility of the Savings Bank's loan portfolio. For each of the three years ended December 31, 1995, provisions for loan losses were $36,000. During fiscal 1995, the Savings Bank charged $53,000 against the allowance for loan losses to reduce the carrying value of the Savings Bank's interest in a commercial loan participation and two residential mortgage loans. At December 31, 1995, the Savings Bank's allowance for loan losses amounted to 93.79% of total non-performing loans and .46% of total loans receivable. Management and the directors of the Savings Bank believe that the provisions for loan losses are adequate. See "Business of the Savings Bank--Asset Quality--Non-Performing Assets" and "--Allowance for Loan Losses".


     The Savings Bank calculates expected loan losses using a formula approach based primarily upon historical experience and current economic conditions. Although management utilizes its best judgment in providing for losses, there can be no assurance that the Savings Bank will not have to increase its provisions for loan losses in the future as a result of future increases in non-performing loans or for other reasons, which could adversely affect the Savings Bank's results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's provision for loan losses and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination. The Savings Bank was last examined by the OTS as of September 30, 1995.


     OTHER INCOME. Total other income, net amounted to $222,000 for the year ended December 31, 1995, a decrease of $72,000 or 24.5% from the $294,000 earned in fiscal 1994. The primary reason for the decrease was a $28,000 one-time charge for a loss on the sale of the former Mt. Oliver office and a $7,000 write off of equipment and other assets. In addition, 1994 other income, net included a gain of $35,000 as the result of a legal settlement. Disregarding these one-time postings, core other income remains relatively stable. See "Business of the Savings Bank--Asset Quality--Non-Performing Assets".

     Total other income amounted to $294,000 for the year ended December 31, 1994, compared to $310,000 during fiscal 1993. Other income, net in 1993 included a gain of $35,000 as a result of interest on a tax settlement and a mutual fund loss on sale of $14,000. Adjusting for the 1993 and 1994 one-time postings, core other income decreased by $30,000. The primary reason for the decrease was a reduction in automated teller interchange fees.

     OTHER EXPENSES. Total other expenses amounted to $2.3 million for the year ended December 31, 1995, an increase of $197,000 or 9.6% from the $2.1 million incurred in fiscal 1994. The increase is primarily attributable to increases in salaries and employee benefits, which increased by $82,000 or 8.8%. Approximately $60,000 of this increase was due to salary costs which increased due to the hiring of three additional employees and the annual wage increases provided to the Savings Bank's employees. The increase is also attributable to increases in premises and occupancy costs, which increased during 1995 by $54,000 or 20.7%. The increase in premises and occupancy costs during 1995 was due primarily to increased depreciation for equipment. Data processing costs climbed in 1995 by $21,000 to $154,000 for a total percentage increase of 15.8% over 1994 costs due mainly to the addition of monthly wide area network telephone line charges.



     Total other expenses amounted to $2.1 million for the year ended December 31, 1994, an increase of $145,000 or 7.6% from the $1.9 million incurred in fiscal 1993. This increase in total other expenses during fiscal 1994 was primarily due to additional salary, employee benefits and FDIC premium increases. During the year ended December 31, 1994 the Savings Bank experienced a $53,000 increase in salaries and a $61,000 increase in employee benefits. The increase in salaries was due to the hiring of two new employees and the annual wage increases provided to the Savings Bank's employees. $31,000 of the $61,000 increase in employee benefits was due to the increase of net periodic pension expense from $36,000 to $67,000.


     INCOME TAXES. For the fiscal years ended December 31, 1995, 1994 and 1993, the Savings Bank incurred income tax expense of $83,000, $346,000 and $452,000. The effective tax rate was 34.1% during the year ended December 31, 1995, compared to 38.7% during the year ended 1994, and 39.8% in fiscal 1993. For further information, see Note 10 of the Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     Cash flows are categorized as to whether they relate to the operating, investing or financing activities of the Savings Bank. Cash flow from operating activities includes net income plus or minus non-cash income statement items. Cash flow from investing activities includes proceeds from the sale or maturity of investment securities, principal payments collected on loans and mortgage-backed and related securities, loan originations and purchases of investments and mortgage backed and related securities. Cash flow from financing activities includes the increase or decrease in deposits, borrowings and escrows. The amount of principal repayments on loans and mortgage-backed and related securities are heavily influenced by the general level of interest rates in the economy. During period in which the Savings Bank is unable to originate a sufficient amount of loans that it intends to retain, such as adjustable rate mortgage loans and other loans with shorter terms and during periods of high principal repayments, the Savings Bank will increase liquid assets, with remaining amounts invested in U.S. Government and federal agency securities and mortgage-backed and related securities.

     Net cash used by operating activities for the year ended December 31, 1995 was approximately $5,000 whereas for year ended December 31, 1994, the cash provided from operations was $920,000. The decrease of $925,000 in cash provided from operations during 1995 was primarily due to the $387,000 decrease in net income and the $419,000 decrease in other liabilities.


     Net cash used by investing activities decreased from $5.8 million in 1994 to $1.3 million in 1995. The primary reason for this $4.5 million or 77.6% decrease was due to diminished loan origination activity. During 1995 the Savings Bank's new loan originations were only $795,000 in excess of their loan payments, while in 1994, the Savings Bank's loan originations exceeded the loan payments by $5.6 million. This decrease in loan originations was a combination of decreased loan demand and increased competition.


     While net cash provided by financing activities decreased $200,000 from $4.4 million to $4.2 million, two offseting factors took place. Overall, during 1995, the Savings Bank's deposits rose by $5.4 million while there was a shift from core deposits to certificates of deposit. Because of the increased level of deposits, the Savings Bank repaid certain of its advances with the FHLB of Pittsburgh.

     The Savings Bank's primary sources of funds are deposits, repayments, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. The Savings Bank manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable by its Board of Directors. In addition, the Savings Bank invests in short-term interest-earning assets which provides liquidity to meet lending requirements. The Savings Bank has also utilized advances from the FHLB of Pittsburgh, and currently maintains a total line of credit of $8.6 million with the FHLB of Pittsburgh, which line of credit will expire January 2, 1997 absent further extension. See "Business of the Savings Bank--Sources of Funds".


     Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, interest bearing deposits with other institutions (including the FHLB of Pittsburgh), U.S. Treasury, U.S. Government agencies and other qualified investments. On a longer-term basis, the Savings Bank maintains a strategy of investing in various mortgage-backed securities and other investment securities and lending products as described in greater detail under "Business of the Savings Bank". During the year ended December 31, 1995, the Savings Bank used its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed securities. The Savings Bank has outstanding various commitments (i.e. one-to-four family loan commitments, credit card limits and commercial loans commitments) to extend credit approximating $1.5 million as of December 31, 1995. Certificates of deposit scheduled to mature in one year or less at December 31, 1995 totalled $29.2 million.

     The Savings Bank experienced a growth in liquidity during the past year as interest rates declined, investing in U.S. Government and U.S. Government agency securities with shorter maturities and, more recently, cash and cash equivalents, including FHLB of Pittsburgh demand deposit accounts. Cash and cash equivalents have increased significantly, by $2.9 million or 185.3% between December 31, 1994 and December 31, 1995. As of December 31, 1995, cash and cash equivalents amounted to $4.4 million or 4.8% of assets, of which $3.6 million was invested in interest bearing accounts with the FHLB of Pittsburgh withdrawable on demand. The Savings Bank's investment securities (including mortgage-backed securities) have a slight increase in dollar amount over the last few years, from $22.3 million or 25.4% of assets at December 31, 1994 to $22.6 million or 24.6% of assets at December 31, 1995. As of December 31, 1995, $2.8 of such investment securities (including mortgage-backed securities) mature within one year or less and $11.2 have maturities of five years or less. While reducing the Savings Bank's interest-rate risk, these short-term investments have had a negative effect on the Savings Bank's net interest margin, which has declined from 3.25% for the year ended December 31, 1994 to 2.69% for the year ended December 31, 1995.

     Management of the Savings Bank believes that the Savings Bank has adequate resources, including principal prepayments and repayments of loans, mortgage-backed securities and maturing investments, to fund all of its commitments to the extent required. Management believes that a significant portion of maturing deposits will remain with the Savings Bank. See Note 7 of the Notes to Financial Statements.

     The Savings Bank is required by the OTS to maintain average daily balances of liquid assets and short-term liquid assets (as defined) in amounts equal to 5% and 1%, respectively, of net withdrawable deposits and borrowings payable in one year or less to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The liquidity requirements may vary from time to time at the direction of the OTS depending upon economic conditions and deposit flows. The Savings Bank's average monthly liquidity ratio and short-term liquid assets at December 31, 1995 was 20.5% and 9.0%, respectively.

     As of December 31, 1995, the Savings Bank had regulatory capital which was in excess of applicable limits. See "Regulatory Capital Requirements".

     The Company, as a separately incorporated holding company, initially will have no significant operations other than serving as sole stockholder of the Savings Bank. On an unconsolidated basis, the Company initially shall have no paid employees. The Company's assets will consist of its investment in the Savings Bank, its receivable from the ESOP and the net proceeds retained from the Conversion. See "Use of Proceeds". Its sources of income will consist of earnings from the investment of such funds and interest from the ESOP obligation. The only expenses expected to be incurred initially by the Company will relate to its reporting obligations under the Exchange Act and related expenses as a publicly traded company. The Company will be directly reimbursed by the Savings Bank for all such expenses. Management believes that the Company currently has adequate liquidity available to respond to its obligations.

IMPACT OF INFLATION AND CHANGING PRICES

     The Financial Statements of the Savings Bank and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Savings Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

RECENT ACCOUNTING PRONOUNCEMENTS

     In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," affecting the accounting for investments in debt and certain equity securities, which are to be classified into one of three categories. Securities which management has positive intent and ability to hold until maturity are to be classified as held-to-maturity and reported at amortized cost. Securities that are bought and held principally for the purpose of selling them in the near term are to be classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. All other securities are to be classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity until realized. SFAS No. 115 was effective for fiscal years beginning after December 15, 1993. Upon initial adoption of SFAS No. 115 the Savings Bank classified all mutual fund investments as investments available for sale. Additionally until late 1995, these mutual fund shares were the only investment securities held as available for sale as of December 31, 1994. During the period from November 15, 1995 to December 31, 1995 FASB permitted a financial institution to re-evaluate its investment portfolio and reclassify securities listed as held to maturity as then available for sale. The Savings Bank elected to reclassify $6.3 million of investment securities as available for sale. At the time of any reclassification of a security a gain or loss on the current value of the security is recorded in accordance with SFAS No. 115. See Notes 1 and 2 of the Notes to Financial Statements.

     In May 1993, the FASB also issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". In October 1994 the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure". Each SFAS was effective for fiscal years beginning after December 15, 1994. The statements establish accounting measurement' recognition and reporting standards for impaired loans. SFAS No. 114, as amended by SFAS No. 118, provides that a loan is impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due according to the contractual terms (both principal and interest). SFAS No. 114, as amended by SFAS No. 118, requires that when a loan is impaired, impairment should be measured based on the present value of the expected cash flows, discounted at the loan's effective interest rate. If the loan is collateral dependent, as a practical expedient, impairment can be based on a loan's observable market price or the fair value of the collateral. The value of the loan is adjusted through a valuation allowance created through a charge against income. Loans that were treated as in-substance foreclosures under previous accounting pronouncements are considered to be impaired loans and remain in the loan portfolio under SFAS No. 114, as amended by SFAS No. 118.

     The Savings Bank's policy is separately to review each of their commercial loans in order to determine if a loan is impaired. The Savings Bank also has identified two pools of small-dollar-value homogeneous loans which are evaluated collectively for impairment. These separate pools are for residential mortgage loans and for consumer loans. As facts, such as a significant delinquency in payments of ninety days or more, a bankruptcy or other circumstances, become known on specific loans within either loan pool, individual loans are reviewed and are removed from the pool if deemed to be impaired.

     The Savings Bank considers its specifically-identified impaired loans to be collateral dependent; therefore, the fair value of the collateral of the impaired loans is evaluated in measuring the impairment. For its two loan pools, the Savings Bank calculates expected loan losses using a formula approach based primarily upon historical experience and current economic conditions. The Savings Bank's policy is to recognize interest on a cash basis for impaired loans and to charge-off impaired loans when deemed uncollectible.

     The adoption of these standards at January 1, 1995 resulted in loans totaling $391,000 being specifically identified as impaired and an allocation being made of the existing allowance for loan losses of approximately $27,000. At December 31, 1995, the Savings Bank had loans totaling $306,000 specifically identified as impaired. No specific allocation of the allowance for loan losses was deemed necessary for these impaired loans.

     The average recorded balance for impaired loans during 1995 was $406,000 and $34,000 of interest income was recognized during the time within the period that the loans was impaired. For these same loans, the interest income recognized on a cash basis during the period of impairment was $34,000.

     In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes," relating to the method of accounting for income taxes. Implementation of SFAS No. 109 was required for fiscal years beginning after December 15, 1992. SFAS No. 109 requires companies to take into account changes in tax rates when valuing the deferred income tax amounts recorded on the balance sheet. SFAS No. 109 also requires that deferred taxes be provided for all temporary differences between the carrying amounts of existing assets and liabilities for financial statement and tax purposes. SFAS 109 also requires that a deferred tax liability be recognized with regard to the portion of a savings institution's bad debt reserves which is in excess of the balance of the institution's bad debt reserves as of the end of the last taxable year beginning before the 1988 base year. Section 585(b)(2) of the Code provides that an institution may maintain its bad debt reserve at the level that it had attained in its base year, or, if the amount of loans and mortgage-backed securities ("Qualifying Assets") outstanding at the close of the current year is less than the amount of Qualifying Assets at the close of the base year, the amount which bears the same ratio to the Qualifying Assets at the close of the present year as the balance of the reserve at the close of the base year bears to the amount of Qualifying Assets at the close of the base year. As of December 31, 1995, the amount of the Savings Bank's Qualifying Assets was less than the balance of Qualifying Assets as of December 31, 1987. See "Summary--Prestige Bank, A Federal Savings Bank".

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", establishing financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this statement had been adopted. The accounting requirements of this statement are effective for transactions entered into for fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. Management of the Savings Bank has not completed an analysis of the potential effects of this Statement on its financial condition or results of operations or method of adoption since it does not presently have such plans.

     In November 1993, the AICPA issued SOP 93-6, Employers' Accounting for Employee Stock Ownership Plans, which was required effective for fiscal years beginning after December 15, 1993. SOP 93-6 requires the application of its guidance for shares acquired by ESOPs after December 31, 1992 but not yet committed to be released as of the beginning of the year SOP 93-6 is adopted and the beginning of each year thereafter. SOP 93-6 has, among other things, changed the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that fair value of the Company's ESOP shares differ from the cost of such shares, this differential will be charged or credited to equity. Employers with internally leveraged ESOPs such as the Company will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt from the employer as a liability. For information on the pro forma effect of the ESOP on the Company's results of operations and stockholders' equity assuming the application of SOP 93-6, see "Pro Forma Data." For additional information on the ESOP, see "Management of the Savings Bank--Benefits--Employee Stock Ownership Plan and Trust".

                          BUSINESS OF THE SAVINGS BANK

LENDING ACTIVITIES

     GENERAL. The Savings Bank's lending operations follow the traditional pattern of primarily emphasizing the origination of one-to-four family residential loans for portfolio retention and to a substantially lesser degree, the origination of commercial real estate loans, construction loans on residential properties and consumer loans, including home equity or home improvement loans, automobile loans, student loans, credit card loans and cash collateral personal loans.

     At December 31, 1995, the Savings Bank's total loans portfolio amounted to $61.7 million, or 67.2% of total assets at that date. The Savings Bank has traditionally concentrated its lending activities on one-to-four family residential mortgages in its primary market. Consistent with its lending orientation, $55.4 million or 89.7% of the Savings Bank's total loan portfolio consisted of one-to-four family residential loans at December 31, 1995. Management intends that one-to-four family residential mortgage loans will be the primary lending activity of the Savings Bank.

     Consumer loans, which are of shorter maturity and at higher margins above cost of funds, have risen from $3.4 million at December 31, 1993, to $5.6 million at December 31, 1995. Each of the foregoing figures shows gross loan receivables with no allocation for bad debt reserve or other contra accounts. Management has sought through the promotion of automobile, student and home equity loans to increase outstanding consumer loans. The percentage of consumer loans against total loan receivables has changed from 6.2% at December 31, 1993, to 9.0% at December 31, 1995. Management is committed to increase consumer loans but no assurances can be given that this policy will be successful.

     The Savings Bank anticipates that it will pursue the growth of its commercial loan portfolio during 1996. Management of the commercial loan portfolio will be assigned initially to existing officers of the Savings Bank. The Savings Bank anticipates that if the growth of the commercial loan portfolio is consistent with management's goals, the Savings Bank will hire a commercial loan officer to supervise relations with commercial loan customers and to work on the origination of additional commercial loans.

     The Savings Bank's primary market area consists of southern and southwestern portions of Allegheny County and, to a lesser extent, Washington and Westmoreland Counties. All of the Savings Bank's residential mortgage loans are secured by properties located in Pennsylvania, and a substantial portion of the real estate mortgage loans are secured by properties located within the Savings Bank's primary market area.

     LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of the Savings Bank's loan portfolio by type of loan at the dates indicated.


                                                            AS OF DECEMBER 31
                                    -----------------------------------------------------------------
                                          1995                    1994                    1993
                                    -----------------       -----------------       -----------------
                                    AMOUNT       %          AMOUNT       %          AMOUNT       %
                                    -------    ------       -------    ------       -------    ------
                                                         (DOLLARS IN THOUSANDS)
Real estate loans
  One-to-four family(1)..........   $55,367     89.68%      $55,304     90.33%      $51,038     91.65%
  Construction...................   $     0      0.00%      $   715      1.17%      $   372      0.67%
  Commercial real estate.........   $   793      1.28%      $   733      1.20%      $   845      1.52%
                                    -------    ------       -------    ------       -------    ------
     Total.......................   $56,160     90.96%      $56,752     92.70%      $52,255     93.84%
                                    -------    ------       -------    ------       -------    ------
Commercial loans.................   $    22      0.04%      $     0      0.00%      $     0      0.00%
Consumer loans
  Home equity loans & lines......   $ 2,053      3.33%      $ 1,694      2.77%      $ 1,137      2.04%
  Student loans..................   $ 2,220      3.60%      $ 2,080      3.40%      $ 1,601      2.88%
  Automobile loans...............   $   713      1.15%      $   253      0.41%      $   132      0.24%
  Other consumer loans...........   $   569      0.92%      $   443      0.72%      $   559      1.00%
                                    -------    ------       -------    ------       -------    ------
     Total.......................   $ 5,555      9.00%      $ 4,470      7.30%      $ 3,429      6.16%
                                    -------    ------       -------    ------       -------    ------
Total loans receivable(1)........   $61,737    100.00%      $61,222    100.00%      $55,684    100.00%
                                    -------    ------       -------    ------       -------    ------
  Less:
  Allowance for loan losses......   $   287                 $   303                 $   268
  Loans in process...............   $     0                 $   232                 $   278
  Deferred loan fees.............   $    42                 $    52                 $    71
                                    -------                 -------                 -------
Loans receivable, net............   $61,408                 $60,635                 $55,067
                                    -------                 -------                 -------


- ---------

(1) Includes non-performing loans.

     CONTRACTUAL MATURITIES. The following table sets forth the scheduled contractual maturities of the Savings Bank's loan portfolio at December 31, 1995. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less. The amounts shown for each period do not take into account loan prepayments and normal amortization of the Savings Bank's loan portfolio.

                                                        AT DECEMBER 31, 1995
                                                           (IN THOUSANDS)
                                 -------------------------------------------------------------------
                                 ONE-TO-FOUR      COMMERCIAL
                                   FAMILY         REAL ESTATE      COMMERCIAL   CONSUMER     TOTAL
                                 -----------      -----------      ----------   --------     -----
     1 year or less...........     $   259                             --        $  290     $   549
     After 1 year through
       5 years................     $ 6,248           $192             $22        $2,963     $ 9,425
     More than
       5 years................     $48,860           $601              --        $2,302     $51,763
Total amounts due.............     $55,367           $793              22        $5,555     $61,737
                                   -------           ----             ---        ------     -------
Interest rate terms on amounts
  due after 1 year:
     Fixed....................     $25,216           $610               0        $3,561     $29,387
     Adjustable/Floating......     $29,892           $183              22        $1,704     $31,801
                                   -------           ----             ---        ------     -------

     Scheduled contractual repayment of loans does not reflect the expected term of the Savings Bank's loan portfolio. The expected average life of loans is substantially less than their contractual terms because of prepayments and due-on-sale clauses, which give the Savings Bank the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher-yielding loans are repaid or refinanced at lower rates.

     LOAN ORIGINATION, PURCHASE AND SALES ACTIVITY. The following table shows the loan origination, purchase and sale activity of the Savings Bank during the periods indicated.

                                                                         YEAR ENDED DECEMBER 31
                                                                         ----------------------
                                                                          1995          1994
                                                                         -------       -------
                                                                            (IN THOUSANDS)
Total loans at beginning of period....................................   $61,222       $55,684
Loan originations:
     Real estate
          One-to-four family..........................................   $ 5,852       $11,979
          Commercial real estate......................................   $    --       $    --
          Construction................................................   $    --       $   925
                                                                         -------       -------
               Total real estate loans originated.....................   $ 5,852       $12,904
                                                                         -------       -------
     Commercial loans.................................................   $    23       $    --
     Consumer loans
          Home equity loans and lines of credit.......................   $ 1,079       $ 1,081
          Student loans...............................................   $   473       $   643
          Automobile loans............................................   $   652       $   216
          Other consumer loans........................................   $   524       $   207
                                                                         -------       -------
               Total consumer loans originated........................   $ 2,728       $ 2,147
                                                                         -------       -------
          Total loans originated......................................   $ 8,603       $15,051
                                                                         -------       -------
Deduct:
     Principal loan repayments and prepayments........................   $(7,960)      $(9,499)
     Transferred to real estate owned.................................   $  (128)      $   (14)
                                                                         -------       -------
Subtotal:.............................................................   $(8,088)      $(9,513)
                                                                         -------       -------
Net increase in loans.................................................   $   515       $ 5,538
                                                                         -------       -------
Total loans at end of period..........................................   $61,737       $61,222
                                                                         -------       -------


     Interest rates at the beginning of 1995 were high, which is normally a busier time for loan originations. During periods of higher interest rates, borrowers tend to borrow only if necessary. In contrast, 1994 began the year with more favorable rates, hence, over 60% of mortgage originations occurred during the first half of 1994.


     Applications for residential mortgage and consumer loans are taken at any of the Savings Bank's offices, while commercial loan, commercial real estate loan and construction loan applications are referred to the President of the Savings Bank. Residential mortgage loan applications are primarily developed from referrals from real estate brokers and builders, existing customers and walk-in customers. Commercial real estate loan and construction loan applications are obtained primarily from previous borrowers as well as referrals. Commercial loan applications arise from referrals at this time.

     The Savings Bank's lending policies allow all one-to-four residential mortgage loans $50,000 or less to be approved with two signatures of the President, Executive Vice President and/or the Chairman of the Board. One-to-four residential mortgage loans in excess of $50,000 are presented to the Loan Committee which consists of a member of management and two outside directors. Commercial loan applications under $25,000 may be approved with the signatures of two of the loan officers designated by the President or the Loan Committee. The Loan Committee has been authorized by the Board to grant loans up to $250,000, with loans in excess of this amount required to be presented to the full Board for review and approval. It has been the practice of the Savings Bank's management to present all mortgage loans which are not single-family residential loans to the Loan Committee and/or the Board of Directors for review and approval, and to have the Board of Directors review any loan application which would exceed $250,000. Under applicable regulations, the maximum amount of loans that the Savings Bank may make to any one borrower, including related entities, is limited to 15% of unimpaired capital and surplus, which legal lending limit amounted to $1.1 million at December 31, 1995. As of December 31, 1995, the Savings Bank had 4 loans outstanding with principal balances in excess of $225,000. The Savings Bank's largest loan outstanding was a $383,000 commercial real estate loan located in the City of Pittsburgh, Allegheny County, Pennsylvania. The Savings Bank's second largest loan as of such date was a $256,000 one-to-four family residential mortgage loan located in Upper St. Clair Township, Allegheny County, Pennsylvania. The Savings Bank's third largest loan as of such date was a $236,000 one-to-four family residential mortgage real estate loan located in Peters Township, Washington County, Pennsylvania. The Savings Bank's fourth largest loan as of such date was a $228,000 one-to-four family residential mortgage loan in Upper St. Clair Township, Allegheny County, Pennsylvania. All of these loans were performing in accordance with their terms as of December 31, 1995.

     Historically, the Savings Bank has originated substantially all of the loans retained in its portfolio. Although the Savings Bank has not been a seller of loans in the secondary market, substantially all of the residential real estate loans originated by the Savings Bank have been under terms, conditions and documentation which permit their sale to the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC").

     The Savings Bank currently is not a purchaser of residential or consumer loans. There are no current intentions to begin purchasing loans. The Savings Bank has previously purchased loan participations secured primarily by commercial real estate located in Pennsylvania and Ohio. Such loans were presented to the Savings Bank from contacts primarily at other financial institutions, particularly those which have previously done business with the Savings Bank. At December 31, 1995, $218,000 or .35% of the Savings Bank's total loans receivable consisted of participation interests in two loans purchased from other financial institutions. During 1995, the Savings Bank wrote-off one other commercial loan participation and transferred the interest to the classification "other real estate owned" and valued the asset in accordance with an appraisal at $39,000. See "--Non-Performing Assets". At December 31, 1995, neither of the remaining commercial loan participations were classified as non-performing.

     REAL ESTATE LENDING STANDARDS. Effective March 19, 1993, all financial institutions were required to adopt and maintain comprehensive written real estate lending policies that are consistent with safe and sound banking practices. These lending policies must reflect consideration of the Interagency Guidelines or Real Estate Lending Policies adopted by the Federal banking agencies in December 1992 ("Real Estate Lending Guidelines"). The Real Estate Lending Guidelines set forth uniform regulations prescribing standards for real estate lending. Real estate lending is defined as the extension of credit secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate, regardless of whether a lien has been taken on the property.

     The policies must address certain lending considerations set forth in the Real Estate Lending Guidelines, including loan-to-value ("LTV") limits, loan administration procedures, underwriting standards, portfolio diversification standards, and documentation, approval and reporting requirements. These policies must also be appropriate to the size of the institution and the nature and scope of its operations, and must be reviewed and approved by the institution's board of directors at least annually. The LTV ratio framework, with a LTV ratio being the total amount of credit to be extended divided by the appraised value of the property at the time the credit is originated, must be established for each category of real estate loans. If not a first lien, the lender must combine all senior liens when calculating this ratio. The Real Estate Lending Guidelines, among other things, establish the following supervisory LTV limits: land development (75%); construction, commercial and non-residential (80%); improved property (80%) and one-to-four family residential (owner occupied) (no maximum ratio; however any LTV ratio in excess of 90% should require appropriate insurance or readily marketable collateral). Consistent with its lending philosophy, the Savings Bank's LTV limits are generally more restrictive than those in the Real Estate Lending Guidelines; construction and land development (75%); residential properties (90% in the case of one-to-four family owner-occupied residences); and commercial real estate (75%). The Savings Bank requires private mortgage insurance on any residential conventional mortgage loan that exceeds an 90% LTV ratio. While the ratios reflected above reflect the range of desired LTV ratio coverages, the Savings Bank will evaluate each applicant and the collateral to secure the loan on a case-by-case basis.

     ONE-TO-FOUR FAMILY RESIDENTIAL REAL ESTATE LOANS. The Savings Bank has historically concentrated its lending activities on the origination of loans secured primarily by first mortgage liens on existing one-to-four family residences located within its market. At December 31, 1995, $55.4 million or 89.7% of the Savings Bank's total loan portfolio consisted of one-to-four family residential real estate loans, substantially all of which are conventional loans.

     The Savings Bank historically has and continues to emphasize the origination of fixed-rate mortgage loans with terms of up to 15 years and adjustable rate mortgage loans ("ARMs") up to 30 years which provide for periodic adjustments to the interest rate applicable to the loan. The ARMs currently held by the Savings Bank have up to 30-year terms and an interest rate which adjusts every one or three years in accordance with a designated index. Such loans have a 2% cap on any increase or decrease in the interest rate per period, and there is currently a limit of 4% to 6% on the amount that the interest rate can change over the life of the loan. To attract ARMs from time to time, the Savings Bank will offer initial interest rates below market loan rates. ARMs generally pose greater credit risk than fixed loans primarily because as interest rates rise, the required periodic payment by the borrower will rise, increasing the potential for default.

     At December 31, 1995, approximately $25.5 million or 46.0% of the one-to-four family residential loans in the Savings Bank's loan portfolio consisted of loans which provide for fixed rates of interest. Although these loans generally provide for repayments of principal over a fixed period of 5 to 30 years, it is the Savings Bank's experience that because of prepayments and due-on-sale clauses, such loans generally remain outstanding for a substantially shorter period of time.

     Property appraisals on the real estate and improvements securing the Savings Bank's one-to-four family residential loans are made by independent appraisers approved by the Savings Bank's Board of Directors. Appraisals are performed in accordance with Federal regulations and policies. The Savings Bank obtains title insurance policies on most first mortgage real estate loans originated by it. If title insurance is not obtained or is unavailable, the Savings Bank obtains an abstract of title and title opinion. Borrowers also must obtain hazard insurance prior to closing and, when required by the United States Department of Housing and Urban Development, flood insurance. Borrowers are not required to escrow funds for real estate taxes but may elect to escrow funds with each monthly payment or principal and interest to a loan escrow account from which the Savings Bank makes disbursements for items such as real estate taxes as they become due.

     COMMERCIAL REAL ESTATE LOANS. On a very limited basis, the Savings Bank originates mortgage loans for the acquisition and refinancing of commercial real estate properties (including multi-family complexes). At December 31, 1995, $575,000 or .93% of the Savings Bank's total loan portfolio consisted of loans secured by existing commercial real estate properties and an additional $218,000 or .35% of the total loan portfolio consisted of commercial real estate participations. At December 31, 1995, the Savings Bank's commercial real estate loan portfolio consisted of 5 loans (including 2 commercial participations) with an average principal balance of $159,000.

     The Savings Bank's commercial real estate loans are secured by apartment complexes, developed residential lots and small retail establishments. The Savings Bank's commercial real estate loan portfolio consists primarily of loans secured by properties located in Pennsylvania and Ohio.

     Although terms vary, commercial real estate loans generally are amortized over a period of 10 to 15 years. The Savings Bank's commercial real estate loans (and loan participations) have a weighted average maturity of 12.15 years at December 31, 1995. The Savings Bank will originate these loans either with fixed interest rates or with interest rates which adjust in accordance with a designated index, which generally is negotiated at the time of origination. It is also the Savings Bank's general policy to obtain personal guarantees on its commercial real estate loans from the principals of the borrower and, when this cannot be obtained, to impose more stringent loan-to-value and other underwriting requirements.

     COMMERCIAL LOANS. At December 31, 1995, $22,000 or .04% of the Savings Bank's total loan portfolio consisted of loans classified as commercial loans. The Savings Bank's commercial loans can be secured or unsecured depending upon the size of the loan and the credit analysis by the Savings Bank of the potential borrower. Lines of credit in excess of $25,000 are generally secured by a pledge of accounts receivable and inventory. The Savings Bank's commercial loan portfolio consists of borrowers primarily located in Western Pennsylvania.

     Commercial loans generally have shorter terms and higher interest rates than residential mortgage loans but generally involve more credit risk than residential mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. Fixed equipment may depreciate in value quicker than the principal repayment of the loan. Accounts receivable may prove to be difficult or impossible to collect in sufficient amounts to repay a line of credit. Inventory may disappear due to loss or theft or may decline in value due to age or change in market conditions. The Savings Bank's evaluation of the creditworthiness of a borrower, or the value of a borrower's collateral, may fail to fully assess the risk of the loan in question and lead to a loss.

     CONSTRUCTION LOANS. The Savings Bank will occasionally originate loans to construct primarily one-to-four family residences, and, to a much lesser extent, loans to acquire and develop real estate for construction of residential and commercial properties. These construction lending activities generally are limited to the Savings Bank's primary market area. At December 31, 1995, the Savings Bank had no construction loans outstanding.

     Prior to making a commitment to fund a construction loan, the Savings Bank's policy requires an appraisal of the property by independent appraisers approved by the Board of Directors. The Savings Bank uses qualified appraisers on all of its construction loans. Designated employees of the Savings Bank also review and inspect each project at the commencement of construction. In addition, the project is inspected by designated inspectors of the Savings Bank prior to every disbursement of funds during the term of the construction loan. Such inspection includes a review for compliance with the construction plan, including materials specifications.

     Construction lending is generally considered to involve a higher level of risk as compared to one-to-four family residential lending for existing units, due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on real estate developers and managers. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. The Savings Bank has attempted to minimize the foregoing risks by, among other things, limiting the extent of its construction lending generally, by limiting its construction lending to residential properties and by emphasizing construction loans for residences extended to the individuals who will occupy the constructed home. In addition, the Savings Bank has adopted underwriting guidelines which impose stringent loan-to-value, debt service and other requirements for loans which are believed to involve higher elements of credit risk, by limiting the geographic area in which the Savings Bank will do business and by working with builders with whom it has established relationships or which have quality reputations.

     CONSUMER LOANS. The Savings Bank also offers automobile loans, home equity loans and lines of credit, student loans, deposit account secured loans and unsecured consumer loans. Automobile loans amounted to $713,000 or 1.2% of the total loans receivable at December 31, 1995. Home equity loans and lines of credit amounted to $2.1 million or 3.3% of the total loans receivable at December 31, 1995. The student loan balance amounted to $2.2 million or 3.6% of the total loans receivable as of such date, deposit account secured loans had outstanding balances of $478,000 or .8% of total loans receivables as of such date and unsecured personal loans stood at $91,000 or .2% of total loans receivables as of such date.

     Automobile loans are secured by a lien on the title of the financed vehicle. The terms of the loan may not exceed 60 months. Rates on automobile loans may be fixed or floating. As of December 31, 1995, the entire automobile loan portfolio had fixed rate contracts. Automobile loans involve higher risk since the collateral rapidly depreciates. Defaults during the early months of the loan will likely result in a loss of principal due to the reduced value of the vehicle and the costs of repossession and sale. Automobile loans may be granted for up to 100% of the purchase price.

     The Savings Bank's home equity loans and lines of credit are secured by the underlying equity in the borrower's home. Home equity loans generally have fixed interest rates and terms of five to 15 years. Home equity lines of credit generally have variable interest rates based on the prime rate and terms of 5 to 15 years. The Savings Bank's home equity loans and home equity lines of credit require loan-to-value ratios of 100% or less after taking into consideration the first mortgage loan.

     The student loans made by the Savings Bank are guaranteed and serviced by the Pennsylvania Higher Education Assistance Agency. A deposit account secured loan is collateralized by deposits equal to no more than 90% of the principal balance of the loans. Unsecured personal loans depend solely on the creditworthiness of the borrower.

     In December 1995 the Savings Bank began issuing consumer credit cards to its existing customer base.

     Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral.

ASSET QUALITY

     When a borrower fails to make a required payment on a loan, the Savings Bank attempts to cure the deficiency by contacting the borrower and seeking the payment. Late notices are sent and/or personal contacts are made. In most cases, deficiencies are cured promptly. While the Savings Bank generally prefers to work with borrowers to resolve such problems, when a loan becomes 60 days delinquent the loan is classified as substandard and presented to the Classification Committee for evaluation. Following such evaluation if the loan continues to be delinquent past 90 days the Savings Bank institutes foreclosure, repossession, setoff or other proceedings, as necessary, to minimize any potential loss.

     Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. The Savings Bank does not accrue interest on loans past due 90 days or more.

     Real estate acquired by the Savings Bank as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When a property is acquired, it is recorded at the lower of cost or fair value minus estimated cost to sell the property. Fair value is generally determined through the use of independent appraisals. Any write-downs resulting at acquisition are charged to the allowance for loan losses. All costs incurred in maintaining the Savings Bank's interest in the property are capitalized between the date the loan becomes delinquent and the date of acquisition. After the date of acquisition, all costs incurred in maintaining the property are expenses and costs incurred for the improvement or development of such property are capitalized.

     Under generally accepted accounting principles, the Savings Bank is required to account for certain loan modifications or restructurings as "troubled debt restructurings". In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if the Savings Bank for economic or legal reasons related to the borrower's financial difficulties grants a concession to the borrower that the Savings Bank would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings, however, and troubled debt restructurings do not necessarily result in non-accrual loans. For the year ended December 31, 1995, the Savings Bank had no troubled debt restructurings and had no interest income arising from troubled debt restructuring.

     DELINQUENT LOANS. The following table sets forth information concerning delinquent loans at the dates indicated, in dollar amounts and as a percentage of each category of the Savings Bank's loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.


                                DECEMBER 31, 1995                                           DECEMBER 31, 1994
             --------------------------------------------------------    --------------------------------------------------------
                                                        90 DAYS OR                                                  90 DAYS OR
                30-59 DAYS          60-89 DAYS           GREATER            30-59 DAYS          60-89 DAYS           GREATER
             ----------------    ----------------    ----------------    ----------------    ----------------    ----------------
                     PERCENT             PERCENT             PERCENT             PERCENT             PERCENT             PERCENT
                     OF LOAN             OF LOAN             OF LOAN             OF LOAN             OF LOAN             OF LOAN
             AMOUNT  CATEGORY    AMOUNT  CATEGORY    AMOUNT  CATEGORY    AMOUNT  CATEGORY    AMOUNT  CATEGORY    AMOUNT  CATEGORY
             ------  --------    ------  --------    ------  --------    ------  --------    ------  --------    ------  --------
                                                            (DOLLARS IN THOUSANDS)
Real estate
 loans:
 One-to-four
  family
  residences. $2,076   3.75%     $ 621     1.12%     $ 306      .55%     $4,361     7.88%     $ 214      .39%     $ 338      .61%
 Commercial.. $    0      0%     $   0        0%     $   0        0%     $    0         %     $   0         %     $  53     7.23%
Consumer
 loans:...... $   86   1.55%     $   1      .02%     $   0        0%     $  144     3.22%     $   0        0%     $   0        0%
              ------   ----      -----     ----      -----      ---      ------     ----      -----      ---      -----     ----
  Total...... $2,162             $ 622               $ 306               $4,504               $ 214               $ 391
              ------             -----               -----               ------               -----               -----


     NON-PERFORMING ASSETS. The following table sets forth the amounts and categories of the Savings Bank's non-performing assets at the dates indicated. The Savings Bank had no loans during the periods indicated below which should be classified as troubled debt restructurings.


                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                        1995     1994     1993
                                                                        ----     ----     ----
                                                                        (DOLLARS IN THOUSANDS)
Non-accruing loans:
One-to-four family residential(1)....................................   $306     $338     $351
Commercial participations(2).........................................     --     $ 53       --
                                                                        ----     ----     ----
     Total nonperforming loans.......................................   $306     $391     $351
                                                                        ----     ----     ----
Real estate owned....................................................   $ 42     $ --     $ --
                                                                        ----     ----     ----
     Total nonperforming assets......................................   $348     $391     $351
                                                                        ====     ====     ====
Total nonperforming loans as a percentage of total loans.............   .50%     .64%     .63%
Total nonperforming assets as a percentage of total assets...........   .38%     .45%     .43%


- ---------

(1) Consists of an aggregate of 8, 12 and 10 loans at December 31, 1995, 1994 and 1993, respectively.

(2) Consists of 1 loan at December 31, 1994.

     The Savings Bank's total non-performing assets have declined from $391,000 or .45% of total assets at December 31, 1994 to $348,000 or .38% of total assets at December 31, 1995. The $43,000 decrease in total non-performing assets between December 31, 1994 and 1995 principally reflects charge-offs against the allowance for loan losses.

     At December 31, 1995 and at December 31, 1994, approximately $22,000 and $19,000 in interest income, respectively, would have been recorded in the period then ended on loans accounted for on a non-accrual basis if such loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination if held for part of the period. The Savings Bank had no accruing loans greater than 90 days delinquent.

     ALLOWANCE FOR LOAN LOSSES. An allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Allowances for loan losses are based on estimated net realizable value. Management's periodic evaluation is based upon examination of the loan portfolio, past loss experience, current economic conditions, the results of the most recent regulatory examinations, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. In addition, there can be no assurance that bank regulators will agree with the Savings Bank on the systematic methodology for determining the adequacy of the allowance for loan losses during future examination. The Savings Bank could be required to increase its allowance for loan losses, thereby negatively affecting the Savings Bank's financial condition and earnings at that time.

     The following table summarizes changes in the allowance for loan losses and other selected statistics for the periods presented.

                                                                   YEAR ENDED DECEMBER 31,
                                                             -----------------------------------
                                                              1995          1994          1993
                                                             -------       -------       -------
                                                                   (DOLLARS IN THOUSANDS)
Average total loans.......................................   $61,638       $58,502       $54,941
Allowance for loan losses, beginning of year..............   $   303       $   268       $   233
Charged-off loans(1)......................................   $   (53)      $    (1)      $    (3)
Recoveries on loans previously charged off................   $     1       $     0       $     2
Provision for loan losses.................................   $    36       $    36       $    36
Allowance for loan losses, end of period..................   $   287       $   303       $   268
Net loans charged-off to average loans....................       .09%         0.00%         0.01%
Allowance for loan losses to total loans..................       .46%          .49%          .48%
Allowance for loan losses to nonperforming loans..........     93.79%        77.49%        76.36%

- ---------

(1) Consists of $23,000 of commercial real estate loans and $30,000 of one-to-four family residential loans in 1995; consists of $1,000 of consumer loans in 1994; and consists of $3,000 of consumer loans in 1993.

     The Savings Bank's management is unable to determine in what loan category future charge-offs and recoveries may occur. The following schedule sets forth the allocation of the allowance for loan losses among various categories. This allocation is based upon historical experience. The entire allowance for loan losses is available to absorb future loan losses in any loan category.


                                                                    DECEMBER 31,
                   --------------------------------------------------------------------------------------------------------------
                                  1995                                  1994                                  1993
                   ----------------------------------    ----------------------------------    ----------------------------------
                               % OF       % OF LOANS                 % OF       % OF LOANS                 % OF       % OF LOANS
                              RESERVE       IN EACH                 RESERVE       IN EACH                 RESERVE       IN EACH
                             TO TOTAL     CATEGORY TO              TO TOTAL     CATEGORY TO              TO TOTAL     CATEGORY TO
                   AMOUNT     RESERVE     TOTAL LOANS    AMOUNT     RESERVE     TOTAL LOANS    AMOUNT     RESERVE     TOTAL LOANS
                   ------    --------     -----------    ------    --------     -----------    ------    --------     -----------
                                                               (DOLLARS IN THOUSANDS)
Real Estate:
  One-to-four
   family,
   commercial real
   estate,
   participation,
   construction
   and other real
   estate.........  $207        72.13%        90.96%      $224        73.93%        92.70%      $188        70.15%        93.84%
Commercial:           --           --           .04%        --           --            --         --           --            --
Consumer:
  Automobile, home
   equity,
   student, share
   and other
   consumer.......  $ 80        27.87%         9.00%      $ 79        26.07%         7.30%      $ 80        29.85%         6.16%
                    ----       ------        ------       ----       ------        ------       ----       ------        ------
    Total.........  $287       100.00%       100.00%      $303       100.00%       100.00%      $268       100.00%       100.00%
                    ====       ======        ======       ====       ======        ======       ====       ======        ======


     Effective December 21, 1993, the OTS, in conjunction with the Office of the Comptroller of the Currency, the FDIC and the Federal Reserve Board, issued an Interagency Policy Statement on the Allowance for Loan and Lease Losses ("Policy Statement"). The Policy Statement, which effectively supersedes previous OTS proposed guidance, includes guidance (i) on the responsibilities of management for the assessment and establishment of an adequate allowance and (ii) for the agencies' examiners to use in evaluating the adequacy of such allowance and the policies utilized to determine such allowance. The Policy Statement also sets forth quantitative measures for the allowance with respect to assets classified substandard and doubtful, described below, and with respect to the remaining portion of an institution's loan portfolio. Specifically, the Policy Statement sets forth the following quantitative measures which examiners may use to determine the reasonableness of an allowance: (i) 50% of the dollar value of the portfolio that is classified doubtful must be accounted for in the allowance of the institution; (ii) 15% of the dollar value of the portfolio that is classified substandard must be accounted for in the allowance of the institution; (iii) for the portions of the portfolio that have not been classified (including loans designated special mention), estimated credit losses over the upcoming twelve months based on facts and circumstances available on the evaluation date must be accounted for in the allowance of the institution, and (iv) in the cases where the institution has an insufficient basis for determining this amount, an examiner may use industry average net charge-off rate for nonclassified loans and leases (based on a study of the Federal Reserve Board a rate of .50% for risk-weighted "pass" loans and 3% for special mention loans is acceptable). While the Policy Statement sets forth this quantitative measure, such guidance is not intended as a "floor" or "ceiling".

     Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, Federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss". Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified as loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. At December 31, 1995, the Savings Bank had $306,000 of assets classified as "substandard" (all of which are set forth under "Non-Performing Assets" above) and no assets classified as "doubtful", "loss" or "special mention".

INVESTMENT ACTIVITIES

     GENERAL. The Savings Bank's investment activities are managed by the President with the assistance of other senior officers designated by the Board of Directors. These activities are conducted in accordance with a written investment policy which is reviewed and approved by the Board of Directors at least annually. The Savings Bank's Asset and Liability Committee has been designated to work with management and the Board to implement and achieve the investment plan goals and to report at least quarterly to the Board in conjunction with its review of the Savings Bank's overall gap and interest rate risk position. As reflected in its investment policy, the Savings Bank's investment objective is to maintain a balance of high quality and diversified investments with a minimum of credit risk. Accordingly, the Savings Bank seeks a competitive return from its investments, but the rate of return is only one consideration which is weighed against the Savings Bank's other goals and objectives of liquidity and operating in a manner deemed by the Board to reflect safety and soundness.


     CASH AND CASH EQUIVALENTS. Cash and cash equivalents increased by $2.9 million or 185.3% from fiscal 1994 to fiscal 1995. Most of this increase occurred during the fourth quarter when the Savings Bank experienced an increase in deposits. These funds were deposited in interest-bearing FHLB of Pittsburgh accounts pending the decision of management as to how to invest these sums. The Savings Bank has experienced an increased mortgage demand during the first quarter of 1996 and will use much of these deposits to fund mortgages. Other funds will be invested in the capital markets in U.S. Government and Federal Agency Securities. At December 31, 1995, cash and cash equivalents amounted to $4.4 million or 4.8% of total assets. The largest component in this category, which accounted for the majority of the increase during the period, is interest bearing deposits in banks, which amounted to $3.6 million at December 31, 1995. All such deposits were made with the FHLB of Pittsburgh.


     INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES. The Savings Bank has authority to invest in various types of assets. The Savings Bank's Investment Committee appointed by the Board are authorized by the Board to: purchase or sell U.S. Government securities and securities issued by agencies thereof; purchase, sell or trade any securities qualifying as eligible liquidity; purchase mortgage-related securities; purchase participations in the secondary mortgage market; invest in repurchase agreements secured by securities eligible for investment by the Savings Bank; invest in mutual funds restricted to authorized investments; invest in deposits with the FHLB of Pittsburgh and other authorized investments; invest in various corporate securities and bonds that have at least an "AA" rating by Standard & Poor's; and invest in various other mutual funds and certain equity issues as authorized by the Board. The Board does not permit investments in highly speculative securities.

     The Savings Bank's investments are all classified as "held to maturity" or "available for sale" upon acquisition based upon the Savings Bank's intent and ability to hold such investments to maturity at the time of investment in accordance with generally accepted accounting principles. The investment securities and mortgage-backed securities of the Savings Bank which are classified as "held to maturity" are carried at amortized cost, with any discount or premium amortized to maturity. The investment securities and mortgage-backed securities of the Savings Bank which are classified as "available for sale" are carried at fair value and are repriced quarterly. All mutual fund investments are classified as investments available for sale. During the period from November 15, 1995 to December 31, 1995 FASB permitted a financial institution to re-evaluate its investment portfolio and reclassify securities listed as held to maturity as then available for sale. The Savings Bank used this period to reclassify $6.3 million of investment securities as available for sale. At the time of any reclassification of a security a gain or loss on the current value of the security is recorded in accordance with SFAS No. 115. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Recent Accounting Pronouncements" and Notes 1 and 2 of the Notes to Financial Statements.

     The Savings Bank maintains a portfolio of mortgage-backed securities as a means of investing in housing-related mortgage instruments without the costs associated with originating mortgage loans for portfolio retention and with limited credit risk of default which arises in holding a portfolio of loans to maturity. Mortgage related securities (which also are known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Savings Bank. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the Government National Mortgage Association ("GNMA").

     The FHLMC is a public corporation chartered by the U.S. Government and owned by the 12 Federal Home Loan Banks and Federally insured savings institutions. The FHLMC issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for conventional mortgage loans. The FNMA guarantees the timely payment of principal and interest on FNMA securities. FHLMC and FNMA securities are not backed by the full faith and credit of the United States, but because the FHLMC and FNMA are U.S. Government sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks. The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. GNMA securities are backed by FHA-insured and VA-guaranteed loans, and the timely payment of principal and interest on GNMA securities are guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government. Because the FHLMC, the FNMA and the GNMA were established to provide support for low-and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. For example, the FNMA and the FHLMC currently limit their loans secured by a single-family, owner-occupied residence to $203,000. To accommodate larger-sized loans, and loans that, for other reasons, do not conform to the agency programs, a number of private institutions have established their own home-loan origination and securitization programs.

     Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed rate or adjustable rate, as well as repayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.

     Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans. Mortgage-backed securities issued or guaranteed by FNMA or FHLMC (except interest-only securities or the residual interests in collateralized mortgage obligations) are weighted at no more than 20% for risk-based capital purposes, compared to a weight of 50% to 100% for residential loans. See "Regulation--The Savings Bank--Capital Requirements".

     The following tables set forth certain information relating to the Savings Bank's investment and mortgage-backed securities portfolio at the dates indicated:

                                                       DECEMBER 31,
                          ----------------------------------------------------------------------
                                  1995                     1994                     1993
                          --------------------     --------------------     --------------------
                           AMORTIZED    % OF        AMORTIZED    % OF        AMORTIZED    % OF
                             COST       TOTAL         COST       TOTAL         COST       TOTAL
                          -----------  -------     -----------  -------     -----------  -------
                          (DOLLARS IN THOUSANDS)
HELD TO MATURITY
Investment securities:
U.S. Government
  securities...........    $   3,502    100.00%     $   2,497     55.55%     $      --        --%
Federal agency
  obligations..........    $      --        --%     $   1,998     44.45%     $   4,005     77.39%
Marketable equity
  securities(1)........    $      --        --%     $      --        --%     $   1,170     22.61%
     Total investment
       securities......    $   3,502    100.00%     $   4,495    100.00%     $   5,175    100.00%
Average remaining
  contractual life of
  investment
  securities...........    2.50 yrs.                2.54 yrs.                2.38 yrs.
Mortgage-backed
  securities:
     GNMA..............    $   1,584     13.69%     $   1,783     10.72%     $   2,118     11.90%
     FHLMC.............    $   9,841     85.04%     $  13,221     79.49%     $  14,862     83.54%
     FNMA..............    $     147      1.27%     $   1,628      9.79%     $     812      4.56%
     Total mortgage-
       backed
       securities......    $  11,572    100.00%     $  16,632    100.00%     $  17,792    100.00%

- ---------

(1) Consists of shares in the Ivy Short-Term Bond Fund, a registered open-end diversified investment company.

                                                       DECEMBER 31,
                          ----------------------------------------------------------------------
                                  1995                     1994                     1993
                          --------------------     --------------------     --------------------
                           AMORTIZED    % OF        AMORTIZED    % OF        AMORTIZED    % OF
                             COST       TOTAL         COST       TOTAL         COST       TOTAL
                          -----------  -------     -----------  -------     -----------  -------
                                                  (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE
Investment securities:
Federal agency
  obligations..........    $   1,999     60.83%     $      --        --%     $      --        --%
Marketable equity
  securities(1)........    $   1,287     39.17%     $   1,219    100.00%     $      --        --%
     Total investment
       securities......    $   3,286    100.00%     $   1,219    100.00%     $      --        --%
Average remaining
  contractual life of
  investment
  securities...........    2.75 yrs.                      N/A                       --
Mortgage-backed
  securities:
     FHLMC.............    $   2,930     67.87%     $      --        --%     $      --        --%
     FNMA..............    $   1,387     32.13%     $      --        --%     $      --        --%
     Total mortgage-
       backed
       securities......    $   4,317    100.00%     $      --        --%     $      --        --%

- ---------

(1) Consists of shares in the Ivy Short-Term Bond Fund, a registered open-end diversified investment company.

     The composition and maturities of the investment securities portfolio by contractual maturity are indicated in the following table:

                                                            DECEMBER 31, 1995
                         ---------------------------------------------------------------------------------------
                         LESS THAN     1 TO 3       3 TO 5        OVER          TOTAL INVESTMENT        CARRYING
                          1 YEAR        YEARS        YEARS       5 YEARS           SECURITIES            VALUE
                         ---------    ---------    ---------    ---------    -----------------------    --------
                         AMORTIZED    AMORTIZED    AMORTIZED    AMORTIZED    AMORTIZED
                           COST         COST         COST         COST         COST       FAIR VALUE
                         ---------    ---------    ---------    ---------    ---------    ----------
                                                       (DOLLARS IN THOUSANDS)
U.S. government
  securities and
  federal agency
  obligations.........    $1,500       $1,999       $2,002         $0          $5,501       $5,491       $5,462
Marketable equity
  securities (1)......    $1,287                                   $0          $1,287       $1,258       $1,258
Total investment
  securities..........    $2,787       $1,999       $2,002         $0          $6,788       $6,749       $6,720
Weighted average
  yield...............     4.68%        4.70%        5.87%         0%           5.04%          N/A          N/A

The weighted yield for investment securities including held to maturity and available for sale is based upon historical amortized cost balances.
- ---------

(1) Consists of shares in the Ivy Short-Term Bond Fund, a registered open-end diversified investment company.

     The Bank's investment securities portfolio at December 31, 1995 did not contain securities of any issuer with an aggregate book value in excess of 10% of the Savings Bank's equity, excluding those issued by the United States Government or its agencies.

     The following table sets forth the final contractual maturities of the Savings Bank's mortgage-backed securities at December 31, 1995.

                                                                 DUE IN
             ---------------------------------------------------------------------------------------------------------------
             LESS THAN      1 TO 3       3 TO 5       5 TO 10     10 TO 20      OVER 20      DECEMBER 31, 1995      CARRYING
               1 YEAR        YEARS        YEARS        YEARS        YEARS        YEARS         AMORTIZED COST        VALUE
             ---------     ---------    ---------    ---------    ---------    ---------    --------------------    --------
                           AMORTIZED    AMORTIZED    AMORTIZED    AMORTIZED    AMORTIZED    AMORTIZED     FAIR
                             COST         COST         COST         COST         COST         COST        VALUE
                           ---------    ---------    ---------    ---------    ---------    ---------    -------
                                                       (DOLLARS IN THOUSANDS)
GNMA......       $0         $    0       $    0       $  0         $    0       $1,584       $ 1,584     $ 1,612    $ 1,584
FHLMC.....       $0         $2,140       $1,747       $  0         $5,713       $3,171       $12,771     $12,827    $12,769
FNMA......       $0         $  147       $  437       $950         $    0       $    0       $ 1,534     $ 1,496    $ 1,492
Total.....       $0         $2,287       $2,184       $950         $5,713       $4,755       $15,889     $15,935    $15,845
Weighted
  Average
  Yield...      N/A          5.49%        5.93%      5.00%          6.16%        7.46%         6.35%         N/A        N/A

The weighted yield for investment securities including held to maturity and available for sale is based upon historical amortized cost balances.

     The following table sets forth the final contractual maturities of the Savings Bank's securities classified as held-to-maturity at December 31, 1995.

                                                                                                           DECEMBER 31, 1995
                                                                                                                 TOTAL
                                                                DUE IN                                        SECURITIES
                              ---------------------------------------------------------------------------  -----------------
                                DUE 1
                               YEAR OR    1 TO 3     3 TO 5     5 TO 10   10 TO 20    OVER 20
                                LESS       YEARS      YEARS      YEARS      YEARS      YEARS
                              AMORTIZED  AMORTIZED  AMORTIZED  AMORTIZED  AMORTIZED  AMORTIZED  AMORTIZED   FAIR    CARRYING
                                COST       COST       COST       COST       COST       COST       COST      VALUE    VALUE
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------  --------
U.S. Gov't & Agency
  Securities...............    $1,500      $  0      $2,002        $0       $    0     $    0    $ 3,502   $ 3,532  $ 3,502
FHLMC Certificates.........    $    0      $458      $  938        $0       $5,713     $2,732    $ 9,841   $ 9,898  $ 9,841
GNMA Certificates..........    $    0      $  0      $    0        $0       $    0     $1,584    $ 1,584   $ 1,612  $ 1,584
FNMA Certificates..........    $    0      $147      $    0        $0       $    0     $    0    $   147   $   151  $   147
                               ------      ----      ------        --       ------     ------    -------   -------  -------
Total......................    $1,500      $605      $2,940        $0       $5,713     $4,316    $15,074   $15,193  $15,074
Weighted Average Yield.....     4.13%     6.87%       6.07%     0.00%        6.16%      7.41%      6.33%

The weighted yield for investment securities including held to maturity and available for sale is based upon historical amortized cost balances.

     The following table sets forth the final contractual maturities of the Savings Bank's securities classified as available-for-sale at December 31, 1995.

                                                                                                           DECEMBER 31, 1995
                                                                                                                 TOTAL
                                                                DUE IN                                        SECURITIES
                              ---------------------------------------------------------------------------  -----------------
                                DUE 1
                               YEAR OR    1 TO 3     3 TO 5     5 TO 10   10 TO 20    OVER 20
                                LESS       YEARS      YEARS      YEARS      YEARS      YEARS
                              AMORTIZED  AMORTIZED  AMORTIZED  AMORTIZED  AMORTIZED  AMORTIZED  AMORTIZED   FAIR    CARRYING
                                COST       COST       COST       COST       COST       COST       COST      VALUE    VALUE
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------  --------
Marketable Equity
  Securities...............     $1,287     $    0     $    0      $  0       $   0      $   0     $1,287    $1,258   $1,258
U.S. Gov't & Agency
  Securities...............     $    0     $1,999     $    0      $  0       $   0      $   0     $1,999    $1,960   $1,960
FHLMC Certificates.........     $    0     $1,681     $  810      $  0       $   0      $ 439     $2,930    $2,928   $2,928
GNMA Certificates..........     $    0     $    0     $    0      $  0       $   0      $   0     $    0    $    0   $    0
FNMA Certificates..........     $    0     $    0     $  437      $950       $   0      $   0     $1,387    $1,345   $1,345
Total......................     $1,287     $3,680     $1,247      $950       $   0      $ 439     $7,603    $7,491   $7,491
Weighted Average Yield.....      5.31%      4.84%      5.50%     5.00%       0.00%      8.00%      5.23%

The weighted yield for investment securities including held to maturity and available for sale is based upon historical amortized cost balances.

     At December 31, 1995, the contractual maturity of all of the Savings Bank's mortgage-backed securities was in excess of one year and the weighted average yield on the mortgage-backed securities portfolio was 6.35%. The actual maturity of a mortgage-backed security is less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and adversely affect its yield to maturity. The yield is based upon the interest income and the amortization of any premium or discount related to the mortgage-backed security. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of falling mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Savings Bank may be subject to reinvestment risk because to the extent that the Savings Bank's mortgage-backed securities amortize or prepay faster than anticipated, the Savings Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate. The declining yields earned during recent periods is a direct response to falling interest rates and accelerated prepayments. At December 31, 1995, of the $15.9 million of mortgage-backed securities, an aggregate of $11.7 million were secured by fixed-rate mortgage loans and an aggregate of $4.2 million were secured by adjustable-rate mortgage loans.

     In February 1992, the OTS adopted a policy statement which states, among other things, that mortgage derivative products (including CMOs and CMO residuals and stripped mortgage backed securities) which possess average life or price volatility in excess of a benchmark fixed rate 30-year mortgage-backed pass-through security are "high-risk mortgage securities," are not suitable investments for depository institutions, must be carried in the institution's trading account or as assets held for sale, and must be marked to market on a regular basis. The Savings Bank has no "high risk" mortgage securities at December 31, 1995 and has no present intention to materially alter its investment policies and practices.

SOURCES OF FUNDS

     GENERAL. The Savings Bank's principal source of funds for use in lending and for other general business purposes has traditionally come from deposits obtained through the Savings Bank's branch offices. The Savings Bank also derives funds from amortization and prepayments of outstanding loans and mortgage-backed securities and from maturing investment securities. The Savings Bank has also borrowed, from time to time, from the FHLB of Pittsburgh. Loan repayments are a relatively stable source of funds, while deposits inflows and outflows are significantly influenced by general interest rates and money market conditions.

     DEPOSITS. The Savings Bank's current deposit products include passbook accounts, negotiable order of withdrawal ("NOW") accounts, non-interest bearing demand deposit accounts, money market deposit accounts and certificates of deposit ranging in terms from six months to five years. The Savings Bank's deposit products also include Individual Retirement Account ("IRA") and Keogh certificates.

     The Savings Bank's deposits are obtained primarily from residents in its primary market area of Allegheny County and portions of Washington County and Westmoreland County, all of which are located in Western Pennsylvania. The Savings Bank to a lesser extent obtains deposits from other locations in the greater Pittsburgh metropolitan area. The Savings Bank attracts deposit accounts by offering a wide variety of accounts, competitive interest rates, and convenient branch office locations and service hours. The Savings Bank primarily utilizes print media to attract new customers and savings deposits. The Savings Bank has never utilized the services of deposit brokers and had no brokered deposits at December 31, 1995. The Savings Bank presently operates three automated teller machines ("ATMs"), one at each of the branch offices. The Savings Bank is affiliated with a regional ATM network.

     The Savings Bank has been competitive in the types of accounts and in interest rates it has offered on its deposit products but does not necessarily seek to match the highest rates paid by competing institutions. At times of declining interest rates, the Savings Bank has chosen to aggressively price certificate of deposit rates to discourage disintermediation of deposits into competing investment products offered by other institutions.

     The following table shows the distribution of, and certain other information relating to, the Savings Bank's deposits by type of deposit as of the dates indicated.

                                                                        DECEMBER 31,
                                              ----------------------------------------------------------------
                                                     1995                   1994                   1993
                                              ------------------     ------------------     ------------------
                                              AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
                                              -------    -------     -------    -------     -------    -------
                                                                    (DOLLARS IN THOUSANDS)
Passbook and club accounts.................   $16,396     20.31%     $18,053     23.97%     $21,105     28.24%
Money market...............................   $ 9,085     11.25%     $10,663     14.16%     $11,560     15.47%
Certificates of deposit....................   $45,842     56.78%     $37,905     50.33%     $34,872     46.67%
NOW accounts...............................   $ 7,325      9.07%     $ 7,382      9.80%     $ 6,407      8.57%
Non-interest bearing.......................   $ 2,083      2.58%     $ 1,310      1.74%     $   783      1.05%
                                              -------    ------      -------    ------      -------    ------
    Total deposits.........................   $80,731    100.00%     $75,313    100.00%     $74,727    100.00%
                                              -------    ------      -------    ------      -------    ------

     The following table presents, by various interest rate categories, the amount of certificates of deposit at December 31, 1995 and the amounts at December 31, 1995 which mature during the periods indicated.

                                                                   AMOUNTS AT DECEMBER 31, 1995
                                                                         MATURING WITHIN
                                               TOTAL AS OF     ------------------------------------
                                               DECEMBER 31,                AFTER ONE
                                                   1995                    BUT WITHIN
                                               ------------                  THREE
          CERTIFICATES OF DEPOSIT                              ONE YEAR      YEARS       THEREAFTER
          -----------------------                              --------    ----------    ----------
                                                              (DOLLARS IN THOUSANDS)
2.00% to 4.00%..............................     $   448       $   448      $     0       $    0
4.01% to 6.00%..............................     $32,638       $25,951      $ 4,803       $1,884
6.01% to 8.00%..............................     $12,756       $ 2,802      $ 6,304       $3,650
8.01% to 10.0%..............................     $     0       $     0      $     0       $    0
10.01% or more..............................     $     0       $     0      $     0       $    0
                                                 -------       -------      -------       ------
     Total certificate accounts.............     $45,842       $29,201      $11,107       $5,534
                                                 -------       -------      -------       ------

     The following table presents the average balance of each deposit type and the average rate paid on each deposit type, net of early withdrawal penalties for the periods indicated.

                                                                     DECEMBER 31,
                                        ----------------------------------------------------------------------
                                                1995                     1994                     1993
                                        --------------------     --------------------     --------------------
                                        AVERAGE     AVERAGE      AVERAGE     AVERAGE      AVERAGE     AVERAGE
                                        BALANCE    RATE PAID     BALANCE    RATE PAID     BALANCE    RATE PAID
                                        -------    ---------     -------    ---------     -------    ---------
                                                                (DOLLARS IN THOUSANDS)
Passbook and club accounts...........   $16,882       2.54%      $20,141       2.57%      $20,399       3.17%
Money market.........................   $ 9,914       2.97%      $11,204       2.77%      $10,766       3.18%
Certificates of deposit..............   $42,456       5.58%      $34,858       4.34%      $35,442       4.22%
NOW accounts.........................   $ 7,017       1.72%      $ 7,137       1.73%      $ 6,300       2.36%
Non-interest bearing.................   $ 1,442       0.00%      $   975       0.00%      $   677       0.00%
Total deposits.......................   $77,711       4.14%      $74,315       3.32%      $73,584       3.58%

     The following table sets forth the Savings Bank's net savings flows during the periods indicated.

                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                  1995        1994        1993
                                                                 -------     -------     -------
                                                                         (IN THOUSANDS)
Beginning balance.............................................   $75,313     $74,727     $71,549
Increase (Decrease) before interest credited..................   $ 2,201     $(1,875)    $   546
Interest credited.............................................   $ 3,217     $ 2,461     $ 2,632
Net savings increase..........................................   $ 5,418     $   586     $ 3,178
Ending balance................................................   $80,731     $75,313     $74,727

     The following table sets forth maturities of the Savings Bank's certificates of deposit of $100,000 or more at December 31, 1995 by time remaining to maturity.

                                                                       (IN THOUSANDS)
                                                                       --------------
        Three months or less..........................................      $  919
        Over three months through six months..........................      $2,631
        Over six months through 12 months.............................      $1,282
        Over 12 months................................................      $1,239
                                                                            ------
             Total....................................................      $6,071

     BORROWINGS FROM FHLB OF PITTSBURGH AS OF DECEMBER 31. The following table sets forth the borrowing history of the Savings Bank from the FHLB of Pittsburgh for the last three years.

                                                                          AT DECEMBER 31,
                                                                     --------------------------
                                                                      1995       1994      1993
                                                                     ------     ------     ----
                                                                       (DOLLARS IN THOUSANDS)
Amount Outstanding At Year End....................................   $2,977     $4,261     $461
Maximum Balance...................................................   $4,861     $5,161     $461
Average Balance...................................................   $3,078     $3,194     $ 76
Weighted Average Interest Rate:
     At end of year...............................................    6.25%      6.19%     3.96%
     During Year..................................................    6.24%      4.88%     3.96%

As of December 31, 1995, the Savings Bank also had a revolving credit commitment from the FHLB of Pittsburgh of $8.6 million all of which remained available for borrowing. This revolving credit commitment expires on January 2, 1997 unless the Savings Bank and FHLB of Pittsburgh negotiate an extension. Management has no indication at this time the FHLB of Pittsburgh will be unwilling to, or has any reason not to, agree to an extension of this revolving credit commitment. To secure the repayment of any outstanding borrowings from the FHLB of Pittsburgh and any borrowings under this revolving credit commitment, the Savings Bank has pledged to the FHLB of Pittsburgh investments of the Savings Bank in U.S. Government and U.S. agency securities and U.S. Government and U.S. agency mortgage-backed securities and 100% of its unencumbered home loan mortgages.

OFFICES AND OTHER MATERIAL PROPERTY

     The following table sets forth certain information with respect to the Savings Bank's branch offices and operations center at December 31, 1995.

                                                  NET BOOK VALUE
         DESCRIPTION/ADDRESS     LEASED/OWNED      OF PROPERTY       AMOUNT OF DEPOSITS
        ----------------------   ------------     --------------     ------------------
                                                           (IN THOUSANDS)
        CORPORATE AND MAIN
          OFFICE:
        710 Old Clairton Road
        Pleasant Hills,
        Pennsylvania 15236....       Owned             $572               $31,495

        BRANCH OFFICES:
        543 Brownsville Road
        Mt. Oliver,
        Pennsylvania 15210....       Owned             $428               $31,427

        6257 Library Road
        Bethel Park,
        Pennsylvania 15102....       Owned             $160               $17,809

     In April, 1996, the Savings Bank exercised its option to purchase a parcel of land in Bethel Park, Pennsylvania located within 3/4 of a mile of the current Bethel Park branch office of the Savings Bank. The purchase price for this parcel is $250,000. The Savings Bank has not made a decision on the ultimate use of this parcel but it has been considered as a location to construct a new branch office building and move the Bethel Park branch to this location.

MARKET AREA OF THE SAVINGS BANK

     The economy in the Pittsburgh area experienced a significant restructuring during the early 1980's from a heavy manufacturing and industrial base (notably steel) to a more diversified, service-oriented economy. During this period, many of the area's industrial plants reduced their operations and staff or were closed. Although the economy in the Pittsburgh area has improved in recent periods, there can be no assurance that the economy will continue to improve.

     The Savings Bank's market area is primarily located in the southern portion of the Pittsburgh metropolitan area. The largest employers in the Pittsburgh area include the U.S. Government, the Pennsylvania State Government, USAir Group, Inc., the University of Pittsburgh Medical Center, Westinghouse Electric Corp., the University of Pittsburgh and Mellon Bank Corp.

COMPETITION

     The Savings Bank faces significant competition for real estate loans, principally from mortgage banking companies and other non-bank financial entities, other savings institutions, commercial banks and credit unions. Factors which affect competition generally include the general and local economic conditions, current interest rate levels and volatility in the mortgage markets. As discussed under "Business of the Savings Bank--Lending Activities", the Savings Bank has undertaken to maintain a stable base of deposits and to increase its exposure to consumer and commercial loans. Furthermore, with the significant decline in interest rates in the last year, the Savings Bank while continuing to offer ARMs, sought to originate fixed rate mortgage loans with 5 year, 7 year and 15 year maturities and to offer a limited number of fixed rate mortgages with terms in excess of 15 years. The Savings Bank has adopted an investment strategy pursuant to which it seeks to supplement its loan portfolio with investment securities of terms and with comparable rates to match the Savings Bank's liquidity needs and to absorb excess deposits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Strategy".

     The Savings Bank also faces significant competition in attracting deposits. Its most direct competition for deposits has historically come from commercial banks and other savings institutions located in its market area. The Savings Bank faces additional significant competition for investors' funds from other financial intermediaries. The Savings Bank competes for deposits principally by offering depositors a variety of deposit programs, periodic aggressive pricing of certificates of deposit, convenient branch locations, hours and other services. The Savings Bank does not rely upon any individual group or entity for a material portion of its deposits.

     Federal legislation in recent years has eliminated many of the distinctions between commercial banks and savings institutions and holding companies and allowed bank holding companies to acquire savings institutions. Such legislation has generally resulted in an increase in the competition encountered by savings institutions and has resulted in a decrease in both the number of savings institutions and the aggregate size of the savings industry.

EMPLOYEES

     The Savings Bank had 28 full-time employees and 7 part-time employees as of February 29, 1996. None of these employees is represented by a collective bargaining agent. The Savings Bank believes that it enjoys good relations with its personnel.

LEGAL PROCEEDINGS

     There are no material legal proceedings to which the Savings Bank is a party or to which any of their property is subject.

                                   REGULATION

     Set forth below is a brief description of certain laws and regulations which relate to the regulation of the Company and the Savings Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

THE COMPANY

     GENERAL. The Company as a savings and loan holding company within the meaning of the HOLA will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, the Savings Bank will be subject to certain restrictions in its dealings with the Company and affiliates thereof. The application of the Company with the OTS will describe the Conversion transaction through which the Company will acquire all of the to be issued common stock of the Savings Bank.

     FEDERAL ACTIVITIES RESTRICTIONS. There are few restrictions on the activities of a savings and loan holding company which holds only one subsidiary savings association so long as such savings association meets the "qualified thrift lender" test (the "QTL Test"). In the first instance no savings and loan holding company and no non-savings association subsidiary of a savings and loan holding company may engage in any activity or render any service for or on behalf of any savings association for the purpose, or with the effect of, evading any law or regulation applicable to the related savings association. In addition, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association, the Director may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings association; (ii) transactions between the savings association and its affiliates; and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, under OTS regulations, any savings and loan holding company is required to register as a bank holding company within one year of the failure of the QTL Test by its subsidiary insured institution. Under such circumstances, the holding company would become subject to all of the provisions of the BHC Act and other statutes applicable to bank holding companies, in the same manner and to the same extent as if the company were a bank holding company. The Savings Bank currently satisfies the QTL Test.

     If the Company were to acquire control of another savings association, other than through merger or other business combination with the Savings Bank, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL Test, as set forth below, the activities of the Company and any of its subsidiaries (other than the Savings Bank or other subsidiary savings associations) would thereafter be subject to further restrictions. No multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof any business activity, other than: (i) furnishing or performing management services for a subsidiary savings association; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association; (iv) holding or managing properties used or occupied by a subsidiary savings association; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the Federal Reserve Board as permissible for bank holding companies. The activities described in (i) through (vi) above may only be engaged in after giving the OTS prior notice and being informed that the OTS does not object to such activities. In addition, the activities described in
(vii) above also must be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

     LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the FRA. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings association. Generally, Sections 23A and 23B (i) limit the extent to which the savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such association's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the association or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings association may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

     In addition, Sections 22(h) and (g) of the FRA places restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings institution (a "principal stockholder"), and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings institution's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At December 31, 1995, the Savings Bank was in compliance with the above restrictions.

     RESTRICTIONS ON ACQUISITIONS. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of the OTS, (i) control of any other savings association or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may acquire control of any savings association, other than a subsidiary savings association, or of any other savings and loan holding company.

     The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state if (i) the multiple savings and loan holding company involved controls a savings association which operated a home or branch office located in the state of the association to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings association pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act, or (iii) the statutes of the state in which the association to be acquired is located specifically permit institutions to be acquired by the state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings associations).

     RESTRICTIONS ON DIVIDENDS FROM SUBSIDIARY SAVINGS BANK. Every subsidiary savings association must give the Director of the OTS not less than thirty days notice of the proposed declaration by the board of directors of such savings association of a dividend on the stock of such savings association held by its parent holding company. Thus, the Savings Bank must notify the OTS thirty days before declaring any dividend to the Company.

     FEDERAL SECURITIES LAWS. The Company has filed with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates (generally officers, directors and principal shareholders) of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

THE SAVINGS BANK

     GENERAL. The Savings Bank is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the deposit insurer. The Savings Bank is a member of the FHLB System and its deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Savings Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to test the Savings Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the

FDIC or the Congress, could have a material adverse impact on the Company, the Savings Bank and their operations. Certain of the regulatory requirements applicable to the Savings Bank are referred to below or elsewhere herein.

     BUSINESS ACTIVITIES. The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA"), and in certain respects, the Federal Deposit Insurance Act ("FDI Act"). The Federal banking statutes, as amended by the FIRREA and Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA") (1) restrict the solicitation of brokered deposits by savings institutions that are troubled or not well-capitalized, (2) prohibit the acquisition of any corporate debt security that is not rated in one of the four highest rating categories, (3) restrict the aggregate amount of loans secured by non-residential real estate property to 400% of capital, (4) permit savings and loan holding companies to acquire up to 5% of the voting shares of non-subsidiary savings institutions or savings and loan holding companies without prior approval, and (5) permit bank holding companies to acquire healthy savings institutions.

     The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus does not purport to be a complete description of such statutes and regulations and their effects on the Savings Bank. Moreover, because some of the provisions of FDICIA are still in the process of being implemented through the adoption of regulations by the various Federal banking agencies, the Savings Bank cannot yet fully assess the impact of these provisions on its operations.

     LOANS TO ONE BORROWER. Under the HOLA, savings institutions are generally subject to the national bank limits on loans to one borrower. Generally, savings institutions may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the Savings Bank's unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. At December 31, 1995, the Savings Bank's largest aggregate amount of loans to any one borrower consisted of $ 383,000 which was below the Savings Bank's loans to one borrower limit of $1.1 million at such date.

     QTL TEST. The HOLA requires savings institutions to meet a QTL Test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less (i) specified liquid assets up to 20% of total assets, (ii) intangibles, including goodwill, and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) on a monthly basis in 9 out of every 12 months.

     A savings association that fails the QTL Test must either convert to a bank charter or operate under certain restrictions. As of December 31, 1995, the Savings Bank maintained 106.98% of its portfolio assets in qualified thrift investments and, therefore, met the QTL Test.

     LIMITATION ON CAPITAL DISTRIBUTIONS. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Association") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (1) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters; provided that the institution would not be undercapitalized, as that term is defined in the OTS Prompt Corrective Action regulations, following the capital distribution. Any additional capital distributions would require prior regulatory approval. The Savings Bank currently qualifies as a Tier 1 Association. In the event the Savings Bank's capital fell below its fully-phased in requirement or the OTS notified it that it was in need of more than normal supervision, the Savings Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     LIQUIDITY. The Savings Bank is required to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified U.S. Government, state or Federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4.0% to 10% depending upon economic conditions and the savings flow of member institutions, and is currently 5%. OTS regulations also require each savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Savings Bank's average monthly liquidity ratio at December 31, 1995 was 20.5%, which exceeded the then applicable requirements. The Savings Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

     ASSESSMENTS. Savings institutions are required by OTS regulation to pay assessments to the OTS to fund the operations of the OTS. The general assessment, paid on a semi-annual basis, is computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the institution's latest quarterly thrift financial report. The assessments paid by the Savings Bank for the years ended December 31, 1995 and 1994 totalled $29,000 and $27,000, respectively.

     BRANCHING. Under OTS regulations, Federally chartered savings associations are permitted, subject to OTS approval, to branch nationwide to the extent allowed by Federal statute. This permits Federal savings associations with interstate networks to diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by Federal savings associations. The OTS will evaluate a branching applicant's record of compliance with the Community Reinvestment Act, as amended ("CRA") as part of any grant of permission to establish a new branch. A poor CRA record may be the basis for denial of a branching application.

     COMMUNITY REINVESTMENT. Under the CRA, as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA rating system identifies four levels of performance that may describe an institution's record of meeting community needs: "outstanding", "satisfactory", "needs to improve" and "substantial noncompliance". The CRA also requires all institutions to make public disclosure of their CRA ratings. The Savings Bank received a "Satisfactory" CRA rating in its most recent Federal examination by the OTS.

     BROKERED DEPOSITS. Under FDIC regulations, well-capitalized institutions that are not troubled are subject to no brokered deposit limitations, while adequately capitalized institutions are able to accept, renew or roll over brokered deposits only (i) with a waiver from the FDIC and (ii) subject to the limitation that they do not pay an effective yield on any such deposit which exceeds by more than (a) 75 basis points of the effective yield paid on deposits of comparable size and maturity in such institution's normal market area for deposits accepted in its normal market area or (b) 120 basis points for retail deposits and 130 basis points for wholesale deposits, respectively, of the current yield on comparable maturity U.S. treasury obligations for deposits accepted outside the institution's normal market area. Undercapitalized institutions are not permitted to accept brokered deposits and may not solicit deposits by offering an effective yield that exceeds by more than 75 basis points of the prevailing effective yields on insured deposits of comparable maturity in the institution's normal market area or in the market area in which such deposits are being solicited. Although there exist no prohibitions under FDIC regulations, the Savings Bank does not solicit nor accept brokered deposits.

     TRANSACTIONS WITH RELATED PARTIES. The Savings Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and its non-savings institution subsidiaries) or to make loans to certain insiders, is limited by Sections 23A and 23B of the FRA. Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited.
Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with nonaffiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies. Notwithstanding Sections 23A and 23B, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act ("BHC Act"). Further, no savings institution may purchase the securities of any affiliate other than a subsidiary.

     The Savings Bank's authority to extend credit to executive officers, directors and 10% stockholders, as well as entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the FRA, and Regulation O thereunder. Among other things, these regulations require such loans to be made on terms substantially the same as those offered to unaffiliated individuals and do not involve more than the normal risk of repayment, place limits on the amount of loans the Savings Bank may make to such persons based, in part, on the Savings Bank's capital position, and require certain approval procedures to be followed. The OTS regulations, with certain minor variances, apply Regulation O to savings institutions. See "Management of the Savings Bank -- Transactions With Certain Related Persons".

     ENFORCEMENT. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Civil penalties cover a wide range of violations and actions and range up to $25,000 per day unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. Criminal penalties for most financial institution crimes include fines of up to $1 million and imprisonment for up to 30 years. In addition, regulators have substantial discretion to impose enforcement action on an institution that fails to comply with its regulatory requirements, particularly with respect to the capital requirements. Possible enforcement action ranges from the imposition of a capital plan and capital directive to receivership, conservatorship or the termination of deposit insurance. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the director, the FDIC has authority to take such action under certain circumstances.

     STANDARDS FOR SAFETY AND SOUNDNESS. The FDI Act, as amended by FDICIA, requires each Federal banking agency to prescribe for all insured depository institutions and their holding companies standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. Under the FDI Act, if an insured depository institution or its holding company fails to meet any of its standards described above, it will be required to submit to the appropriate Federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an institution fails to submit an acceptable plan or fails to implement the plan, the appropriate Federal banking agency will require the institution or holding company, to correct the deficiency and until corrected, may impose restrictions on the institution or the holding company including any of the restrictions applicable under the prompt corrective action regulations.

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

     The Federal banking agencies recently adopted a final regulation and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Safety and Soundness Guidelines") and a final rule which will implement the safety and soundness standards established by FDICIA. The Safety and Soundness Guidelines and the final rule set forth the safety and soundness standards that the Federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The standards set forth in the Safety and Soundness Guidelines address internal controls and information systems: internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. The agencies also adopted a proposed rule which proposes asset quality and earnings standards which, if adopted in final, would be added to the Safety and Soundness Guidelines. If the appropriate Federal banking agency determines that an institution fails to meet any standard prescribed by the Safety and Soundness Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final rule establishes deadlines for the submission and review of such safety and soundness compliance plans.

     CAPITAL REQUIREMENTS. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) a leverage ratio (core capital) equal to at least 3% of total adjusted assets and (3) a risk-based capital requirement equal to 8.0% of total risk-weighted assets.

     Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), plus purchased mortgage servicing rights valued at the lower of the maximum percentage established by the OTS or the amount includable in core capital. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, and qualifying supervisory goodwill, less nonqualifying intangible assets.

     The capital standards require core capital (as defined above) equal to at least 3% of adjusted total assets (as defined by regulation). As a result of the prompt corrective action provisions of FDICIA, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At December 31, 1995, the Savings Bank had no intangibles which would affect the application of these tests.

     The OTS requires that only those savings associations rated a composite one (the highest rating) under the CAMEL rating system for savings associations will be permitted to operate at nor near the regulatory minimum leverage ratio of 3%. All other savings associations will be required to maintain a minimum leverage ratio of 4% to 5%. The OTS will assess each individual savings association through the supervisory process on a case-by-case basis to determine the applicable requirement. For information on the Savings Bank capital levels, see "Pro Forma Data", "Regulatory Capital Requirements".

     The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8.0% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock and the allowance for loan and lease losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans and other assets.

     In August, 1995, the OTS and Federal Financial Institutions Examination Council ("FFIEC") announced that effective October 1, 1995, they would not require institutions to include unrealized gains and losses on available for sale debt securities when calculating regulatory capital. This announcement reversed prior OTS policy concerning the implementation of SFAS No. 115. As a result, institutions must now value available for sale debt securities at amortized cost, rather than at fair value, for purposes of calculating regulatory capital. Institutions are still required to comply with SFAS No. 115 for financial reporting purposes.

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

     In August 1993, the OTS adopted a final rule incorporating an interest-rate component into the risk-based capital regulation. Under the rule, an institution with a greater that "normal" level of interest rate risk is subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value exceeding 2.0% of the estimated economic value of its assets in the event of a 200 basis point increase or decrease (with certain minor exceptions) in interest rates. The interest rate risk component is calculated, on a quarterly basis, as one-half of the difference between an institutions's measured interest rate risk and 2.0, multiplied by the economic value of its assets. The rule also authorizes the Director of the OTS, or his designee, to waive or defer an institutions's interest rate risk component on a cases-by-case basis. The final rule was originally to be effective as of January 1, 1994, subject however to a three quarter "lag" time between the reporting date of the data used to calculate an institution's interest rate risk and the effective date of each quarter's interest rate risk component. However, in October 1994, the Director of the OTS indicated that it would waive the capital deduction for institutions with greater that "normal" interest rate risk until the OTS publishes an appeals process. In August 1995, the OTS issued Thrift Bulletin No. 67 which allows eligible institutions to request adjustment to their interest rate risk component as calculated by the OTS, or to request to use their own models to calculate their interest rate component. The OTS also indicated that it will delay invoking its interest rate rule requiring institutions with above normal interest rate risk exposure to adjust their regulatory capital requirement until new procedures are implemented and evaluated. The OTS has not yet established an effective date for the capital deduction. In any event, management of the Savings Bank does not believe that the OTS' adoption of an interest rate risk component to the risk-based capital requirement will adversely affect the Savings Bank's regulatory capital position.

     At December 31, 1995, the Savings Bank met each of its capital requirements. See "Regulatory Capital Requirements" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Savings Bank's historical amounts and percentages based upon the issuance of the shares within the Estimated Valuation Range and assuming that a portion of the net proceeds are retained by the Company.

     PROMPT CORRECTIVE REGULATORY ACTION. Under the OTS Prompt Corrective Action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized". Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized". In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     As of December 31, 1995, the Savings Bank was classified as a "well-capitalized" institution (an institution with 10% or more total risk-based capital ratio, a Tier I risk-based capital ratio of 6% or more, and a leverage capital ratio of 5.0% or more), and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure and as such is not subject to any prompt corrective action measures.

     INSURANCE OF DEPOSIT ACCOUNTS. On June 17, 1993, the FDIC adopted a final rule establishing a new risk-based system that was implemented beginning with the semi-annual assessment period commencing on January 1, 1994. Under the rule, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment

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

period, consisting of 1) well capitalized, 2) adequately capitalized or 3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary Federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the rule, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates range from 23 basis points for an institution in the highest category (i.e., well-capitalized and healthy) to 31 basis points for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern). The FDIC is authorized to raise the assessment rates in certain circumstances. If the FDIC determined to increase the assessment rates for all institutions, institutions in all risk categories could be affected. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Savings Bank. The Savings Bank's assessment rate for 1995 was .23% of deposits.

     The FDIC sets the assessment rate for institutions on a semi-annual basis. On November 14, 1995, the FDIC adopted a new assessment rate schedule of zero to 27 basis points (subject to a $2,000 minimum) for BIF members beginning on or about January 1, 1996, while retaining the existing assessment rate schedule of SAIF member institutions. In announcing this new schedule, the FDIC noted that the premium differential may have adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Savings Bank, could be placed at a competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs. For information concerning proposed legislation which is intended to address this competitive disadvantage and, among, other matters, recapitalize the SAIF, see "Risk Factors
- -- Recent Legislative Proposals". The Savings Bank understands that its assessment rate has not changed for the first annual assessment period.

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Savings Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     FEDERAL HOME LOAN BANK SYSTEM. The Savings Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Savings Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Savings Bank was in compliance with this requirement with an investment in FHLB stock at December 31, 1995, of $734,000.

     The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended December 31, 1995, 1994 and 1993, dividends from the FHLB to the Savings Bank amounted to $49,000, $41,000 and $49,000, respectively. If dividends were reduced, or interest on future FHLB advances increased, the Savings Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of FDICIA and the FIRREA on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Savings Bank.

     FEDERAL RESERVE SYSTEM. The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: For accounts aggregating $54.0 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than

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

$54.0 million, the reserve requirement is $1.6 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $54.0 million. The first $4.2 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Savings Bank is in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce the Savings Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

     FIRREA requires the OTS to establish accounting standards to be applicable to all savings associations for purposes of complying with regulations, except to the extent otherwise specified in the capital standards. Such standards must incorporate generally accepted accounting principles to the same degree as is prescribed by the Federal banking agencies for banks or may be more stringent than such requirements. Such standards must have been fully implemented by January 1, 1994 and must be phased in as provided in Federal regulations in effect on May 1,1989.

     On September 2, 1992, the OTS amended a number of its accounting regulations and reporting requirements (effective October 2, 1992). The amendments reflected the adoption by the OTS of the following standards: (i) regulatory reports will incorporate generally accepted accounting principles when generally accepted accounting principles are used by Federal banking agencies; (ii) savings association transactions, financial condition and regulatory capital must be reported and disclosed in accordance with OTS regulatory reporting requirements that will be at least as stringent as for national banks; and (iii) the director of the OTS may prescribe regulatory reporting requirements more stringent than generally accepted accounting principles whenever the director determines that such requirements are necessary to ensure the safe and sound reporting and operation of savings associations. The OTS anticipates further similar revisions to its regulations in the near future.

     The OTS adopted a statement of policy ("Statement") set forth in Thrift Bulletin 52 concerning (i) procedures to be used in the selection of a securities dealer, (ii) the need to document and implement prudent policies and strategies for securities, whether held to maturity, trading or for sale, and to establish systems and internal controls to ensure that securities activities are consistent with the financial institution's policies and strategies, (iii) securities trading and sales practices that may be unsuitable in connection with securities held in an investment portfolio, (iv) high-risk mortgage securities that are not suitable for investment portfolio holdings for financial institutions, and (v) disproportionately large holdings of long-term, zero-coupon bonds that may constitute an imprudent investment practice. The Statement applies to investment securities, high-yield, corporate debt securities, loans, mortgage-backed securities and derivative securities, and provides guidance concerning the proper classification of, and accounting for, securities held to maturity, sale, and trading. Securities held to maturity, sale or trading may be differentiated based upon an institution's desire to earn an interest yield (held to maturity), to realize a holding gain from assets held for indefinite periods of time (held for sale), or to earn a dealer's spread between the bid and asked prices (held for trading). Depository institution investment portfolios are maintained to provide earnings consistent with the safety factors of quality, maturity, marketability and risk diversification. Securities that are purchased to accomplish these objectives may be reported at their amortized cost only when the depository institution has both the intent and ability to hold the assets for long-term investment purposes. Securities held to maturity may be accounted for at amortized cost, securities held for sale are to be accounted for at the lower of cost or market, and securities held for trading are to be accounted for at market. The Savings Bank believes that its investment activities have been and will continue to be conducted in accordance with the requirements of OTS policies and generally accepted accounting principles.

     RECENT LEGISLATION. The deposits of the Savings Bank are currently insured by the SAIF. Both the SAIF and the BIF are required by law to attain and thereafter maintain a reserve ration of 1.25% of insured deposits. The BIF has achieved the required reserve rate, and therefore, the FDIC recently substantially reduced the

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

average deposit insurance premium paid by BIF-insured banks to a level approximately 80% below the average premium paid by savings institutions.

     The House of Representatives and the Senate of the United States provided for a resolution of the recapitalization of the SAIF in the Balanced Budget Act of 1995 (the "Reconciliation Bill") which was vetoed by the President in December 1995 for reasons unrelated to the recapitalization of the SAIF. The Reconciliation Bill provided that all SAIF member institutions would pay a special one-time assessment to recapitalize the SAIF, which in the aggregate would be sufficient to bring the reserve ratio in the SAIF Fund to 1.25% of insured deposits. Based on the level of reserves maintained by the SAIF Fund it was anticipated that the amount of the special assessment required to recapitalize the SAIF was to be approximately 80 to 85 basis points of the SAIF-assessable deposits. The special assessment was to be payable based on the amount of SAIF deposits on March 31, 1995. The final outcome of the budget debate and reconciliation process cannot be predicted. However, it is likely that some kind of legislative or regulatory action will be undertaken that will impact the Bank's insured deposits. A one-time special assessment of 80 to 85 basis points would result in the Bank paying approximately $420,000 to $446,000 net of related tax benefits, if any. In addition, the enactment of such legislation may have the effect of immediately reducing the capital of SAIF-member institutions by the amount of the special assessment. It is anticipated that, after the recapitalization of the SAIF, premiums of SAIF-insured institutions would be comparable to those currently being assessed BIF-insured commercial banks.

     The Reconciliation Bill also provided for the merger of the BIF and SAIF on January 1, 1998, with such merger being conditioned upon the prior elimination of the thrift charter. The Banking Committees of the House of Representatives and the Senate in adopting the Reconciliation Bill agreed that Congress should consider and act upon separate legislation as early as possible in 1996 to eliminate the thrift charter. If adopted, such legislation would require that the Savings Bank, as a federal savings bank, to convert to a bank charter. Such a requirement to convert to a bank charter could cause savings institutions to lose favorable tax treatment for its bad debt reserves that they currently enjoy under Section 593 of the Code.

     In light of the President's veto of the Reconciliation Bill and the different proposals currently under consideration and the uncertainty of the legislative process generally, management cannot predict whether legislation reducing SAIF premiums and/or imposing a special one-time assessment will be adopted, or if adopted, the amount of the assessment, if any, that would be imposed on the Savings Bank.

                           FEDERAL AND STATE TAXATION

GENERAL

     The Company and the Savings Bank are subject to the corporate tax provisions of the Code, as well as certain additional provisions of the Code which apply to thrift and other types of financial institutions. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Company and the Savings Bank.

FISCAL YEAR

     The Company and the Savings Bank will file a consolidated Federal income tax return on a December 31 year end basis.

METHOD OF ACCOUNTING

     The Savings Bank maintains its books and records for Federal income tax purposes using the accrual method of accounting. The accrual method of accounting generally requires that items of income be recognized when all events have occurred that establish the right to receive the income and the amount of income can be determined with reasonable accuracy, and that items of expense be deducted at the later of (i) the time when all events have occurred that establish the liability to pay the expense and the amount of such

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

liability can be determined with reasonable accuracy or (ii) the time when economic performance with respect to the item of expense has occurred.

BAD DEBT RESERVES

     Under applicable provisions of the Code, savings institutions such as the Savings Bank are permitted to establish reserves for bad debts and to make annual additions thereto which qualify as deductions from taxable income. The bad debt deduction is generally based on a savings institution's actual loss experience (the "Experience Method"). In addition, provided that certain definitional tests relating to the composition of assets and the nature of its business are met, a savings institution may elect annually to compute its allowable addition to its bad debt reserves for qualifying real property loans (generally loans secured by improved real estate) by reference to a percentage of its taxable income (the "Percentage Method").

     Under the Experience Method, the deductible annual addition is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (i) the amount which bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of those six years, or (ii) the lower of (x) the balance in the reserve account at the close of the Savings Bank's "base year," which was its tax year ended December 31, 1987, or (y) if the amount of loans outstanding at the close of the current year is less than the amount of loans outstanding at the close of the base year, the amount which bears the same ratio to loans outstanding at the close of the current year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

     Under the Percentage Method, the bad debt deduction with respect to qualifying real property loans is computed as a percentage of the Savings Bank's taxable income before such deduction, as adjusted for certain items (such as capital gains and the dividends received deduction). Under this method, a qualifying institution such as the Savings Bank generally may deduct 8% of its taxable income.

     For taxable years ended on or before December 31, 1995, the Savings Bank has generally elected to use the Percentage Method to compute the amount of its bad debt deduction with respect to its qualifying real property loans. As of December 31, 1995, the Savings Bank's qualified assets constituted approximately 99.2% of its total assets. The Savings Bank's accumulated bad debt reserve for tax purposes was approximately $2.0 million at December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Recent Accounting Pronouncements".

     The income of the Company would not be subject to the bad debt deduction allowed the Savings Bank, whether or not consolidated tax returns are filed; however, losses of the Company or its subsidiaries, if any, included in the consolidated tax returns may reduce the bad debt deduction allowed the Savings Bank if a deduction is claimed under the Percentage Method.

DISTRIBUTIONS

     If the Savings Bank were to distribute cash or property to its sole stockholder having a total fair market value in excess of its accumulated tax-paid earnings and profits, or were to distribute cash or property to its stockholder in redemption of its stock, the Savings Bank would generally be required to recognize as income an amount which, when reduced by the amount of Federal income tax that would be attributable to the inclusion of such amount in income, is equal to the lesser of: (i) the amount of the distribution or (ii) the sum of (a) the amount of the accumulated bad debt reserve of the Savings Bank with respect to qualifying real property loans (to the extent that additions to such reserve exceed the additions that would be permitted under the Experience Method) and (b) the amount of the Savings Bank's supplemental bad debt reserve. The Savings Bank will continue to deduct additions to its bad debt reserves in the same manner as it has in past years.

MINIMUM TAX

     The Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The alternative minimum tax is payable to the extent such AMTI is in excess of an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. The other items of tax preference that constitute AMTI include (a) tax exempt interest on newly-issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) for taxable years beginning after 1989, 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over
(ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses). Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.

FEDERAL INCOME TAX RETURNS

     The Savings Bank's Federal income tax returns have been filed for taxable years through December 31, 1994. The Savings Bank has not been notified by the IRS that it intends to examine any of the corporate income tax returns filed by the Savings Bank. Under the current statute of limitations, the Savings Bank's returns for taxable years ending December 31, 1991 and prior are free from examination by the IRS.

DIVIDENDS RECEIVED DEDUCTION AND OTHER MATTERS

     The Company may exclude from its income 100% of dividends received from the Savings Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Savings Bank will not file a consolidated tax return, except that if the Company owns more than 20% of the stock of a corporation distributing a dividend, 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

     The Savings Bank is subject to the Mutual Thrift Institutions Tax of the Commonwealth of Pennsylvania based on the Savings Bank's financial net income determined in accordance with generally accepted accounting principles with certain adjustments. The tax rate under the Mutual Thrift Institutions Tax is 11.5%. Interest on Commonwealth of Pennsylvania and Federal obligations is excluded from net income. An allocable portion of net interest expense incurred to carry the obligations is disallowed as a deduction. Three year carryforwards of losses are allowed.

     The Company is subject to the Corporate Net Income Tax and the Capital Stock Tax of the Commonwealth of Pennsylvania.

                           MANAGEMENT OF THE COMPANY

     The Board of Directors of the Company is divided into three classes of 2 directors, 3 directors and 2 directors. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Zyla and McCullough, has a term of office expiring at the first annual meeting of stockholders. A second class, consisting of Messrs. Stiver, White and Macosko, has a term of office expiring at the second annual meeting of stockholders. A third class, consisting of Messrs. Dowling and Schoen, has a term of office expiring at the third annual meeting of stockholders. Their names and biographical information are set forth under "Management of the Savings Bank--Directors".

     The following individuals are executive officers of the Company and hold the offices set forth below opposite their names.


       NAME                   POSITION HELD WITH COMPANY
       ----                   --------------------------
Robert S. Zyla             President
James M. Hein              Controller
Patricia A. White          Secretary and Treasurer

     The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. See "--Employment Agreements" for the terms of the officers' agreements and the severance pay due officers in the event they are terminated in violation of their employment agreements.

     Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "Management of the Savings Bank--Directors" and "--Executive Officers Who Are Not Directors". Directors and executive officers of the Company initially will not be compensated by the Company but will serve and be compensated by the Savings Bank. It is not anticipated that separate compensation will be paid to directors and officers of the Company until such time as such persons devote significant time to the separate management of the Company's affairs, which is not expected to occur until the Company becomes actively engaged in additional businesses other than holding the stock of the Savings Bank. The Company may determine that such compensation is appropriate in the future.

                         MANAGEMENT OF THE SAVINGS BANK

DIRECTORS

     The following table sets forth certain information regarding the Board of Directors of the Savings Bank.

                                                                                    DIRECTOR      TERM
         NAME             AGE(1)        POSITIONS HELD WITH THE SAVINGS BANK         SINCE      EXPIRES
         ----             ------        ------------------------------------         -----      -------
Martin W. Dowling           68      Director                                          1992        1999
Michael R. Macosko          44      Director                                          1992        1998
Charles P. McCullough       40      Director                                          1995        1997
Mark R. Schoen              42      Director                                          1994        1999
John A. Stiver              51      Chairman of the Board of Directors                1986        1998
Patricia A. White           49      Executive Vice President and Secretary            1989        1998
Robert S. Zyla              48      President, Chief Executive Officer and            1984        1997
                                    Treasurer

- ---------

(1) As of December 31, 1995

     Set forth below is information with respect to the principal occupations during the last five years for the Directors of the Savings Bank.

     Martin W. Dowling has been president and owner of Jefferson Hills Real Estate, Inc. He is also president of Martin W. Dowling, Inc., a building and remodeling company, and president of Town Hall Estates, Inc., and Meadow Green Corp., both companies being in the business of real estate development. Mr. Dowling also serves as director of Jefferson Hospital and other healthcare-related organizations.

     Michael R. Macosko has been a pharmacist with Thrift Drug, Inc. since 1995. From 1974 until 1995 he was pharmacist, owner and president of Woody's Drug Store, Inc.

     Charles P. McCullough has been an attorney with Tucker Arensberg, P.C. since November of 1995. Prior to his employment by Tucker Arensberg, P.C., Mr. McCullough had been a solo practitioner attorney at law. During 1991 and 1992 Mr. McCullough had acted as vice president and general counsel of Navarra Insurance Services, Inc., a property and casualty insurance agency and had continued in the same position with a successor insurance agency, T. M. Warwick & Co. For a short time prior to his employment with Navarra Insurance Services, Inc. Mr. McCullough had been an attorney with the law firm of Karlowitz, O'Brien & Cromer.

     Mark R. Schoen has acted as assistant vice president of product development for Federated Investors, a mutual fund company, since 1992. From 1990 until 1992 he worked as an assistant vice-president of Mellon Bank, N.A. as a technical manager of automation products from their Backroom Systems Group.

     John A. Stiver has been self employed as a certified public accountant since 1980. He has also been president and owner of C & J Leasing Co., an equipment leasing company and of Miller's Mini Storage, Inc. In addition, he is also president of Chirp, Inc., which supplies equipment to chiropractors.

     Patricia A. White has acted as executive vice president of the Savings Bank since 1989. She has also acted as corporate secretary of the Savings Bank since 1986. Her main duties include oversight of the marketing, compliance, security and loan origination areas of the Savings Bank.

     Robert S. Zyla has been president and chief executive officer and treasurer of the Savings Bank since 1989.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Set forth below is information with respect to the principal occupations during the last five years for the one executive officer of the Savings Bank who does not serve as a director.

     James M. Hein has acted as chief financial officer of the Savings Bank since January of 1996. Prior to that time he had acted as controller of the Savings Bank.

COMMITTEES AND MEETINGS OF THE BOARD OF THE SAVINGS BANK AND COMPANY

     The Board of Directors of the Savings Bank meets on a monthly basis and may have additional special meetings upon the request of the President, the Chairman of the Board or a majority of the Directors. During the fiscal year ended December 31, 1995, the Board of Directors met 12 times. No director attended fewer than 75% of the total number of Board meetings or committee meetings on which he or she served that were held during this period. The Board of Directors of the Savings Bank has established the following committees:

     LOAN COMMITTEE. The Loan Committee consists of Messrs. Zyla (Chairman), Stiver, and Dowling. Additional senior officers of the Savings Bank also alternate on the Loan Committee. The Loan Committee has the authority to approve loans up to $250,000. The Loan Committee met 17 times during fiscal 1995.

     AUDIT COMMITTEE. The Audit Committee consists of Messrs. Stiver (Chairman), Macosko, and Schoen. The Audit Committee recommends engagement of the Savings Bank's external auditors and reviews their audit reports. The Audit Committee met 4 times during fiscal 1995.

     INVESTMENT COMMITTEE. The Investment Committee consists of Messrs. Zyla (Chairman), Stiver, and Hein. The Investment Committee has the authority to approve investments in securities eligible for purchase by a savings association up to $2 million and makes recommendations to the full board of directors with respect to investment policies and investments in excess of $2 million. The Investment Committee met 2 times during fiscal 1995.

     ASSET CLASSIFICATION COMMITTEE. The Asset Classification Committee consists of Messrs. Zyla, Stiver and Hein. The Asset Classification Committee reviews the Savings Bank's loan portfolio to determine the classification of loans which are past due. The Asset Classification Committee met 12 times during 1995.

     MARKETING/COMMUNITY REINVESTMENT ACT COMMITTEE. The Marketing/Community Reinvestment Act Committee consists of Mrs. White and Messrs. Dowling, Schoen and Macosko. The Committee oversees the Savings Bank's marketing efforts and monitors its compliance with the Community Reinvestment Act. The committee met 4 times during 1995.

     In addition to the committees described above, the Savings Bank has also established other committees which consist of members of the Board and/or other members of senior management and which meet as required. These committees include: a Nominating Committee, an Asset/Liability Committee and a Facilities Committee. The Board has also caused a Conversion Committee to be formed to oversee the Conversion of the Savings Bank.

DIRECTOR'S COMPENSATION

     All Directors are paid a $500 monthly fee at each Board of Directors' meeting. In addition, all outside directors receive $125 for each committee meeting they attend. Also, in January of 1996, the Board of Directors approved the payment of compensation to the Chairman of the Board of Directors which will amount to $2,500 per month during 1996. The aggregate amount of fees paid to the Directors for the year ended December 31, 1995 for all board and committee meetings was $48,500.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth a summary of certain information concerning the compensation paid by the Savings Bank for services rendered in all capacities during the year ended December 31, 1995 to the President and Chief Executive Officer of the Savings Bank. No executive officer of the Savings Bank received total compensation during the fiscal year exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                                                                       OTHER ANNUAL       ALL OTHER
         NAME AND PRINCIPAL POSITION             SALARY     BONUS     COMPENSATION(1)    COMPENSATION
         ---------------------------             ------     -----     ---------------    ------------
Robert S. Zyla, President and Chief Executive
  Officer.....................................   $73,140    $6,095          $0             $6,000(2)

- ---------

(1) Does not include amounts attributable to miscellaneous benefits received by Mr. Zyla. In the opinion of management of the Savings Bank the costs to the Savings Bank of providing such benefits to Mr. Zyla during the year ended December 31, 1995 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for Mr. Zyla.

(2) Reflects $6,000 in fees paid for service as a member of the Board of Directors of the Savings Bank.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation of each of the executive officers is set annually by the Board of Directors as a whole, except that the Directors who are executive officers do not participate in the compensation deliberations.

There are no interlocks between any board member who participates in the setting of compensation for the Savings Bank and compensation setting boards or committees of other entities.

EMPLOYMENT AGREEMENTS

     In connection with the Conversion, the Company and the Savings Bank (the "Employers") intend to enter into employment agreements with each of Mr. Zyla, Ms. White and Mr. Hein (individually the "Executive" and collectively the "Executives"). The agreements are subject to the review and approval of the OTS and may be amended as a result of such OTS review. The Employers intend to employ each of the Executives for a term of two years, in each case in their current respective positions. The agreements with Mr. Zyla, Ms. White and Mr. Hein are initially at their current base salary levels of $84,000, $60,000 and $50,000, respectively. The term of each Executive's employment agreement shall be extended annually for an additional one-year period such that at any time the remaining term of the agreement will be from one to two years, unless, not less than 30 days prior to the annual anniversary date, a determination not to extend the agreement is made by either the Company or the Savings Bank or the Executive, or unless the Executive's employment with the Employers has been previously terminated.

     Each of the employment agreements shall be terminable with or without cause by the Employers. The Executive shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death, provided, however, that for the remaining term of the employment agreement the Executive may be entitled to supplemental disability benefits upon termination of employment due to disability. In the event that (1) the Executive terminates his or her employment (a) because of failure of the Employers to comply with any material provision of the employment agreement, or (b) for "good reason", as defined in the employment agreement as a result of certain adverse actions which are taken with respect to the Executive's employment following a Change in Control of the Company, including without limitation, (i) a change in the Executive's title or duties by the Employers, (ii) a reduction in the Executive's base salary or fringe benefits; or (iii) a relocation of the principal executive office of the Employers outside of the Pittsburgh, Pennsylvania area, or (2) prior to a Change in Control the employment agreement is terminated by the Employers without cause, or for other than the disability, retirement or death of the Executive, the Executive, or in the event of the Executive's death, his beneficiary or estate, will be entitled to the continuation of the base salary and certain fringe benefits that the Executive was receiving at the time of such termination for the remaining term of the agreement (approximately one to two years). Under such circumstances and based upon current levels of Executive base salary, base salary and fringe benefits would continue for a period not to exceed two years and one month, resulting in a maximum base salary continuation benefit to Mr. Zyla, Ms. White and Mr. Hein of $175,000, $125,000 and $104,167 respectively, and $404,167 in the aggregate assuming all three Executives were entitled to such base salary continuation benefits, payable over approximately 25 months. In the event that following a Change in Control the employment agreement is terminated by the Employers without cause, or for other than the disability, retirement or death of the Executive, for purposes of determining the duration of severance pay the remaining term of the agreement will be extended for a period of one year and the Executive, or in the event of the Executive's death, his beneficiary or estate, will be entitled to the continuation of the base salary and certain fringe benefits that the Executive was receiving at the time of such termination for the remaining extended term of the agreement (approximately two to three years). Under such circumstances and based upon current levels of Executive base salary, base salary and fringe benefits would continue for a period not to exceed three years and one month, resulting in a maximum base salary continuation benefit to Mr. Zyla, Ms. White and Mr. Hein of $259,000, $185,000 and $154,167 respectively, and $598,167 in the aggregate assuming all three Executives were entitled to such base salary continuation benefits, payable over approximately 37 months.

     A Change in Control is generally defined in the employment agreement to include any change in control of the Company required to be reported under the Federal securities laws, as well as (i) the acquisition, directly or indirectly, by any person of 25% or more of the combined voting power of the Company's then outstanding securities or (ii) a change in a majority of the directors of the Company during any period of two consecutive years without the approval of at least two-thirds of the persons then still in office who were directors of the Company at the beginning of such period.

     Each employment agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced, in the manner determined by the employee, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for Federal income tax purposes. Excess parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for Federal income tax purposes.

     Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect.

BENEFITS

     DEFINED BENEFIT PLAN AND TRUST. The Savings Bank has a defined benefit pension plan and trust ("Defined Benefit Plan") covering substantially all of its employees. The benefits are based on years of service and employees' compensation. Employees of the Savings Bank are eligible to participate in the Defined Benefit Plan after one year of service and attainment of age 21. In general, the Defined Benefit Plan provides for benefits to a participant payable monthly upon normal retirement at age 65 (or, if later, the 5th anniversary of the participant's original date of participation) in an amount equal to 2% of the participant's average monthly compensation multiplied by the participant's first 20 years of benefit service, plus 1% of such average monthly compensation multiplied by the participant's next 10 years of benefit service. Years of benefit service are limited to 30 years. Average monthly compensation is the average monthly compensation paid to the participant over the three consecutive plan years of service which produce the highest average during the 10 years preceding the participant's retirement, death or termination of employment. Compensation means the total earnings received by the participant from the Savings Bank which are subject to Federal income tax, including salary deferrals made on behalf of a participant to the Code Section 401(k) Plan maintained by the Savings Bank. A participant may elect to retire early (and receive a reduced monthly benefit) on or after the participant has attained the age of 60 and has provided 20 continuous years of service. Alternatively, a participant may elect a late retirement and receive an adjusted benefit. A year of service is any year in which an employee works a minimum of 1,000 hours. Under the Defined Benefit Plan, a participant's benefits are fully vested after five years of service. In addition, a participant's benefits are fully vested upon the participant attaining the normal retirement age of 65 or provided the participant is still employed by the Savings Bank, upon the participant attaining the early retirement age of 60 and having been employed by the Savings Bank for at least 20 consecutive years.

     Payment of benefits under the Defined Benefit Plan generally will be made in the form of a guaranteed annuity payable monthly for as long as the participant lives. If the participant dies before receiving 120 monthly payments, the remainder of the 120 payments will be paid to the participant's designated beneficiary. The automatic form of benefit is a life annuity to an unmarried participant and a qualified joint and survivor annuity to a married participant, although alternative forms of benefits are available. The Defined Benefit Plan also provides a qualified pre-retirement survivor annuity and a pre-retirement death benefit in the event of death of the participant prior to retirement.

     The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of service. The figures in the table assume that the Defined Benefit Plan continues in its present form and that the participants elect a straight life annuity form of benefit.

                                            YEARS OF CREDITED SERVICE
  THREE YEAR       ---------------------------------------------------------------------------
ANNUAL AVERAGE     15 YEARS OF     20 YEARS OF     25 YEARS OF     30 YEARS OF     35 YEARS OF
 COMPENSATION        SERVICE         SERVICE         SERVICE         SERVICE         SERVICE
- --------------     -----------     -----------     -----------     -----------     -----------
   $ 20,000          $ 6,000         $ 8,000         $ 9,000         $10,000         $10,000
   $ 30,000          $ 9,000         $12,000         $13,500         $15,000         $15,000
   $ 40,000          $12,000         $16,000         $18,000         $20,000         $20,000
   $ 50,000          $15,000         $20,000         $22,500         $25,000         $25,000
   $ 60,000          $18,000         $24,000         $27,000         $30,000         $30,000
   $ 70,000          $21,000         $28,000         $31,500         $35,000         $35,000
   $ 80,000          $24,000         $32,000         $36,000         $40,000         $40,000
   $ 90,000          $27,000         $36,000         $40,500         $45,000         $45,000
   $100,000          $30,000         $40,000         $45,000         $50,000         $50,000
   $125,000          $37,500         $50,000         $56,250         $62,500         $62,500

     For the years ended December 31, 1995, 1994 and 1993 the Defined Benefit Plan funding expense amounted to $69,035, $67,032 and $36,150, respectively. The amounts expended as contributions to the Defined Benefit Plan for financial reporting purposes on behalf of any particular individual or group of individuals participating in the Defined Benefit Plan cannot be determined. For additional information about the Defined Benefit Plan, see Note 11 of the Notes to the Financial Statements.

     At December 31, 1995, Mr. Zyla, Ms. White and Mr. Hein had 28, 30 and 9 years, respectively, of credited service under the Defined Benefit Plan.

     401(K) PLAN AND TRUST. Effective January 1, 1994 the Savings Bank adopted a 401(k) profit sharing plan and trust (the "401(k) Plan") covering substantially all of its employees. The 401(k) Plan has no age or service requirements as a condition of eligibility to participate in the 401(k) Plan. In general, the 401(k) Plan allows each participant through a salary reduction arrangement to elect to have his or her compensation paid by the Savings Bank during the plan year reduced by up to 10%, subject to certain limitations, and contributed to the 401(k) Plan. A participant's compensation includes his or her W-2 compensation and other compensation which is not currently includable in the participant's gross income by reason of Code Sections 125, 401(a)(8), 402(h)1)(B), or 403(b) (the "Compensation"). The Savings Bank may make matching contributions on behalf of all participants equal to a discretionary percentage, to be determined by the Savings Bank, of the participant's elective salary reduction. In addition, the Savings Bank may make a discretionary contribution which is not limited to its current or accumulated net profit, to be allocated in the same proportion as each participant's Compensation bears to the total of such Compensation for all participants. All Employer contributions are discretionary, and not mandatory. Participants are provided with the opportunity to direct the investment of their account balances in the 401(k) Plan through one or more investment funds. Contributions made by a participant through a salary reduction arrangement are credited to a participant's elective account, are fully vested when made and cannot be forfeited for any reason. Employer contributions, if any, are credited to an employer contribution account for each participant. A participant is fully vested in the employer contribution account after five years of credited service with the Savings Bank. If the participant terminates employment for any reason other than normal retirement at age 65, late retirement, death or total and permanent disability, any amount in the employer contribution account which is not vested will be forfeited. There are no provisions for early retirement benefits or pre-retirement distributions. Withdrawals from a participant's elective account are not permitted except in the event of normal retirement at age 65, disability, termination of employment or a specified hardship. Distributions of benefits under the 401(k) Plan will be made in a cash lump sum payment. For the years ended December 31, 1995 and 1994 the Savings Bank made no matching or other discretionary contributions to the 401(k) Plan.

  EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST.

     The Company intends to establish the ESOP for employees of the Company and the Savings Bank. Substantially all employees of the Company and the Savings Bank will be eligible to participate in the ESOP. The ESOP will have no age requirement and a one hour service requirement as a condition of eligibility to participate.

     As part of the Conversion, in order to fund the purchase of 8% of the Common Stock to be issued in the Conversion, it is anticipated that the ESOP will borrow funds from the Company. It is anticipated that such loan will equal 100% of the aggregate purchase price of the Common Stock acquired by the ESOP in the Conversion. The loan to the ESOP will be repaid principally from the Company's and the Savings Bank's contributions to the ESOP over a period of 15 years, and the collateral for the loan will be the Common Stock purchased by the ESOP and remaining unallocated to participant accounts. As of the date of this Prospectus, the interest rate for the ESOP loan is expected to be a fixed rate of 7.0%. See "Pro Forma Data". The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, through the original issuance of additional shares by the Company or through the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

     Shares purchased by the ESOP with the proceeds of the loan will be held by the trustees in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of compensation for the year of allocation. All participants must be employed by the Company or the Savings Bank on the last day of the plan year in order to receive an allocation. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Participants will vest in their right to receive their account balances within the ESOP at the rate of 20 percent per year, starting with completion of their third year of credited service, until 100% vesting is achieved after seven years of credited service. For purposes of vesting, credit is given for years of service with the Savings Bank prior to the adoption of the ESOP. A year of credited service will be earned by a participant for each calendar year in which the participant is credited with not less than 1000 hours of service for the Company or the Savings Bank. Prior to the completion of three years of credited service, a participant who terminates employment will not receive any benefit under the ESOP. Participants will become 100% vested in the ESOP upon the attainment of age 65, death, disability or termination of the ESOP. Benefits may be payable upon retirement, disability or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     A committee will be appointed by the Board to administer the ESOP. Messrs. John A. Stiver and Robert S. Zyla will serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions, and unallocated shares, will generally be voted by the ESOP trustee in the same ratio on any matter as to those shares for which instructions are given.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Accounting Pronouncements" for a discussion of SOP 93-6, which changes the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares.

     Generally accepted accounting principles require that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. Since the ESOP is borrowing from the Company, such obligation is not treated as a liability, but will be excluded from stockholders' equity. If the ESOP purchases newly-issued shares from the Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease because of the increase in the number of outstanding shares.

     The ESOP will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the regulations of the IRS and the Department of Labor thereunder.

  STOCK OPTION PLAN.

     Following the Conversion, the Board of Directors of the Company intends to adopt the Stock Option Plan. The Company intends to submit the Stock Option Plan for approval to stockholders at a meeting of stockholders to be held no earlier than six months following the Conversion. No options will be awarded under the Stock Option Plan unless stockholder approval is obtained, or if awarded, such options will be conditioned upon obtaining stockholder approval.

     The Stock Option Plan will be designed to attract and retain qualified directors, officers and personnel in key positions, and to provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company. The Stock Option Plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options") and non-incentive or compensatory stock options ("compensatory stock options") (collectively "Awards"). Awards will be available for grant to directors, officers and key employees of the Company and any subsidiaries, except that non-employee directors will not be eligible to receive incentive stock options.

     The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee") which is "disinterested" pursuant to applicable regulations under the Federal securities laws. Unless sooner terminated, the Stock Option Plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by the Company's stockholders.


     Under the Stock Option Plan, the Committee will determine which officers and key employees will be granted options, whether such options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of the incentive stock options and the compensatory options shall be required to be at least equal to the fair market value of a share of Common Stock on the date the option is granted. All options shall become vested and exercisable in the manner determined by the Committee, provided, however, that such options shall vest at a rate no greater than 20% a year beginning one year from the date the Stock Option Plan is approved by stockholders or one year from the date of grant, whichever is later. Upon the death or disability of a person granted incentive or compensatory stock options, the options will be immediately vested.


     Each incentive stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates. The failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Stock options are non-transferable except by will or the laws of descent and distribution.

     Non-employee directors will be granted non-discretionary formula awards as follows: (1) initial awards will be granted (a) on the effective date of the Stock Option Plan, to each non-employee director of the Company serving on its Board of Directors on the date of the Conversion in the amount of 2,500 compensatory stock options plus an additional 250 compensatory stock options for each full year of service on the board of directors of the Savings Bank, and (b) on the date of election or appointment to the Board of Directors of the Company, to each non-employee director so elected or appointed for the first time (excluding those non-employee directors receiving an initial award on the effective date of the Stock Option Plan) in the amount of 2,500 compensatory stock options; and (2) subsequent to each annual meeting of stockholders of the Company (a) 250 compensatory stock options will be awarded to each non-employee director remaining on the Board of Directors of the Company after such annual meeting and (b) an additional 250 compensatory stock options will be awarded to the person serving as chairperson of the Board of Directors of the Company immediately after such meeting. If less than 1,322,500 shares of Common Stock are issued in the Conversion, the Board of Directors of the Company may adjust the amount of non-employee director formula awards.

     Non-employee director formula awards will be granted at a per share exercise price equal to the fair market value of a share of Common Stock on the date the option is granted, will vest at a rate of 20% a year beginning one year from the date the Stock Option Plan is approved by stockholders or one year from the date of grant, whichever is later, and will be exercisable at any time after it vests until the earlier of 10 years after the date of grant or the third anniversary of the date on which the non-employee director ceases to serve on the Board of Directors of the Company. If an optionee dies while serving as a non-employee director or within three years following the termination of the optionee's service as a non-employee director as a result of disability, retirement or resignation without having fully exercised his options, the optionee's executors, administrators, legatees or distributees of his estate shall have the right to exercise such options during the twelve-month period following such death, provided no option will be exercisable within six months after the date of grant or more than ten years from the date it was granted.

     The Company intends to reserve for future issuance pursuant to the Stock Option Plan a number of authorized shares of Common Stock equal to 10% of the Common Stock issued in the Conversion, or 85,000 shares and 115,000 shares, based on the issuance of 850,000 shares and 1,150,000 shares at the minimum and maximum of the Estimated Valuation Range, respectively. In the event of a stock split, a subdivision or consolidation of shares or any other capital adjustment, or a stock dividend or other increase or decrease with the shares effected without receipt of consideration by the Company, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Award relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of the Common Stock outstanding. Similar adjustments will be made in the event of a recapitalization, merger, reorganization, liquidation, consolidation or similar transaction pertaining to the Company.

     Under current provisions of the Code, the Federal income tax treatment of incentive stock options and compensatory stock options is different. With regards to incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a Federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee.

     Assuming the receipt of stockholder approval for the Stock Option Plan, the Board of Directors has not, at this time, made a specific reserve of any shares available under the Stock Option Plan for the executive officers and employees of the Savings Bank or the non-employee directors of the Savings Bank, except that 3% of the shares of Common Stock of the Company issued in the Conversion will be allocated to non-employee director formula awards to be awarded pursuant to the formula until depleted. OTS regulations provide that no individual employee may receive more than 25% of the shares of any plan and non-employee directors may not receive more than 5% of any plan individually or 30% in the aggregate for all directors' unless the Regional Director of the OTS permits otherwise.

  RECOGNITION AND RETENTION PLAN AND TRUST.

     Following the Conversion, the Board of Directors of the Company intends to adopt the Recognition Plan for directors, officers and employees. The objective of the Recognition Plan will be to enable the Company to provide directors, officers and employees of the Company and the Savings Bank with a proprietary interest in the Company as an incentive to contribute to its success.

     The Company intends to seek stockholder approval of the Recognition Plan at a meeting of stockholders to be held no earlier than six months following the Conversion. Assuming the receipt of stockholder approval, the Company expects to acquire Common Stock on behalf of the Recognition Plan, in an amount equal to 4% of the Common Stock issued in the Conversion, or 34,000 shares and 46,000 shares at the minimum and maximum of the Estimated Valuation Range. These shares will be acquired through open market purchases or from authorized but unissued shares. Although no specific award determinations have been made, the Company anticipates that, if stockholder approval is obtained, it will provide discretionary awards to its officers and employees of the Company and the Savings Bank, and non-discretionary formula awards to the non-employee directors of the Company, to the extent permitted by applicable regulations. OTS regulations provide that no individual employee may receive more than 25% of the shares of any plan and non-employee directors may not receive more than 5% of any plan individually or 30% in the aggregate for all directors' unless the Regional Director of the OTS permits otherwise.

     Non-employee directors will be granted non-discretionary formula awards as follows: (1) initial awards will be granted (a) on the effective date of the Recognition Plan, to each non-employee director of the Company serving on its Board of Directors on the date of the Conversion in the amount of 1,000 shares plus an additional 100 shares for each full year of service on the board of directors of the Savings Bank, and (b) on the date of election or appointment to the Board of Directors of the Company, to each non-employee director so elected or appointed for the first time (excluding those non-employee directors receiving an initial award on the effective date of the Recognition Plan) in the amount of 1,000 shares; and (2) subsequent to each annual meeting of stockholders of the Company (a) 100 shares will be awarded to each non-employee director remaining on the Board of Directors of the Company after such annual meeting and (b) an additional 100 shares will be awarded to the person serving as chairperson of the Board of Directors of the Company immediately after such meeting. 1.2% of the shares of Common Stock of the Company issued in the Conversion (30% of such shares acquired by the Recognition Plan) will be allocated to non-employee director formula awards to be awarded pursuant to the formula until depleted. If less than 1,322,500 shares of Common Stock are issued in the Conversion, the Board of Directors of the Company may adjust the amount of non-employee director formula awards.


     The Recognition Plan will be administered and interpreted by a committee of the Board of Directors which is "disinterested" pursuant to applicable regulations under the Federal securities laws. The Board of Directors will appoint Messrs. John A. Stiver and Robert S. Zyla to serve as trustees of the trust to be established pursuant to the Recognition Plan (the "Trust"). The trustees will have the responsibility to invest all funds contributed by the Company and the Savings Bank to the Trust. Shares of Common Stock granted pursuant to the Recognition Plan generally will be in the form of restricted stock which shall become unrestricted and payable over a five (5) year period at a rate of 20% a year beginning one year from the later of the date the Recognition Plan is approved by stockholders of the Company or the date of the grant of the award. Upon the death or disability of a recipient, the stock will become unrestricted. For accounting purposes, compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized pro rata over the number of years during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the Trust. Under the terms of the Recognition Plan, the trustees will be authorized to vote unallocated shares in the same proportion as it receives instructions from recipients with respect to allocated shares which have not been earned and distributed. The trustees will not vote allocated shares which have not been distributed if it does not receive instructions from the recipient. In the event that a tender offer is made, the trustees shall tender shares held by the trustees which have not been earned and distributed in the same proportion in which a recipient of an award tenders shares which have been earned and distributed. If a recipient terminates employment for reasons other than death or disability, the recipient will forfeit all rights to the allocated shares under restriction. If the recipient's termination is caused by death or disability, all restrictions will expire and all allocated shares will become unrestricted. The Board of Directors of the Company will be authorized to terminate the Recognition Plan at any time, and if it does so, any shares not allocated will revert to the Company.


TRANSACTIONS WITH CERTAIN RELATED PERSONS

     FIRREA requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.

     The Savings Bank's policy provides that all loans made by the Savings Bank to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

     As of December 31, 1995, John A. Stiver, a director and chairman of the board, and C&J Leasing Co. (of which Mr. Stiver is owner) have borrowings from the Savings Bank with a total aggregate balance of $173,924 at December 31, 1995. The largest aggregate balance during 1995 of Mr. Stiver's loans (and his affiliates) was $180,151. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These extensions do not involve more than the normal risk of collectability or present other unfavorable features. Mr. Stiver also leases space from the Savings Bank for his offices at an annual rental of $11,100, which management believes is comparable to rates chargeable to unrelated third parties for rentals of similar space.

     In addition, Mr. Stiver has prepared the federal and state tax returns of the Savings Bank and during 1995 received a fee of $4,950 for this service. Management believes this fee for tax preparation services is comparable to rates charged by unrelated third parties for comparable services.

     As of December 31, 1995, the Savings Bank had committed to make an additional loan to Mr. Stiver in an amount not to exceed $250,000. This loan commitment was made in the ordinary course of business of the Savings Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These extensions do not involve more than the normal risk of collectability or present other unfavorable features.

     At December 31, 1995, no other director or executive officer, or their affiliates, had aggregate loan balances in excess of $60,000 and no such individual, or his or her affiliate, had engaged in any transaction with the Savings Bank with a value in excess of $60,000. The aggregate amount of loans to insiders at December 31, 1995 was $442,018, which constitutes 6.2% of equity.

     Charles P. McCullough, a director of the Savings Bank, is an attorney with the law firm of Tucker Arensberg, P.C., which has been retained by the Savings Bank and the Company to advise it in connection with the Conversion of the Savings Bank and with respect to other legal matters on an ongoing basis. The Company and the Savings Bank expect this relationship to continue after the completion of the Offerings.

     The Savings Bank retained media services from a company owned by the brother of one of the Savings Bank's officers. The total costs for such services in 1995, 1994 and 1993 were $24,765, $26,320 and $31,160, respectively.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Common Stock of the Company proposed to be purchased by the Savings Bank's directors and executive officers and by all directors and executive officers as a group and their associates, assuming shares of Common Stock are issued at the minimum and maximum of the Estimated Valuation Range and that sufficient shares will be available to satisfy their subscriptions.

                                         AT THE MINIMUM                               AT THE MAXIMUM
                               OF THE ESTIMATED VALUATION RANGE(1)          OF THE ESTIMATED VALUATION RANGE(1)
                             ---------------------------------------      ---------------------------------------
                                                       AS A PERCENT                                 AS A PERCENT
                                           NUMBER        OF SHARES                      NUMBER        OF SHARES
           NAME               AMOUNT     OF SHARES        OFFERED          AMOUNT     OF SHARES        OFFERED
- --------------------------   --------    ----------    -------------      --------    ----------    -------------
John A. Stiver............   $150,000      15,000           1.76%         $150,000      15,000           1.30%
Robert S. Zyla............   $ 75,000       7,500            .88%         $ 75,000       7,500            .65%
Patricia A. White.........   $100,000      10,000           1.18%         $100,000      10,000            .87%
Martin W. Dowling.........   $100,000      10,000           1.18%         $100,000      10,000            .87%
Michael R. Macosko........   $100,000      10,000           1.18%         $100,000      10,000            .87%
Mark R. Schoen............   $ 50,000       5,000            .59%         $ 50,000       5,000            .43%
Charles P. McCullough.....   $ 25,000       2,500             .3%         $ 25,000       2,500            .22%
James M. Hein.............   $ 65,000       6,500            .76%         $ 65,000       6,500            .57%
Directors and Executive
  Officers as a Group.....   $665,000      66,500           7.82%         $665,000      66,500           5.78%

- ---------

(1) Includes proposed subscriptions, if any, by associates. See "Risk Factors--Certain Anti-Takeover Provisions--Voting Control of Officers and Directors".

                                 THE CONVERSION

     THE BOARD OF DIRECTORS OF THE SAVINGS BANK AND THE OTS HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE SAVINGS BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

GENERAL


     On February 14, 1996, the Savings Bank's Board of Directors unanimously adopted the Plan, pursuant to which the Savings Bank will be converted from a Federally chartered mutual savings bank to a Federally chartered stock savings bank. It is intended that all of the common stock of the Savings Bank to be issued in the Conversion will be held by the Company, which is incorporated under Pennsylvania law. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan and certain other matters by the Savings Bank's members. A special meeting has been called for this purpose to be held on June 19, 1996.


     The Company has applied for and received the approval of the OTS to become a savings and loan holding company and to acquire all of the common stock of the Savings Bank to be issued in the Conversion. The Company plans to retain 50% of the net Conversion proceeds from the sale of the Common Stock, with the other 50% of the net Conversion proceeds used to purchase all of the to be issued and outstanding capital stock of the Savings Bank. Based on the issuance of 1 million shares at the Purchase Price, approximately $800,000 of the net proceeds retained by the Company are intended to be used to loan funds to the ESOP to enable the ESOP to purchase up to 8% of the shares issued in the Conversion. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company to be issued pursuant to the Plan.

     The Plan provides generally that (i) the Savings Bank will convert from a Federally chartered mutual savings bank to a Federally chartered stock savings bank and (ii) the Company will offer shares of Common Stock for sale in the Subscription Offering to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members and to the Directors, Officers and Employees. Commencing concurrently with the Subscription Offering, and subject to the prior rights of holders with subscription rights, the Company is offering the Common Stock not subscribed for in the Subscription Offering in a Community Offering to certain members of the general public, with preference to natural persons residing in the Local Community. See "--Community Offering". It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering to be managed by Ryan, Beck. The Savings Bank has the right in its sole discretion to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or in the Syndicated Community Offering.

     The aggregate price of the shares of Common Stock to be issued in the Conversion within the Estimated Valuation Range, currently estimated to be between $8.5 million and $11.5 million, will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Stock of the Company. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The appraisal has been performed by FinPro, an independent consulting firm experienced in the valuation and appraisal of savings institutions. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the Common Stock.

     The following is a brief summary of pertinent aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at each branch of the Savings Bank and at the offices of the OTS. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information".

PURPOSES OF CONVERSION

     The Savings Bank, as a Federally chartered mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Savings Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of the institution by providing a larger capital base on which the Savings Bank may operate, enhanced future access to capital markets, enhanced ability to diversify into other financial services related activities, and enhanced ability to render services to the public.

     The holding company form of organization will provide additional flexibility to diversify the Savings Bank's business activities through newly formed subsidiaries, or through acquisition of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

     After completion of the Conversion, the unissued common and preferred stock authorized by the Company's articles of incorporation will permit the Company, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options or the issuance of additional shares under the Recognition Plan. Following Conversion, the Company will also be able to use one or more stock-related incentive programs, such as a stock option program and a management recognition and retention program to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Savings Bank--Compensation of Executive Officers".

EFFECTS OF CONVERSION

     GENERAL. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

     Consequently, mutual savings bank depositors normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual savings bank converts to stock form, permanent nonwithdrawable capital stock is created to represent the ownership of the institution's net worth. THE SAVINGS BANK'S COMMON STOCK AND THE COMMON STOCK OF THE COMPANY IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE, AND IS NOT, INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the Common Stock upon completion of the Conversion. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

     CONTINUITY. While the Conversion is being accomplished, the normal business of the Savings Bank of accepting deposits and making loans will continue without interruption. The Savings Bank will continue to be subject to regulation by the OTS and the FDIC. After Conversion, the Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The directors serving the Savings Bank at the time of the Conversion will continue to serve as directors of the Savings Bank after the Conversion. The Directors of the Company will consist of individuals currently serving on the Board of Directors of the Savings Bank. All officers of the Savings Bank at the time of the Conversion will retain their positions after the Conversion.

     EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in the Savings Bank at the time of the Conversion will automatically continue as a depositor of the Savings Bank after the Conversion of the Savings Bank from a mutual form to a stock form, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     EFFECT ON LOANS. No loan outstanding from the Savings Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

     EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors and certain borrowers of the Savings Bank are members of the Savings Bank. All members who have maintained a deposit or borrowing relationship for a period of up to sixty days before a membership meeting have voting rights in the Savings Bank as to all matters requiring membership action. Upon Conversion, the depositors and such borrowers will cease to be members and will no longer be entitled to vote at meetings of the Savings Bank. Upon Conversion, all voting rights in the Savings Bank will be vested in the Company as the sole stockholder of the Savings Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. The depositors of, and such borrowers from, the Savings Bank will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.

     TAX EFFECTS. The Savings Bank has received opinions with regard to Federal and Pennsylvania income tax which indicate that the adoption and implementation of the Plan of Conversion will not be taxable for Federal or Pennsylvania tax purposes to the Savings Bank or its Eligible Account Holders and Supplemental Eligible Account Holders or the Company, except as discussed below. See "--Tax Aspects".

     EFFECT ON LIQUIDATION RIGHTS. Were a mutual savings bank to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Savings Bank were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "--Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Savings Bank's capital stock. Pursuant to the rules and regulations of the OTS, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     The Plan of Conversion requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Savings Bank and the Company have retained FinPro to make such valuation. For its services in making such appraisal, and for services performed in connection with the Company's holding company application to the OTS, FinPro will receive a fee of $30,000. The Savings Bank and the Company have agreed to indemnify FinPro and its employees and affiliates against certain losses (including any losses in connection with claims under the Federal securities laws) arising out of its services as appraiser, except where the liability of FinPro results from its negligence or willful misconduct.


     An appraisal has been made by FinPro in reliance upon the information contained in this Prospectus, including the Financial Statements. FinPro also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Savings Bank and the economic and demographic conditions in the Savings Bank's existing marketing area; certain historical, financial and other information relating to the Savings Bank; a comparative evaluation of the operating and financial statistics of the Savings Bank with those of other similarly situated publicly-traded savings institutions located in Pennsylvania and other regions of the United States; the aggregate size of the offering of the Common Stock; the impact of Conversion on the Savings Bank's net worth and earnings potential; the proposed dividend policy of the Company and the Savings Bank; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In the process of appraising the Savings Bank, the appraisal included, but was not limited to, consideration that the Savings Bank was less competitive to other publicly traded thrifts, that were considered its peers, in various financial areas including balance sheet data, balance sheet growth, asset quality and profitability. A copy of the Conversion Valuation Appraisal Report of FinPro may be obtained without charge by calling the Savings Bank at (412) 655-1190. This appraisal of the Common Stock is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing such stock nor can any assurance be given that purchasers of the Common Stock in the Conversion will be able to sell such shares after the Conversion at or above the Purchase Price. See "Additional Information".


     On the basis of the foregoing, FinPro has advised the Company and the Savings Bank that, in its opinion, dated March 5, 1996, the Estimated Valuation Range of the Common Stock ranged from a minimum of $8.5 million to a maximum of $11.5 million and a midpoint of $10.0 million. Based upon the Estimated Valuation Range and the Purchase Price of $10.00 per share for the Common Stock established by the Board of Directors, the Company expects to issue between 850,000 and 1,150,000 shares of Common Stock. The Estimated Valuation Range may be amended with the approval of the OTS, if required, if necessitated by subsequent developments in the financial condition of the Company or the Savings Bank or market conditions generally. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the Conversion. In the event the appraisal is updated to amend the value of the Savings Bank below $8.5 million or above $13.2 million (the maximum of the Estimated Valuation Range, as adjusted by 15%), such appraisal will be filed with the SEC by post-effective amendment and subscribers will be resolicited, as described below.

     Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Common Stock in excess of $11.5 million (the maximum of the Estimated Valuation Range) and up to $13.2 million (the maximum of the Estimated Valuation Range, as adjusted by 15%), the Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Company will receive orders for Common Stock in excess of the maximum of the Estimated Valuation Range or that, if such orders are received, that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from FinPro which reflects such an increase in the valuation and the approval of such increase by the OTS.

     Such valuation, however, is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. FinPro did not independently verify the Financial Statements and other information provided by the Savings Bank, nor did FinPro value independently the assets or liabilities of the Savings Bank. The valuation considers the Savings Bank as a going concern and should not be considered as an indication of the liquidation value of the Savings Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the Conversion will thereafter be able to sell such shares at prices at or above the Purchase Price.

     Prior to the completion of the Conversion or to fill in part, or in whole, the subscription order of the ESOP, the maximum of the Estimated Valuation Range may be increased up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 1,322,500 shares to reflect changes in the market and financial conditions, without the resolicitation of subscribers. See "Conversion -- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Valuation Range to fill unfilled orders in the Subscription Offering.

     No sale of shares of Common Stock in the Conversion may be consummated unless prior to such consummation FinPro confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of Common Stock at the time of the sale of the Common Stock. If such is not the case, a new Estimated Valuation Range may be set, a new Subscription and Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Company and the Savings Bank shall determine and the OTS may permit.

     Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Estimated Valuation Range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Estimated Valuation Range or more than 15% above the maximum of such range, purchasers will be resolicited. In the event of a resolicitation, subscribers will be permitted to continue, modify or rescind their orders. In order to continue an order, subscribers will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will either be promptly refunded with interest at the Savings Bank's passbook rate of interest, or deposit authorizations will be cancelled. Any change in the Estimated Valuation Range must be approved by the OTS. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Valuation Range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the ESOP which will be able to subscribe for such adjusted amount. See "--Limitations on Common Stock Purchases".

     An increase in the number of shares to be issued in the Conversion, as a result of an increase in the estimated pro forma market value or to fulfill the order of the ESOP, would decrease both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the

Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Pro Forma Data".

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

     In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) Eligible Account Holders, (2) the ESOP, (3) Supplemental Eligible Account Holders, (4) Other Members, and (5) Directors, Officers and Employees of the Savings Bank. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "--Limitations on Common Stock Purchases".

     PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) $50,000 of Common Stock, (ii) one-tenth of one percent (1/10 of 1%) of the total offering of shares of Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case on the December 31, 1994 (the "Eligibility Record Date"), subject to the overall purchase limitation and without giving effect to an increase in the shares issued pursuant to an increase in the Estimated Valuation Range of up to 15%.

     In the event that Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in excess of the total number of such shares eligible for subscription, the shares of Common Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of shares equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied provided that no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. The term "Qualifying Deposit" means the balance of each savings account of $50 or more in the Savings Bank at the close of business on December 31, 1994.

     To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Savings Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 1994.

     PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. The ESOP will receive, without payment therefor, second priority non-transferable subscription rights to purchase, in the aggregate, up to 8% of the Common Stock issued in the Conversion. The ESOP intends to purchase 8% of the shares to be issued in the Conversion, or 68,000 shares and 92,000 shares, based on the issuance of 850,000 shares and 1,150,000 shares, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by, or which are otherwise attributable to, any other participants in the Subscription and Community Offerings, including subscriptions of any of the Savings Bank's directors, officers, employees or associates thereof. See "Management of the Savings Bank --Benefits--Employee Stock Ownership Plan and Trust". The subscription rights granted to the ESOP are subject to the availability of shares after taking into account the shares purchased by Eligible Account Holders; provided, however, that in the event that the total number of shares offered in the Conversion is increased to an amount greater than the number of shares representing the maximum of the Estimated Valuation Range, the ESOP has been granted a priority right in accordance with applicable regulations to purchase any such shares up to an aggregate of 8% of the Common Stock offered.

     PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) $50,000 of Common Stock, (ii) one-tenth of one percent (1/10 of 1%) of the total offering of shares of Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitation and without giving effect to an increase in the shares issued pursuant to an increase in the Estimated Valuation Range of up to 15%.

     In the event of an oversubscription for shares of Common Stock based on the subscription of the Supplemental Eligible Account Holders, the remaining shares of Common Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his total allocation (including the number of shares of Common Stock, if any, allocated in accordance with the rules for allocation among Eligible Account Holders) equal to 100 shares of Common Stock or the total amount of his subscription, whichever is less. Any shares of Common Stock not allocated as provided in the previous sentence shall be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

     To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed.

     PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of
(i) $50,000 of Common Stock or (ii) one-tenth of one percent (1/10 of 1%) of the total offering of shares of Common Stock, subject to the overall purchase limitation and without giving effect to an increase in shares issued pursuant to an increase in the Estimated Valuation Range of up to 15%. In the event that such Other Members subscribe for a number of shares of Common Stock which, when added to the shares of Common Stock subscribed for by the Eligible Account Holders, the ESOP and the Supplemental Eligible Account Holders, is in excess of the total number of shares of Common Stock being issued, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

     PRIORITY 5: DIRECTORS, OFFICERS AND EMPLOYEES. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, then the Directors, Officers and Employees will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for, in this category, an aggregate of up to 24% of the Common Stock offered in the Conversion. The subscription rights made available to the

Directors, Officers and Employees shall be allocated among such Directors, Officers and Employees as determined by the Board of Directors after considering the period of service of any such Director, Officer or Employee and the compensation and position of any such Director, Officer or Employee. The ability of Directors, Officers and Employees to purchase Common Stock under this category is in addition to rights which are otherwise available to them under the Plan, and generally allows such persons to purchase up to 24% of the total number of shares of Common Stock sold in the Conversion in the aggregate; provided, however, each such Director, Officer and Employee is subject to the terms of the purchase limits which are applicable to the Conversion as set forth in the Plan.

     In the event that such Directors, Officers and Employees subscribe for a number of shares of Common Stock which, when added to the shares of Common Stock subscribed for by the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members is in excess of the total number of shares of Common Stock being issued in the Conversion, the subscriptions of such Directors, Officers and Employees will be allocated among the subscribing Directors, Officers and Employees so as to permit each subscribing Director, Officer and Employee, to the extent possible, to purchase a number of shares sufficient to make his total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the subscribing Director, Officer or Employee in question. Any shares remaining will be allocated among the subscribing Directors, Officers and Employees whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

     For information as to the number of shares proposed to be purchased by certain of the directors and officers, see "Management of the Savings Bank--Subscriptions by Directors and Executive Officers".

     No person who is eligible to subscribe to purchase Common Stock in this category shall have any right to purchase any increase in the number of shares of Common Stock to be issued in the Conversion after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Valuation Range.


     EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire on July 24, 1996 (the "Expiration Date"), unless extended for up to 45 days or such additional periods by the Savings Bank with the approval of the OTS. Such extensions may not be extended beyond June 19, 1998. Subscription rights which have not been exercised prior to the Expiration Date will become void.


     The Savings Bank will not execute orders until at least the minimum number of shares of Common Stock (850,000) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Savings Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45 day period following the Expiration Date is granted, the Savings Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

     PERSONS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES. The Company and the Savings Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Savings Bank and the Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which: (a) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small; (b) the granting of subscription rights or the offer or sale of shares of Common Stock to such persons would require the Company, the Savings Bank, or their officers, directors or employees under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and
(c) such registration or qualification in the Company's and the Savings Bank's judgment would be impracticable or unduly burdensome for reasons of costs or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Savings Bank and the Company will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

COMMUNITY OFFERING

     To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members and the Directors, Officers and Employees, the Savings Bank has determined to offer shares pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in the Local Community ("Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to the greater of (i) $50,000 of the Common Stock offered in the Conversion, or (ii) one-tenth of one percent (1/10 of 1%) of the total offering of shares of Common Stock, subject to the maximum purchase limitation and without giving effect to shares issued pursuant to an increase in the Estimated Valuation Range by up to 15%. See "--Limitations on Common Stock Purchases". This amount may be increased or decreased at the sole discretion of the Company and the Savings Bank. The opportunity to subscribe for shares of Common Stock in the Community Offering category is subject to the right of the Savings Bank and the Company, in its sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date.

     If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Savings Bank, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

MARKETING AND UNDERWRITING ARRANGEMENTS

     The Savings Bank and the Company have engaged Ryan, Beck as a financial and marketing advisor in connection with the offering of the Common Stock and Ryan, Beck has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Based upon negotiations between the Savings Bank and the Company concerning fee structure, Ryan, Beck will receive an advisory and management fee of $50,000 in consideration for providing certain advisory and administrative services in connection with the Conversion and a marketing fee equal to 1.75% of the aggregate Purchase Price of Common Stock sold in the Subscription Offering and the Community Offering. The marketing fee paid by the Savings Bank shall be reduced by 50% of the advisory and marketing fee. No fees will be paid to Ryan, Beck on subscriptions by any Director, Officer or Employee of the Company or the Savings Bank or members of their immediate families or by the ESOP. In the event that a selected dealer agreement is entered into in connection with a Syndicated Community Offering, the Savings Bank will pay a fee (to be negotiated at such time under such agreement) to such selected dealers, and a management fee to Ryan, Beck of 1.5% for shares sold by a member firm of the National Association of Securities Dealers ("NASD") pursuant to a selected dealers agreement; provided, however, that any fees payable to Ryan, Beck for Common Stock sold by them pursuant to such a selected dealers agreement shall not exceed 6.5% of the actual Purchase Price. Fees to Ryan, Beck and to any other broker-dealer may be deemed to be underwriting fees and Ryan, Beck and such broker-dealers may be deemed to be underwriters. Ryan, Beck will also be reimbursed for its reasonable out-of-pocket expenses. Ryan, Beck will not incur any single expense in an amount exceeding $3,000 without the prior approval of the Company and the Savings Bank. The legal fees of the counsel of Ryan, Beck up to $30,000 will be paid by the Company and the Savings Bank.

     Directors and executive officers of the Company and the Savings Bank may participate in the solicitation of offers to purchase Common Stock. Other employees of the Savings Bank may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Savings Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND COMMUNITY OFFERINGS

     To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

     To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Savings Bank's deposit account (which may be given by completing the appropriate blanks in the order form), must be received by the Savings Bank at any of its offices by 12:00 noon, Eastern Time, on the Expiration Date. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Savings Bank will not accept orders submitted on photocopied or facsimilied order forms. The Company and the Savings Bank have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Savings Bank unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the Eligibility Record Date, the Supplemental Eligibility Record Date, and/or the Voting Record Date must list all accounts on the stock order form giving all names in each account and the account numbers. In the case of Other Members, the reference to account and account number requests information concerning either the account number or the loan account of the Other Member with the Savings Bank, as the case may be.

     Payment for subscriptions may be made (i) in cash if delivered in person at any branch office of the Savings Bank, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Savings Bank. Interest will be paid on payments made by cash, check, bank draft or money order at the Savings Bank's passbook rate of interest from the date payment is received until completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

     If a subscriber authorizes the Savings Bank to withdraw the amount of the purchase price from his deposit account, the Savings Bank will do so as of the effective date of Conversion. The Savings Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

     If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time they subscribe, but rather, may pay for such shares of Common Stock subscribed for by the ESOP at the Purchase Price upon consummation of the Subscription and Community Offering, if all shares are sold, or upon consummation of the Syndicated Community Offering if shares remain to be sold in such offering, provided that, in the case of the ESOP, there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

     Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Savings Bank. Persons with self-directed IRAs maintained at the Savings Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, directors and ten percent shareholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription and Community Offerings, make such purchases for the exclusive benefit of the IRAs.

     Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Savings Bank, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

     Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

     THE SAVINGS BANK AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS BELIEVED BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

SYNDICATED COMMUNITY OFFERING

     As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed or through an underwritten public offering. The Savings Bank and the Company expect to market any shares which remain unsubscribed after the Subscription and Community Offerings through a Syndicated Community Offering. The Company and the Savings Bank have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither Ryan, Beck nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Ryan, Beck has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

     The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "--Stock Pricing and Number of Shares to be Issued". Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $150,000 of the total number of shares offered in the Conversion, without giving effect to an increase in shares issued pursuant to an increase in the Estimated Valuation Range by up to 15%.

     Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Savings Bank's passbook rate of interest from the date such payment is actually received by the Savings Bank until completion or termination of the Conversion.

     In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Savings Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Savings Bank for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date.

     Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

     The Syndicated Community Offering will terminate no more than 45 days following the Expiration Date, unless extended by the Company with the approval of the OTS. See "-- Stock Pricing and Number of Shares to be Issued" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

LIMITATIONS ON COMMON STOCK PURCHASES

     The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

          (1) No less than 25 shares;

          (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $50,000 of Common Stock,
     (ii) one-tenth of one percent (1/10th of 1%) of the total offering of shares of Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall limitation in clause (8) below and without giving effect to an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%;

          (3) The ESOP may purchase in the aggregate up to 8% of the shares of Common Stock issued in the Conversion; and in the event that the total number of shares in the Conversion is increased to an amount greater than the number of shares representing the maximum of the Estimated Valuation Range, the ESOP has been granted a priority right to purchase any shares up to an aggregate of 8% of the Common Stock offered;

          (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $50,000 of Common Stock, (ii) one-tenth of one percent (1/10 of 1%) of the total offering of shares of Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (8) below and without giving effect to an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%;

          (5) Each Other Member may subscribe for and purchase in the Subscription Offering up to the greater of (i) $50,000 of Common Stock or
     (ii) one-tenth of one percent (1/10 of 1%) of the total offering of shares of Common Stock, subject to the overall limitation in (8) below and without giving effect to an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%;

          (6) Persons purchasing shares of Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase in the Community Offering up to the greater of (i) $50,000 of Common Stock or (ii) one-tenth of one percent (1/10 of 1%) of the total offering of shares of Common Stock, subject to the overall limitation in clause (8) below and without giving effect to an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%;

          (7) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase in the Syndicated Community Offering up to $50,000 of Common Stock, subject to the overall limitation in clause (8) below and without giving effect to an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%;

          (8) Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Directors, Officers and Employees of the Savings Bank may purchase stock in the Community and Syndicated Community Offerings subject to the purchase limitations described in clauses (6) and (7) above, provided that, except for the ESOP, the maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person together with associates of and groups of persons acting in concert with such persons, shall not exceed $150,000 of Common Stock offered in the Conversion and without giving effect to an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%;

          (9) No more than 34% of the total number of shares offered for sale in the Conversion may be purchased by directors and officers of the Savings Bank and their associates in the aggregate, excluding purchases by the ESOP; and

          (10) No Director, Officer and Employee which has been allocated subscription rights by the Board of Directors pursuant to the fifth priority of the Subscription Offering shall receive subscription rights in an amount equal to the greater of (i) $50,000 of Common Stock or (ii) one-tenth of one percent (1/10 of 1%) of the total offering of shares of Common Stock, subject to the overall limitation in (8) above and without giving effect to an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%.

     If the number of shares of Common Stock otherwise allocable pursuant to the Subscription Offering, the Community Offering and the Syndicated Community Offering, or any combination thereof, to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his or her associates complies with the above maximums, and such maximum number of shares shall be reallocated among that person and his or her associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

     Orders for Common Stock in any Community Offering or Syndicated Community Offering shall first be filled up to a maximum of two percent of the Common Stock and thereafter remaining shares shall be allocated on an equal number of shares per order basis until all orders have been filled.

     Depending upon market or financial conditions, the Board of Directors of the Savings Bank and the Company, without further approval of the members of the Savings Bank, may decrease or increase the purchase limitations in the Plan of Conversion, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5%. Notwithstanding the foregoing, the maximum purchase limitation may be increased up to 9.99% provided that orders for Common Stock exceeding 5% of the shares being offered shall not exceed, in the aggregate, 10% of the total offering. If the Savings Bank and the Company increase the maximum purchase limitations, the Savings Bank and the Company are only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Savings Bank and the Company, resolicit certain other large subscribers.

     In the event of an increase in the total number of shares offered in the conversion due to an increase in the maximum of the Estimated Valuation Range of up to 15 % (the "Adjusted Maximum") the additional shares will be used in the following order of priority: (i) to fill the ESOP's subscription to up to 8% of the Adjusted Maximum; (ii) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum, with preference given to the residents of Allegheny, Washington, Westmoreland and Butler Counties, Pennsylvania (the "Community Purchasers"); (iii) in the event that there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the Adjusted Maximum, with preference given to Community Purchasers; (iv) in the event that there is an oversubscription at the Other Member level, to fill unfilled subscriptions of Other Members exclusive of the Adjusted Maximum, with preference given to Community Purchasers; (v) in the event that there is an oversubscription at the Directors, Officers and Employees level, to fill unfilled subscriptions of the Directors, Officers and Employees level exclusive of the Adjusted Maximum; and (vi) to fill unfilled Subscriptions in the Community Offering exclusive of the Adjusted Maximum, with preference given to Community Purchasers.

     Each person purchasing Common Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in the Plan of Conversion. The Directors of the Savings Bank and the Company shall not be deemed to be associates or a group affiliated with each other or otherwise acting in concert solely as a result of their being Directors of the Savings Bank or the Company.

     The term "associate" of a person is defined to mean: (i) any corporation or other organization (other than the Company, the Savings Bank or a majority-owned subsidiary of the Savings Bank) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Savings Bank in which such person has a substantial beneficial interest or serves as a trustees or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Savings Bank or the Company or any of their subsidiaries.

     The term "Acting in Concert" or "acting in concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or
(iii) a person which acts in concert with another person ("other party") shall also be deemed to be acting in concert with any person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustees and stock held by the plan will be aggregated. The Board of Directors has the authority to determine whether persons are acting in concert.

LIQUIDATION RIGHTS

     In the unlikely event of a complete liquidation of the Savings Bank in its present mutual form, each depositor would receive his pro rata share of any assets of the Savings Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Savings Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Savings Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Savings Bank above that amount.


     The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Savings Bank as of the date of its latest statement of financial condition contained in the final Prospectus used in connection with the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Savings Bank, would be entitled, on a complete liquidation of the Savings Bank after Conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, held in the Savings Bank on December 31, 1994 and March 31, 1996, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 1994 eligibility record date and the April 30, 1996 supplemental eligibility record date bore to the balance of all deposit accounts in the Savings Bank on each of such respective dates.


     If, however, on any December 31 annual closing date of the Savings Bank, the amount in any deposit account is less than the lesser of (i) the amount in such deposit account on any other annual closing date subsequent to the eligibility record date or the supplemental eligibility record date, as the case may be, or (ii) the qualifying deposit as of the eligibility record date or the supplemental eligibility date, as the case may be, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Savings Bank. If any Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder is closed, the related subaccount shall be reduced to zero.

     The creation and maintenance of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Savings Bank.

TAX ASPECTS

     The Savings Bank has received an opinion of its special counsel, Tucker Arensberg, P.C., that for Federal income tax purposes, among other matters (i) the Savings Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Code and neither the Savings Bank nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized to the Savings Bank or the Company upon the purchase of the Savings Bank's capital stock by the Company or to the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Savings Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Savings Bank plus any related interest in the residual equity of the Savings Bank; (iv) the tax basis of the depositors' deposit accounts in the Savings Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and (vi) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor and the holding period for the shares of Common Stock purchased by such persons will generally begin on the date on which their subscription rights are exercised. Tucker Arensberg, P.C., Savings Bank's special counsel, has also rendered an opinion that the foregoing tax effects of the Conversion under Pennsylvania law are substantially the same as they are under Federal law. Certain portions of the tax opinion are based upon the opinion of FinPro that subscription rights issued in connection with the Conversion will have no value. The tax opinion has been filed as an exhibit to the Registration Statement filed with respect to the Common Stock offered hereby. See "Additional Information."


     In the opinion of FinPro, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value and the Savings Bank could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisors as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

     Unlike private rulings, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

DELIVERY OF CERTIFICATES

     Certificates representing Common Stock issued in the Conversion will be mailed by the Company's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

     All shares of Common Stock purchased in connection with the Conversion by a director or an executive officer of the Company and the Savings Bank will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date within this one year period as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company and the Savings Bank will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

     Purchases of outstanding shares of Common Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Company and the Savings Bank after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Company's outstanding Common Stock, the exercise of any options pursuant to an approved stock option plan, or purchases of Common Stock of the Company made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan (as such terms are defined in the regulations of the

OTS) of the Savings Bank or the Company (including the ESOP) which may be attributable to any officer or director, whether as a participant or trustee of such plan.

     Unless approved by the OTS, if required, the Company will be prohibited from repurchasing any shares of the Common Stock for three years except for an offer to all stockholders on a pro rata basis or for the repurchase of qualifying shares of a director, if any. Notwithstanding the foregoing, the Company may repurchase its Common Stock beginning one year from the date of its Conversion so long as (i) the purchases are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Company to become undercapitalized; and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. During the second and third year following a conversion, the Regional Director may permit stock repurchases in amounts greater than 5% during any twelve-month period.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY
                              AND THE SAVINGS BANK

GENERAL

     The Savings Bank's Plan of Conversion provides for the Conversion of the Savings Bank from the mutual to the stock form of organization and, in connection therewith, the Board of Directors have adopted articles of incorporation and Bylaws for the stock institution. The Plan also provides for the concurrent formation of a holding company. As described below, certain provisions in the Company's articles of incorporation and Bylaws and in its management remuneration entered into in connection with the Conversion may have anti-takeover effects. In addition, applicable Pennsylvania corporate statutes and regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Savings Bank.

RESTRICTIONS IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     GENERAL. A number of provisions of the Company's articles of incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's articles of incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the articles of incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such articles of incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     LIMITATION ON VOTING RIGHTS. Article 6 of the Company's articles of incorporation provides that for a period of five years from the date of Conversion of the Savings Bank from the mutual to stock form, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of
(i) more than 10% of the issued and outstanding shares of any class of an equity security of the Company, or (ii) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of the Company. The term "person" is broadly defined to prevent circumvention of this restriction.

     The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by the Company or the Savings Bank and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the Company's entire Board of Directors. In the event that shares are acquired in violation of Article 6 of the Company's articles of incorporation all shares beneficially owned by any person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and the Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.

     BOARD OF DIRECTORS. Article 8 of the articles of incorporation of the Company contains provisions relating to the Board of Directors and provides, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year. See "Management of the Company". The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. Cumulative voting in the election of directors is not permitted.

     Directors may be removed only for cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of at least a majority of the total votes eligible to be cast by stockholders. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors, and a director appointed to fill a vacancy shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.

     Article 13 of the articles of incorporation governs nominations for election to the Board, and provides that nominations for election to the Board of Directors may be made by, or at the direction of, (1) a majority of the Board of Directors (or a nominating committee designated by such majority) or (2) by any stockholder entitled to vote at such annual meeting who has complied with the notice provisions in that section. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, the principal executive offices of the Company not later than 60 days prior to the anniversary date of the immediately preceding annual meeting, provided that, with respect to the first scheduled annual meeting following completion of the Conversion, notice must be received no later than the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders, and provided further that the notice by the stockholder must be delivered or received no later than the close of business on the fifth day preceding the date of the meeting. Each such notice shall set forth: (a) as to each person whom the stockholder proposes to nominate as a director, and as to the stockholder giving the notice, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company's stock beneficially owned by such person on the date of the stockholder notice; and
(iv) such other information regarding such person as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and
(b) to the extent known by the stockholder giving the notice, (i) the name and address of any other stockholders supporting such nominees; and (ii) the class and number of shares of the Company's stock beneficially owned by any other stockholders supporting such nominees on the date of such stockholder notice.

     The provisions regarding director elections and other provisions in the articles of incorporation and Bylaws discussed herein are generally designed to protect the ability of the Board of Directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company by making it more difficult and time-consuming to change majority control of the Board, whether by proxy contest or otherwise. The general effect of these provisions will be to generally require two annual stockholders meetings, instead of one, to effect a change in control of the Board of Directors of the Company even if holders of a majority of the Company's capital stock believed that a change in the composition of the Board of Directors was desirable. Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of the Company's management and policies and

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

facilitate long-range planning for the Company's business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.

     The procedures regarding stockholder nominations will provide the Board of Directors with sufficient time and information to evaluate a stockholder nominee to the Board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors, and will make it easier for the Board to solicit proxies resisting such nominees. This may make it easier for the incumbent directors to retain their status as directors, even when certain stockholders view the dissident nominations as in the best interests of the Company or its stockholders.

     Article 11 of the articles of incorporation of the Company provides that a director of the Company will not be personally liable to the Company or any of its stockholders for monetary damages for any action taken as a Director (or failure to act) unless (1) the director has breached or failed to perform the duties of his office, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided that the above shall not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to Federal, state or local law. This provision will, in effect, preclude certain stockholder derivative actions and may be construed to preclude other third party claims against the directors of the Company, even if such actions would otherwise be beneficial to stockholders of the Company. This provision applies to actions taken by a director only in that capacity. Article 11 also provides that any amendment or repeal of these provisions will not adversely affect any right of a director of the Company with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. If the Pennsylvania Business Corporation Law ("PaBCL") is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by the PaBCL.

     These provisions are permitted by Pennsylvania corporate law and are designed to ensure that the Company will be able to attract and retain qualified directors and that such directors will be able to exercise their best business judgment in managing the Company and its subsidiaries, in a manner which is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly held corporations, such as the Company will be, often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly held corporations and their directors, challenging good faith business judgments and involving no allegations of personal wrongdoing, has become common. Such litigation regularly involves damage claims in amounts which bear no relationship to the amount of compensation received by the directors, particularly in the case of directors who are not employees of the corporation. The provisions relating to director liability are intended to reduce, in appropriate cases, the risk incident to serving as a director of the Company.


     The Company's bylaws also provide that the Company shall indemnify every director and officer of the Company and any wholly owned subsidiary of the Company against expenses and any liability actually and in good faith paid or incurred by such director or officer in connection with any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including any investigation, claim, action, suit or proceeding brought by or in the right of the Company or a wholly owned subsidiary) in which he or she may be involved, as a party, witness or otherwise, by reason of such director or officer being or having been a director and officer of the Company or by reason of the fact that such director and officer is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of a subsidiary or another Corporation, partnership, joint venture, trust, employee benefit plan or other entity (such investigation, claim, action, suit or proceeding hereinafter being referred to as "Action"). No such right or indemnification shall exist where prohibited by law or where the director's or officer's act(s) or failure to act giving rise to an Action and claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. In addition no such right of indemnification shall exist with respect to an Action brought by a director as such against the Company unless (i) such action is brought to enforce a claim for indemnification for expenses legally cognizable under the By-Laws or under any agreement or vote of shareholders or Directors providing for indemnification of the Director as such; or (ii) such action is other than a claim for indemnification for expenses and the director is successful in whole or in part upon the merits in such Action, or (iii) the indemnification is included in a settlement of, or is awarded by a court in, such Action. Persons who are not directors or officers of the Company may be similarly indemnified in respect of service to the Company or to another such entity at the request of the Company to the extent the Board of Directors at any time denominates any of such persons as entitled to the benefits of such indemnification.

     All expenses incurred in good faith by or on behalf of an indemnitee identified above in defending an Action (including a derivative Action brought in the right of the Company, but not including an Action determined by a court to constitute willful misconduct or recklessness) shall upon written request submitted to the secretary of the Company, be paid by the Company in advance of the final disposition of such Action. Any such written request for advancement of expenses shall be accompanied by such supporting documentation as is reasonably available to the indemnitee and reasonably necessary for a determination of whether and to what extent the indemnitee is entitled to indemnification and advancement of expenses. Any such written request for advancement of expenses shall further be accompanied by a written undertaking by or on behalf of such claiming indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. These reimbursement rights of an indemnitee apply even in the case of a derivative Action brought in the right of the Company. If in any Action a court shall determine that the conduct of the proposed indemnitee constituted willful misconduct or recklessness, the right of reimbursement and indemnity shall be lost by such proposed indemnitee.

     The rights of indemnification provided in the Company's By-Laws are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the By-Laws authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, whether or not the Company would have the power to provide indemnification to such person.

     The above-described provisions have been included in the Company's By-Laws in recognition of the need to reduce, in appropriate cases, the risks incident to serving as a director or officer and to enable the Company to attract and retain the best personnel available as directors, officers, employees and agents.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     AUTHORIZED SHARES. Article 5 of the articles of incorporation authorizes the issuance of 10 million shares of Common Stock and 5 million shares of preferred stock (the "Preferred Stock"). The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with flexibility to effect, among other transactions, financing, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options.

     SPECIAL MEETINGS OF STOCKHOLDERS AND STOCKHOLDER PROPOSALS. Article 7 of the articles of incorporation provides that except as otherwise required by the PaBCL and subject to the rights of holders of any preferred stock, special meetings of the Company's stockholders, for any purpose or purposes, may only be called by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors then in office or as otherwise provided in the Bylaws. At the time of Conversion the Bylaws contain no separate provisions which permit the calling of a special meeting of the shareholders. The articles of incorporation also provides that any action to be taken or which may be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote.

     Article 14 of the Company's articles of incorporation provides that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the Conversion, business must be (a) brought before the meeting by or at the direction of the Board of Directors or (b) otherwise properly brought before the meeting by a stockholder who has given timely notice thereof in writing to the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the Conversion, such written notice must be received by the Company not later than the close of business on the tenth day following the day on which notice of the meeting was first mailed to stockholders; and provided further, that the written notice must be received by the Company not later than the close of business on the fifth day preceding the date of the meeting. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such business other than interests which all stockholders would have. The presiding officer of an annual meeting shall determine and declare to the meeting whether the business was properly brought before the meeting in accordance with the provisions of Article 9.B and any such business not properly brought before the meeting shall not be transacted.

     The procedures regarding stockholder proposals are designed to provide the Board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a stockholder proposal. This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in the best interests of the Company or its stockholders.

     AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS. Article 15 of the Company's articles of incorporation generally provides that the articles of incorporation must be first approved by a majority of the Board of Directors and then by the holders of a majority of the shares of the Company entitled to vote in an election of directors, voting as a single class, as well as such additional vote of any preferred stock as may be required by the terms thereof, except that the approval of 75% of the shares of the Company entitled to vote in an election of directors is required for any amendment to Articles 5 (capital stock), 6 (restrictions on offers and acquisitions of the Company's equity securities), 8 (directors), 9 (amendments of bylaws), 11 (liability of directors), 12 (no cumulative voting), 13 (nominations of directors) and 14 (stockholder proposals).

     The Company's articles of incorporation also set forth that the Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Company to the extent permitted by law. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the entire Board then in office. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of this Company required by law or by the articles of incorporation, the affirmative vote of the holders of at least 75 percent of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of Directors, voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Company.

     CONSIDERATIONS OF THE BOARD. The Board of Directors of the Company, when evaluating any offer of another Person to (A) make a tender or exchange offer for any equity security of the Company, (B) merge or consolidate the Company with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is the best interest of the Company and its stockholders, give due consideration to all relevant factors, including, without limitation those factors that Directors of any subsidiary of the Company may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary, and the social and economic effect of acceptance of such offer on the Company's present and future customers and employees and those of its Subsidiaries; on the communities in which the Company and its Subsidiaries operate or are located; on the ability of the Company to fulfill its corporate objective as a savings bank holding company under applicable laws and regulations; and on the ability of its subsidiary savings bank to fulfill the objectives of a Federally chartered stock form savings bank under applicable statutes and regulations. As used in this paragraph (i) the term "Person" shall mean any individual, partnership, corporation, association, trust, group or other entity, and when two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, associate or group shall be deemed a "Person"; and (ii) the term "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Person in question.

ANTI-TAKEOVER EFFECTS OF THE ARTICLES OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN THE CONVERSION

     The foregoing provisions of the articles of incorporation and Bylaws of the Company could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the Company's Common Stock.

     In addition, the Savings Bank has entered into agreements with certain of its officers which provide such officers with additional payments upon the officers' termination in connection with a change in control of the Company or the Savings Bank. See "Management of the Savings Bank--Employment Agreements". Such provisions and limitations may make it more difficult for companies or persons to acquire control of the Savings Bank. Additionally, the provisions could deter offers to the shareholders which might be viewed by such shareholders to be in their best interests.

     The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. The Board of Directors believes that these provisions are in the best interests of the Company and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and where the transaction is in the best interests of all stockholders.

     Despite the Board of Directors' belief as to the benefits to the Company's stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

     The Board of Directors of the Company and the Savings Bank are not aware of any effort that might be made to acquire control of the Savings Bank or the Company.

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

PENNSYLVANIA CORPORATE LAW

     In addition to provisions which may be contained in the Company's Articles of Incorporation, the PaBCL includes certain provisions applicable to Pennsylvania corporations, such as the Company, which may be deemed to have an anti-takeover affect. Such provisions include (i) rights of stockholders to receive the fair value of their shares of stock following a control transaction from a controlling person or group and (ii) requirements relating to certain business combinations.

     The PaBCL authorizes the board of directors of Pennsylvania business corporations to create and issue (whether or not in connection with the issuance of any of its shares or other securities) option rights or securities having conversion or option rights entitling the holders thereof to purchase or acquire
(i) shares, option rights, securities having conversion or option rights, or obligations of any class or series, or assets of the corporation; or (ii) shares, option rights or securities having conversion or option rights, or obligations of any class or series, owned by the corporation and issued by any other person. The securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations of a corporation may contain such terms as are fixed by the Board of Directors.

     The PaBCL also includes anti-takeover provisions which allow holders of voting shares of a business corporation that become the subject of a control transaction to object to such transaction and demand they be paid the fair value of their shares unless: (1) the articles or bylaws (in specified circumstances) of such corporation explicitly provided otherwise; or (2) the articles of such corporation are amended prior to the control transaction to provide that such anti-takeover provisions are not applicable, which amendment would require the affirmative vote of the holders of at least 80% of the outstanding stock (or, if the board of directors has approved the amendment, by the holders of at least 50% of the outstanding stock). "Fair value" for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction plus any incremental value that may not be reflected in such price. A "control transaction" for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the corporation.

     The PaBCL defines a "Business Combination" generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an Interested Shareholder or an "Affiliate" or "Associate" thereof, on the other hand. An "Interested Shareholder" is defined generally to include any individual, partnership, association or corporation which is the beneficial owner (as defined) of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

     Under the PaBCL, a Pennsylvania corporation may not engage in a Business Combination with an Interested Shareholder except for the following types of Business Combinations: (i) a Business Combination approved by the corporation's Board of Directors prior to the date on which the Interested Shareholder became an Interested Shareholder ("Share Acquisition Date"), (ii) a Business Combination approved by the affirmative vote of the holders of at least a majority of the outstanding voting stock, not including any shares owned by the Interested Shareholder or affiliate or associate thereof, at a meeting called for such purpose no earlier than three months after the Interested Shareholder became an Interested Shareholder, and provided that at the time of such meeting the Interested Shareholder is the Beneficial Owner of at least 80% of the outstanding voting stock, and provided that the Business Combination satisfies the requirements of clauses (a) through (e) of clause (iv) below; (iii) a Business Combination approved by the holders of at least a majority of the outstanding voting stock, not including any voting shares owned by the Interested Shareholder, at a meeting called for such purpose no earlier than five years after the Share Acquisition Date; or (iv) a Business Combination approved at a stockholders meeting called for such purpose no earlier than five years after the Share Acquisition Date that meets all of the following conditions: (a) the consideration received per share by holders of the outstanding common stock is at least equal to the higher of (I) the highest price per share paid by the Interested Shareholder after he became a 5% stockholder within five years prior to the earlier of the date of the public announcement of the Business Combination ("Announcement Date") or the Share Acquisition Date, plus interest less dividends paid during such period up to the amount of such interest, or (II) the market value per common share on the Announcement Date or the Interested Shareholder's Share Acquisition Date, whichever is higher, plus interest and less dividends up to the amount of such interest; (b) similar conditions to those set forth in clause (iv)(a) above in the case of classes of stock other than common stock; (c) the consideration to be received in the Business Combination by the holders of any class of the Corporation's stock must be in cash or the same form as the consideration used by the Interested Shareholder to acquire the largest number of shares of such class previously acquired by it; (d) the holders of all outstanding shares not beneficially owned by the Interested Shareholder are entitled to receive in the Business Combination consideration meeting the requirements of clauses (iv)(a),
(b) and (c) above; and (e) after the Share Acquisition Date and prior to the consummation of the Business Combination, the Interested Shareholder has not acquired any additional voting shares except as part of the transaction in which the Interested Shareholder became an Interested Shareholder, stock dividends or stock splits which apply equally to all stockholders or certain other specified conditions.

     Under the PaBCL, directors can take into consideration a number of factors in evaluating a proposed business combination, including specifically (unless the bylaws or articles of incorporation provide otherwise), the short- and long-term goals of the corporation and the potential effects of the corporation's employees, suppliers and the community.

     Furthermore, under the PaBCL, unless explicitly provided for otherwise in a corporation's bylaws or articles of incorporation, shares acquired by a person in excess of 20% of a class of securities of a qualified Pennsylvania corporation ("control shares") cannot be voted until approval is received from a majority of the disinterested stockholders. In addition, the BCL provides that the voting rights may lapse in certain instances, and the corporation is also given the option to redeem such control shares in certain instances.

     The PaBCL further provides certain protection to qualified Pennsylvania corporations from being exposed to and paying "greenmail" (generally defined as offering to purchase at least 20% of the voting shares of a corporation or threatening to wage or waging a proxy contest and thereafter disposing of such securities at a profit prior to consummating the proposed transactions). Generally, the BCL provides that a qualified corporation can recover any "profit" realized by such controlling person or group due to the disposition of the securities of the corporation within a certain time after obtaining the control shares.

     Furthermore, the PaBCL requires acquiring persons to pay a minimum severance salary to any eligible employee, as defined, whose employment is terminated, other than for willful misconduct, due to a business combination or control-share acquisition.

REGULATORY RESTRICTIONS

     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the OTS has been given 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS. Pursuant to Federal regulations, control of a savings association is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the association or the ability to control the election of a majority of the directors of an association. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings association, where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings association's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings association.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The Company is authorized to issue 10 million shares of Common Stock having a par value of $1.00 per share and 5.0 million shares of Preferred Stock, par value $1.00 per share. The Company currently expects to issue up to a maximum of
1.15 million shares of Common Stock (exclusive of any adjustment by 15% as permitted by the Plan) and no shares of Preferred Stock in the Conversion. Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

     THE COMMON STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

     DIVIDENDS. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy". The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     VOTING RIGHTS. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Pennsylvania law or the Company's articles of incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Savings Bank," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

     As a Federally chartered mutual savings bank, corporate powers and control of the Savings Bank are vested in its Board of Directors who elect the officers of the Savings Bank and will fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Savings Bank, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Savings Bank.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Savings Bank, the Company, as holder of the Savings Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Savings Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and the Supplemental Eligible Account Holders (see "The Conversion--Liquidation Rights"), all assets of the Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                DESCRIPTION OF CAPITAL STOCK OF THE SAVINGS BANK

GENERAL

     The articles of incorporation of the Savings Bank, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of 10,000,000 shares of common stock, par value $1.00 per share and 5,000,000 shares of preferred stock, par value $1.00 per share, of the Savings Bank. The Savings Bank currently expects to issue up to a maximum of 1,150,000 shares of its common stock and no shares of its preferred stock in the Conversion. Each share of common stock of the Savings Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of common stock up to the amount authorized by the articles of incorporation without the approval of the Savings Bank's stockholders. Upon Conversion, all of the issued and outstanding common stock of the Savings Bank will be held by the Company as the Savings Bank's sole stockholder. The capital stock of the Savings Bank will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

DIVIDENDS

     The holders of the Savings Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Savings Bank out of funds legally available therefore. See "Dividend Policy" for certain restrictions on the payment of dividends.

VOTING RIGHTS

     Immediately after the Conversion, the holders of the Savings Bank's common stock will possess exclusive voting rights in the Savings Bank. The Company will own all of the issued and outstanding common stock of the Savings Bank. If the Savings Bank issues its preferred stock, holders of its preferred stock may also possess voting rights.

LIQUIDATION

     In the event of any liquidation, dissolution, or winding up of the Savings Bank, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Savings Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Savings Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

PREEMPTIVE RIGHTS; REDEMPTION

     Holders of the common stock of the Savings Bank will not be entitled to preemptive rights with respect to any shares of the Savings Bank which may be issued. The common stock will not be subject to redemption.

Upon receipt by the Savings Bank of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.

PREFERRED STOCK

     None of the shares of the Savings Bank's authorized preferred stock will be issued in the Conversion. Such preferred stock may be issued with such preferences and designations as the Board of Directors of the Savings Bank may from time to time determine. The Board of Directors of the Savings Bank can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock of the Savings Bank and may assist management in impeding an unfriendly takeover or attempted change in control of the Company.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Chemical Mellon Shareholder Services, L.L.C., a New Jersey limited liability company.

                                    EXPERTS

     The financial statements included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the changes in the methods of accounting for loan losses in 1995, investments in debt and equity securities in 1994 and income taxes in 1993, as discussed in Notes 1 and 10 to the financial statements.

     FinPro has consented to the publication herein of the summary of its report to the Savings Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

     The legality of the Common Stock and the Federal and Pennsylvania income tax consequences of the Conversion will be passed upon for the Savings Bank and Company by Tucker Arensberg, P.C., Pittsburgh, Pennsylvania, special counsel to the Savings Bank and the Company. Certain legal matters will be passed upon for Ryan, Beck by Elias, Matz, Tiernan & Herrick, L.L.P., Washington, D.C.

                             ADDITIONAL INFORMATION



     The Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information, including the exhibits to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof which describe only the material provisions of such documents; each such statement is qualified by reference to such contract or document.



     The Savings Bank has filed an Application for Conversion with the OTS with respect to the Conversion. This Prospectus omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, at the Office of the Regional Director of the OTS located at 10 Exchange Place Centre, 18th Floor, Jersey City, New Jersey 07302.

     In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.


     A copy of the articles of incorporation and the Bylaws of the Company, the charter and Bylaws of the Savings Bank and the Conversion Valuation Appraisal Report of FinPro are available without charge from the Savings Bank. For a copy of any of these documents, call the Savings Bank at (412) 655-1190.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                         PAGES
                                                                                         -----
Report of Independent Public Accountants...............................................  F-2

Statements of Financial Condition--
  December 31, 1995 and 1994...........................................................  F-3

Statements of Income for the Years Ended
  December 31, 1995, 1994 and 1993.....................................................  28

Statements of Equity for the Years Ended
  December 31, 1995, 1994 and 1993.....................................................  F-4

Statements of Cash Flows for the Years Ended
  December 31, 1995, 1994 and 1993.....................................................  F-5

Notes to Financial Statements..........................................................  F-6


     The financial statements of Prestige Bancorp, Inc. have been omitted because Prestige Bancorp, Inc. has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

     All financial statement schedules are omitted because the required information either is not applicable or is included in the financial statements and notes thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Prestige Bank, F.S.B.:

     We have audited the accompanying statements of financial condition of Prestige Bank, F.S.B. (a federally chartered mutual savings bank) as of December 31, 1995 and 1994, and the related statements of income, equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prestige Bank, F.S.B. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As explained in Note 1 to the financial statements, effective January 1, 1995, the Bank changed its method of accounting for loan losses. In addition, as discussed in Notes 1 and 10 to the financial statements, effective January 1, 1994 and 1993, the Bank changed its method of accounting for investments in debt and equity securities and income taxes, respectively.

Pittsburgh, Pennsylvania,
  February 26, 1996

                             PRESTIGE BANK, F.S.B.

                       STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1995 AND 1994


                                                                       1995            1994
                                                                    -----------     -----------
                            ASSETS
Cash and due from banks..........................................   $   779,397     $   784,130
Interest-bearing deposits with banks.............................     3,614,270         756,101
Investment securities:
  Available for sale.............................................     7,491,045       1,158,340
  Held to maturity (market value $15,193,150 and $19,738,273,
     respectively)...............................................    15,074,601      21,127,274
Loans............................................................    61,737,509      60,990,397
  Less--Unearned income..........................................        42,204          52,077
         Allowance for loan losses...............................       287,060         303,312
                                                                    -----------     -----------
          Net loans..............................................    61,408,245      60,635,008
                                                                    -----------     -----------
Federal Home Loan Bank stock, at cost............................       733,700         693,700
Premises and equipment, net......................................     1,868,569       1,871,907
Accrued interest receivable......................................       573,548         509,748
Other assets.....................................................       297,280         209,051
                                                                    -----------     -----------
Total assets.....................................................   $91,840,655     $87,745,259
                                                                    ===========     ===========
                    LIABILITIES AND EQUITY
Liabilities:
  Noninterest-bearing deposits...................................   $ 2,082,444     $ 1,309,779
  Interest-bearing deposits......................................    78,648,228      74,003,705
                                                                    -----------     -----------
       Total deposits............................................    80,730,672      75,313,484
  Federal Home Loan Bank advances................................     2,977,000       4,261,400
  Advance payments by borrowers for taxes and insurance..........       571,780         497,145
  Income taxes payable...........................................        71,149         196,463
  Deferred tax liability.........................................        45,317          21,422
  Other liabilities..............................................       266,762         406,235
                                                                    -----------     -----------
       Total liabilities.........................................    84,662,680      80,696,149
                                                                    -----------     -----------
Commitments and contingent liabilities (Note 14)
Equity:
  Retained earnings--substantially restricted....................     7,245,432       7,084,573
  Net unrealized holding gains (losses) on available for sale
     securities, net of taxes....................................       (67,457)        (35,463)
                                                                    -----------     -----------
       Total equity..............................................     7,177,975       7,049,110
                                                                    -----------     -----------
Total liabilities and equity.....................................   $91,840,655     $87,745,259
                                                                    ===========     ===========


        The accompanying notes are an integral part of these statements.

                             PRESTIGE BANK, F.S.B.

                              STATEMENTS OF EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                       NET UNREALIZED
                                                                        HOLDING GAINS
                                                                         (LOSSES) ON
                                                                        AVAILABLE FOR
                                                                            SALE
                                                         RETAINED        SECURITIES,
                                                         EARNINGS       NET OF TAXES         TOTAL
                                                        ----------     ---------------     ----------
BALANCE, December 31, 1992...........................   $5,850,696         $     --        $5,850,696
  Net income.........................................      685,449               --           685,449
  Net unrealized holding gains (losses) on available
     for sale securities.............................           --          (15,287)          (15,287)
                                                        ----------         --------        ----------
BALANCE, December 31, 1993...........................    6,536,145          (15,287)        6,520,858
  Net income.........................................      548,428               --           548,428
  Change in net unrealized holding gains (losses) on
     available for sale securities...................           --          (20,176)          (20,176)
                                                        ----------         --------        ----------
BALANCE, December 31, 1994...........................    7,084,573          (35,463)        7,049,110
  Net income.........................................      160,859               --           160,859
  Change in net unrealized holding gains (losses) on
     available for sale securities...................           --          (31,994)          (31,994)
                                                        ----------         --------        ----------
BALANCE, December 31, 1995...........................   $7,245,432         $(67,457)       $7,177,975
                                                        ==========         ========        ==========


        The accompanying notes are an integral part of these statements.

                             PRESTIGE BANK, F.S.B.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                         1995           1994           1993
                                                                      -----------    -----------    -----------
Operating activities:
  Net income.......................................................   $   160,859    $   548,428    $   685,449
                                                                      -----------    -----------    -----------
  Adjustments to reconcile net income to net cash (used) provided by operating activities--
      Depreciation of premises and equipment.......................       155,618        112,641        116,778
      Amortization of premiums and discounts, net..................        (2,791)       (44,230)       (17,289)
      Loss on sale of premises and equipment.......................        32,675             --             --
      Loss on sale of mutual fund shares...........................            --             --         13,515
      Provision for loan losses....................................        36,000         36,000         36,000
      (Decrease) increase in other liabilities.....................      (139,473)       280,093        (59,509)
      (Decrease) increase in income taxes payable..................       (81,736)        60,928       (114,760)
      (Increase) decrease in accrued interest receivable...........       (63,991)       (14,745)        21,963
      (Increase) decrease in other assets..........................       (88,230)       (67,896)        38,631
      Other, net...................................................       (13,862)         8,626         (8,130)
                                                                      -----------    -----------    -----------
        Total adjustments..........................................      (165,790)       371,417         27,199
                                                                      -----------    -----------    -----------
        Net cash (used) provided by operating activities...........        (4,931)       919,845        712,648
                                                                      -----------    -----------    -----------
Investing activities:
  Loan originations................................................    (8,875,462)   (15,090,193)   (14,481,340)
  Proceeds from sale of mutual fund shares.........................            --             --      2,999,000
  Proceeds from maturity of held to maturity investment
    securities.....................................................       500,000      2,000,000             --
  Purchases of held to maturity investment securities..............    (1,502,422)    (2,479,184)    (1,996,250)
  Purchases of mutual fund shares..................................            --             --       (111,311)
  Purchases of available for sale securities.......................       (67,785)       (48,261)            --
  Principal payments on held to maturity mortgage-backed
    securities.....................................................     1,719,761      2,147,600      2,620,000
  Principal payments on loans......................................     8,080,275      9,513,168     14,101,728
  Purchases of mortgage-backed securities..........................      (978,469)      (989,688)    (9,321,023)
  Purchases of premises and equipment..............................      (275,007)      (791,266)       (50,683)
  Proceeds from sale of premises and equipment.....................        90,053             --             --
  (Purchase) redemption of Federal Home Loan Bank stock............       (40,000)       (66,700)       138,900
                                                                      -----------    -----------    -----------
        Net cash used by investing activities......................    (1,349,056)    (5,804,524)    (6,100,979)
                                                                      -----------    -----------    -----------
Financing activities:
  Net change in advance payments by borrowers for taxes and
    insurance......................................................        74,635         (7,158)        90,356
  Proceeds from Federal Home Loan Bank advances....................     2,027,000      9,700,000        461,400
  Payments on Federal Home Loan Bank advances......................    (3,311,400)    (5,900,000)            --
  Net (decrease) increase in money market, NOW and passbook savings
    accounts.......................................................    (2,519,341)    (2,446,269)     4,061,125
  Net increase (decrease) in certificate accounts..................     7,936,529      3,033,140       (884,159)
                                                                      -----------    -----------    -----------
        Net cash provided by financing activities..................     4,207,423      4,379,713      3,728,722
                                                                      -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents...............     2,853,436       (504,966)    (1,659,609)
Cash and cash equivalents at beginning of year.....................     1,540,231      2,045,197      3,704,806
                                                                      -----------    -----------    -----------
Cash and cash equivalents at end of year...........................   $ 4,393,667    $ 1,540,231    $ 2,045,197
                                                                      ===========    ===========    ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for income taxes.......................   $   129,770    $   290,000    $   565,174
                                                                      ===========    ===========    ===========
  Cash paid during the year for interest on deposits and
    borrowings.....................................................   $ 3,408,936    $ 2,619,414    $ 2,635,210
                                                                      ===========    ===========    ===========
Supplemental schedule of noncash investing activity:
  Loans transferred to real estate owned...........................   $    80,716    $     9,156    $        --
                                                                      ===========    ===========    ===========
  Investment securities transferred from held to maturity to available
    for sale.......................................................   $ 6,316,596    $ 1,155,506    $        --
                                                                      ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                             PRESTIGE BANK, F.S.B.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Nature of Operations

     Prestige Bank, F.S.B. (the Bank or Prestige), a federally chartered savings bank, is primarily engaged in the business of attracting deposits in the form of savings accounts and investing such funds in the origination or purchase of commercial loans, residential mortgage loans and consumer loans, including credit card services, and in mortgage-backed and other securities. The Bank conducts its business through three offices located in the Greater Pittsburgh Metropolitan Area.

     The following comprise the significant accounting policies which the Bank follows in preparing and presenting its financial statements:

  Cash and Cash Equivalents

     Cash and cash equivalents in the accompanying statements of cash flows include cash and due from banks and interest-bearing deposits with banks. Interest-bearing deposits are on deposit with domestic banks and are due within three months. The Bank had no deposits in foreign banks or in foreign branches of United States banks. In addition, cash and due from banks at December 31, 1995 and 1994, included $117,000 and $113,000, respectively, of reserves required to be maintained under Federal Reserve Bank regulations.

  Investment Securities

     Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which specifies a methodology for the classification of such securities as either held to maturity, available for sale or as trading assets. Securities are classified at the time of purchase as investment securities held to maturity if it is management's intent and the Bank has the ability to hold the securities until maturity. Debt securities classified as held to maturity are carried on the Bank's books at cost, adjusted for amortization of premium and accretion of discount using the interest method. Alternatively, investments are classified as available for sale if it is management's intent at the time of purchase to hold the securities for an indefinite period of time and/or to use the investments as part of the Bank's asset/liability management strategy. Investments classified as available for sale include securities which may be sold to effectively manage interest rate risk exposure, prepayment risk and other factors (such as liquidity requirements). These available for sale securities are reported at fair value with unrealized aggregate appreciation (depreciation) excluded from income and credited (charged) to a separate component of equity on a net of tax basis. The Bank presently is not authorized to and does not engage in trading activity. Gains or losses on the sale of available for sale securities are recognized in income upon realization using the specific identification method.


     Prior to 1994, it was the general policy of the Bank to hold investment securities until maturity and, therefore, all securities were classified as being held to maturity. Debt securities were recorded at amortized cost and equity securities were carried at the lower of cost or market with the market adjustment reflected as a reduction to equity.


  Loans Receivable

     Loans receivable are stated at their unpaid principal balances, including any allowances for anticipated loss.

     Interest on loans is credited to income as earned. Accrual of interest income is discontinued when reasonable doubt exists regarding collectibility, generally when payment of principal or interest is 90 days or more past due and repayment is less than assured. For loans which have been placed on a nonaccrual basis, previously accrued but unpaid interest is reversed and subsequently recognized only to the extent payment is received and recovery of principal is assured.

  Allowance for Loan Losses and Real Estate Owned

     The allowance for loan losses is based on estimates, and ultimate losses may vary from current estimates. These estimates are continually reviewed and, as adjustments become necessary, they are reported in earnings in the period in which they become known. The allowance for possible loan losses is established through a provision charged to expense and recoveries.

     Effective January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which was subsequently amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." SFAS No. 114 addresses the treatment and disclosure of certain loans where it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. This standard defines the term "impaired loan" and indicates the method used to measure the impairment. The measurement of impairment may be based upon (a) the present value of expected future cash flows discounted at the loan's effective interest rate; (b) the observable market price of the impaired loan; or (c) the fair value of the collateral of a collateral dependent loan. Additionally, SFAS No. 118 requires the disclosure of how the creditor recognizes the interest income related to these impaired loans.

     The Bank's policy is to review separately each of its commercial loans in order to determine if a loan is impaired. The Bank also has identified two pools of small-dollar-value homogeneous loans which are evaluated collectively for impairment. These separate pools are for residential mortgage loans and for consumer loans. As facts such as a significant delinquency in payments of 90 days or more, a bankruptcy or other circumstances become known on specific loans within either loan pool, individual loans are reviewed and are removed from the pool if deemed to be impaired.

     The Bank considers its specifically identified impaired loans to be collateral dependent; therefore, the fair value of the collateral of the impaired loans is evaluated in measuring the impairment. For its two loan pools, the Bank calculates expected loan losses using a formula approach based primarily upon historical experience and current economic conditions. The Bank's policy is to recognize interest on a cash basis for impaired loans and to charge off impaired loans when deemed uncollectible.

     The adoption of these standards at January 1, 1995, resulted in loans totaling $391,000 being specifically identified as impaired and an allocation being made of the existing allowance for loan losses of approximately $27,000. At December 31, 1995, the Bank had loans totaling $306,000 specifically identified as impaired. No specific allocation of the allowance for loan losses was deemed necessary for these impaired loans.

     The average recorded balance for impaired loans during 1995 was $406,000, and $34,000 of interest income was recognized during the time within the period that the loans were impaired. For these same loans, the interest income recognized on a cash basis during the period of impairment was $34,000.


     The Bank records real estate owned at the lower of fair value or carrying cost based upon appraisals less estimated selling costs. The Bank had real estate owned assets of $41,872 and $-0- at December 31, 1995 and 1994, respectively.


  Origination Fees

     The Bank defers all nonrefundable fees and capitalizes all material direct costs associated with each loan originated. The deferred fees and capitalized costs are accreted or amortized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Bank's historical prepayment experience.

  Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation and amortization which is computed using the straight-line method over the estimated useful lives of the related assets which are from 2 to 50 years.

  Deposits

     Interest on deposits is accrued and charged to expense monthly and is paid or credited in accordance with the terms of the respective accounts.

  Employee Benefits

     The Bank has a noncontributory pension plan covering substantially all employees of the Bank. Pension cost is charged to expense. Additionally, the Bank maintains a 401(k) plan for employees. The Bank does not match any employee contributions. The Bank has no other postemployment benefit plans in effect.

  Income Taxes

     As discussed in Note 10, the Bank adopted SFAS No. 109, "Accounting for Income Taxes," in the first quarter of 1993. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period.

  Risk Management Overview

     Risk identification and management are essential elements for the successful management of the Bank. In the normal course of business, the Bank is subject to various types of risk, including interest rate, credit and liquidity risk. The Bank controls and monitors these risks with policies, procedures and various levels of managerial and Board oversight.

     Interest rate risk is the sensitivity of net interest income and the market value of financial instruments to the magnitude, direction and frequency of changes in interest rates. Interest rate risk results from various repricing frequencies and the maturity structure of assets and liabilities. The Bank uses its asset liability management policy to manage interest rate risk. During 1995, the Bank's adjustable rate one-to-four family residential mortgages repriced with an index which lagged behind market conditions. Additionally, the Bank had a shift in its deposit base from demand deposits to certificates of deposit. Thus, since the net interest margin has decreased, the Bank's profitability has also decreased.

     Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from extending credit to customers and purchasing securities. The Bank's primary credit risk occurs in the loan portfolio. The Bank uses its credit policy and evaluation of the adequacy of the allowance for loan losses to control and manage credit risk. The Bank's investment policy indicates the amount of credit risk that may be assumed in the investment portfolio.

     Liquidity risk represents the inability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, as well as the obligations to depositors and the Federal Home Loan Bank (FHLB). The Bank uses its asset liability management policy and its FHLB line of credit to manage liquidity risk.

  Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from these estimates.

  Future Accounting Standard

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Bank will adopt SFAS No. 121 in 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

  Reclassifications

     Certain reclassifications have been made to the prior year to conform to the current year presentation.

2. INVESTMENT SECURITIES:

     The cost and market values of investment securities are summarized as follows:

     Investment securities held to maturity:

                                                                    DECEMBER 31, 1995
                                                  ------------------------------------------------------
                                                                   GROSS         GROSS
                                                   AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                     COST          GAINS         LOSSES         VALUE
                                                  -----------    ----------    ----------    -----------
U.S. government and government agency
  obligations due within one year..............   $ 1,500,128      $     --      $ 4,737     $ 1,495,391
U.S. government and government agency
  obligations due within five years............     2,002,152        37,581        3,327       2,036,406
Federal Home Loan Mortgage Corporation (FHLMC)
  certificates.................................     9,840,500        78,425       20,706       9,898,219
Government National Mortgage Association (GNMA)
  certificates.................................     1,584,387        27,971           --       1,612,358
Federal National Mortgage Association (FNMA)
  certificates.................................       147,434         3,342           --         150,776
                                                  -----------      --------      -------     -----------
                                                  $15,074,601      $147,319      $28,770     $15,193,150
                                                  ===========      ========      =======     ===========

     Investment securities available for sale:

                                                                     DECEMBER 31, 1995
                                                    ----------------------------------------------------
                                                                    GROSS         GROSS
                                                                  UNREALIZED    UNREALIZED      MARKET
                                                       COST         GAINS         LOSSES        VALUE
                                                    ----------    ----------    ----------    ----------
U.S government and government agency obligations
  due within one year............................   $1,998,958      $    --       $ 38,646    $1,960,312
Federal Home Loan Mortgage Corporation (FHLMC)
  certificates...................................    2,930,459       18,287         20,403     2,928,343
Federal National Mortgage Association (FNMA)
  certificates...................................    1,387,217           --         42,322     1,344,895
Mutual fund investment...........................    1,286,839           --         29,344     1,257,495
                                                    ----------      -------       --------    ----------
                                                    $7,603,473      $18,287       $130,715    $7,491,045
                                                    ==========      =======       ========    ==========

     Investment securities held to maturity:

                                                                   DECEMBER 31, 1994
                                                 ------------------------------------------------------
                                                                  GROSS         GROSS
                                                  AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                    COST          GAINS         LOSSES         VALUE
                                                 -----------    ----------    ----------    -----------
U.S. government and government agency
  obligations due within one year.............   $   498,512       $394       $       --    $   498,906
U.S. government and government agency
  obligations due within five years...........     3,995,814         --          324,876      3,670,938
Federal Home Loan Mortgage Corporation (FHLMC)
  certificates................................    13,221,672         --          889,557     12,332,115
Government National Mortgage Association
  (GNMA) certificates.........................     1,782,976        438           15,235      1,768,179
Federal National Mortgage Association (FNMA)
  certificates................................     1,628,300         --          160,165      1,468,135
                                                 -----------       ----       ----------    -----------
                                                 $21,127,274       $832       $1,389,833    $19,738,273
                                                 ===========       ====       ==========    ===========

     Investment available for sale:

                                                                     DECEMBER 31, 1994
                                                    ----------------------------------------------------
                                                                    GROSS         GROSS
                                                                  UNREALIZED    UNREALIZED      MARKET
                                                       COST         GAINS         LOSSES        VALUE
                                                    ----------    ----------    ----------    ----------
Mutual fund investment...........................   $1,219,054       $ --         $60,714     $1,158,340
                                                    ==========       ====         =======     ==========

     Effective January 1, 1994, the Bank adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption of this accounting pronouncement had no material impact on the financial statements; however, all U.S. government and government agency obligations along with mortgage-backed securities were classified as investments held to maturity. The mutual fund investment was classified as available for sale at January 1, 1994, with a carrying value of $1,155,506.


     In the fourth quarter of 1995, concurrent with the adoption of its implementation guide on SFAS No. 115, the Financial Accounting Standards Board allowed a one-time reassessment of the SFAS No. 115 classifications of all securities currently held. Any reclassifications would be accounted for at fair value in accordance with SFAS No. 115 and any reclassifications from the held to maturity portfolio that resulted from this one-time reassessment would not call into question the intent of the Bank to hold other debt securities to maturity in the future. The Bank used the opportunity on December 28, 1995, under this one-time reassessment to reclassify $6,316,596 in mortgage-backed and other securities from held to maturity to the available for sale portfolio. In connection with this reclassification, gross unrealized gains of $18,329 and gross unrealized losses of $107,180 were recorded in available for sale securities and in equity (on a net of tax basis).


     Additionally, as of December 31, 1995 and 1994, the Bank has in its available for sale holdings an investment in the Ivy Short-Term Bond Fund, a diversified mutual fund, which invests in Federal National Mortgage Association and Federal Home Loan Mortgage Corporation certificates which are backed by adjustable rate mortgages and other bonds. The majority of these certificates reprice annually.

     The activity of the net unrealized holding gains (losses) (net of tax basis) on available for sale securities for the year ended December 31, 1995, is as follows:

                                                                               1995
                                                                             --------
        Beginning balance in equity.......................................   $(35,463)
        Unrealized gains (losses) on securities transferred into available
          for sale during the reassessment period.........................    (53,311)
        Net change in unrealized gains (losses) on securities held as
          available for sale during the period............................     21,317
                                                                              -------
        Ending balance in equity..........................................   $(67,457)
                                                                             ========

     Approximately two-thirds of the Bank's mortgage-backed securities have fixed rates. Mortgage-backed securities include net unamortized discounts of $50,716 and $47,490 at December 31, 1995 and 1994, respectively.

3. LOANS RECEIVABLE:

     Loans receivable at December 31, 1995 and 1994, are summarized as follows:

                                                                   1995            1994
                                                                -----------     -----------
    Commercial, including commercial secured by real
      estate.................................................   $   814,893     $   733,363
                                                                -----------     -----------
    Real estate loans:
      1-4 family.............................................    55,366,847      55,303,647
      Construction...........................................            --         715,400
                                                                -----------     -----------
                                                                 55,366,847      56,019,047
      Less--Undisbursed loan proceeds........................            --         231,414
             Deferred loan fees..............................        42,204          52,077
                                                                -----------     -----------
                                                                 55,324,643      55,735,556
                                                                -----------     -----------
    Consumer loans:
      Share..................................................       477,793         439,492
      Automobile.............................................       713,435         253,231
      Home equity............................................     2,052,826       1,693,804
      Student................................................     2,220,329       2,079,758
      Credit cards...........................................        90,557              --
      Other..................................................           829           3,116
                                                                -----------     -----------
                                                                  5,555,769       4,469,401
                                                                -----------     -----------
                                                                 61,695,305      60,938,320
      Less--Allowance for loan losses........................       287,060         303,312
                                                                -----------     -----------
                                                                $61,408,245     $60,635,008
                                                                ===========     ===========

     In late 1995, the Bank began offering credit card accounts to its customers. The credit cards are currently being serviced by Equifax.

     At December 31, 1995 and 1994, the majority of the Bank's net loan portfolio was secured by properties located in Western Pennsylvania. As of December 31, 1995, loans to customers engaged in similar activities and having similar economic characteristics, as defined by standard industrial classifications, did not exceed 10% of total loans. As of December 31, 1995 and 1994, the Bank had approximately $306,000 and $391,000 of nonaccrual loans. The Bank does not have any other off-balance sheet risk except for the commitments referenced in Note 14.

4. ALLOWANCE FOR LOAN LOSSES:

     Activity with respect to the allowance for loan losses is summarized as follows:

                                                            1995         1994         1993
                                                          --------     --------     --------
    Balance at beginning of year.......................   $303,312     $267,811     $233,009
    Provision for loan losses..........................     36,000       36,000       36,000
    Charge-offs........................................    (52,884)      (1,192)      (3,303)
    Recoveries.........................................        632          693        2,105
                                                          --------     --------     --------
    Balance at end of year.............................   $287,060     $303,312     $267,811
                                                          ========     ========     ========

5. FEDERAL HOME LOAN BANK STOCK:

     The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh, at cost, in an amount not less than 1% of its outstanding mortgage loans or 1/20 of its outstanding notes payable, if any, to the Federal Home Loan Bank of Pittsburgh, whichever is greater, as calculated at December 31 of each year.

6. PREMISES AND EQUIPMENT:

     Office premises and equipment at December 31, 1995 and 1994, are summarized by major classification as follows:

                                                                     1995           1994
                                                                  ----------     ----------
    Land.......................................................   $  224,817     $  224,817
    Building and improvements..................................    1,694,348      1,489,360
    Furniture, fixtures and equipment..........................      775,414        540,487
    Construction-in-progress...................................           --        596,775
                                                                  ----------     ----------
         Total, at cost........................................    2,694,579      2,851,439
    Less--Accumulated depreciation.............................      826,010        979,532
                                                                  ----------     ----------
    Premises and equipment, net................................   $1,868,569     $1,871,907
                                                                  ==========     ==========

     Depreciation and amortization expense was $155,618, $112,641 and $116,778 for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

7. DEPOSITS:

     Deposits at December 31, 1995 and 1994, are summarized as follows:

                                                        1995                              1994
                                            ----------------------------      ----------------------------
                                              WEIGHTED                          WEIGHTED
                                               AVERAGE                           AVERAGE
                                            INTEREST RATE      AMOUNT         INTEREST RATE      AMOUNT
                                            -------------    -----------      -------------    -----------
Total noninterest-bearing deposits.......                    $ 2,082,444                       $ 1,309,779
                                                             ===========                       ===========
Interest-bearing deposits:
  Money market demand accounts...........        2.98%       $ 9,085,052           2.79%       $10,663,217
  NOW accounts...........................        1.65          7,325,268           1.79          7,382,319
  Passbook and club accounts.............        2.49         16,396,110           2.65         18,052,898
                                                             -----------                       -----------
                                                              32,806,430                        36,098,434
                                                             -----------                       -----------
Certificate accounts:
  Due within one year....................        5.49         29,200,798           4.93         32,153,271
  Due after one but within three years...        6.43         11,107,000           5.62          4,838,000
  Thereafter.............................        6.22          5,534,000           6.20            914,000
                                                             -----------                       -----------
                                                              45,841,798                        37,905,271
                                                             -----------                       -----------
Total interest-bearing deposits..........                    $78,648,228                       $74,003,705
                                                             ===========                       ===========
Deposits of $100,000 or more.............        5.61        $ 6,071,027           2.61        $ 5,069,315
                                                             ===========                       ===========


     Deposits in excess of $100,000 are not Federally insured.


     Interest expense associated with deposits for each of the years ended is as follows:

                                                        1995           1994           1993
                                                     ----------     ----------     ----------
    Interest on certificates of deposit...........   $2,379,871     $1,523,005     $1,498,904
    Interest on savings accounts..................      428,583        517,943        646,501
    Money market demand accounts..................      294,353        309,890        342,099
    Interest on NOW accounts......................      121,322        123,560        148,941
    Early withdrawal penalties....................      (10,641)       (10,709)        (5,060)
                                                     ----------     ----------     ----------
                                                     $3,213,488     $2,463,689     $2,631,385
                                                     ==========     ==========     ==========

8. FEDERAL HOME LOAN BANK ADVANCES:

     Advances from the Federal Home Loan Bank consist of the following:

           DECEMBER 31, 1995                            DECEMBER 31, 1994
- ----------------------------------------     ----------------------------------------
               WEIGHTED                                     WEIGHTED
MATURITY     AVERAGE RATE      BALANCE       MATURITY     AVERAGE RATE      BALANCE
- ---------    ------------     ----------     ---------    ------------     ----------
  1996           6.04%        $1,000,000       1995           3.96%        $  461,400
  1997           6.60          1,000,000       1996           6.41          2,800,000
  2000           6.11            977,000       1997           6.60          1,000,000
                              ----------                                   ----------
                              $2,977,000                                   $4,261,400
                              ==========                                   ==========


     As of December 31, 1995 and 1994, the Bank had an available balance under its line of credit of approximately $8,605,600 and $6,400,000, respectively, in connection with the Federal Home Loan Bank of Pittsburgh's Cash Management Advance Program. Of the total advances above, $-0- and $1,800,000 represent previous borrowings against the line of credit as of December 31, 1995 and 1994, respectively.


     The Bank had a "blanket" agreement with the Federal Home Loan Bank of Pittsburgh whereby the Bank pledged as collateral for these advances its investments in U.S. government and agency securities and U.S.

government and agency mortgage-backed securities and 100% of its unencumbered home mortgage loan portfolio.

9. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For the Bank, as for most financial institutions, approximately 98% of its assets and liabilities are considered financial instruments, as defined in SFAS No. 107. Many of the Bank's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by the Bank for the purpose of this disclosure.

     Estimated fair values have been determined by the Bank using the best available data and an estimation methodology suitable for each category of financial instruments.

     The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS

     The carrying amounts reported in the balance sheets for cash and various interest-bearing deposits approximates those assets' fair values.

INVESTMENT SECURITIES

     Fair values for investment securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

NET LOANS AND ACCRUED INTEREST RECEIVABLE

     The fair values for one-to-four family residential loans are estimated using discounted cash flow analyses, using yields from similar products in the secondary markets. The fair values of consumer and commercial loans are estimated using discounted cash flow analyses, using interest rates reported in various government releases and the Bank's own product pricing schedule for loans with terms similar to the Bank's. The fair values of multi-family and nonresidential mortgages are estimated using discounted cash flow analysis, using interest rates based on a national survey of similar loans. The carrying amount of accrued interest approximates its fair value.

DEPOSIT LIABILITIES

     The fair values disclosed for deposits with no stated maturities (e.g., passbook savings accounts) are, by definition, equal to the amount payable on demand at the repricing date (i.e., their carrying amounts). Fair values of deposits with stated maturities (e.g., certificates of deposit) are estimated using a discounted cash flow calculation that applies a comparable Federal Home Loan Bank advance rate to the aggregated weighted average maturity on time deposits.

FEDERAL HOME LOAN BANK ADVANCES

     The fair values disclosed for Federal Home Loan Bank advances are estimated using a discounted cash flow calculation that applies a comparable Federal Home Loan Bank advance rate to the aggregated weighted average maturity on advances.

     The estimated fair values and recorded book balances at December 31, 1995, are as follows:


                                                                            1995
                                                                ----------------------------
                                                                 ESTIMATED        RECORDED
                                                                FAIR VALUE      BOOK BALANCE
                                                                -----------     ------------
    Cash and cash equivalents................................   $ 4,393,667      $ 4,393,667
    Investment securities....................................    22,684,195       22,565,646
    Net loans................................................    61,830,000       61,408,245
    Accrued interest receivable..............................       573,548          573,548
    Deposits with no stated maturities.......................    34,888,874       34,888,874
    Deposits with stated maturities..........................    46,122,000       45,841,798
    Federal Home Loan Bank advances..........................     3,012,000        2,977,000
    Commitment to originate loans............................     1,500,000        1,500,000(1)



(1) As discussed in Note 14 at December 31, 1995, the Bank had various commitments to extend credit approximating $1,500,000.


10. INCOME TAXES:

     Effective January 1, 1993, the Bank adopted SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 utilizes the liability method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and income tax bases of assets and liabilities given the provisions of the enacted tax laws. The cumulative effect of this new standard on deferred income taxes as of January 1, 1993, was not material.

     The provision for income taxes for each of the years ended is as follows:

                                                            1995         1994         1993
                                                           -------     --------     --------
    Federal:
      Current...........................................   $30,940     $265,695     $356,701
      Deferred..........................................    43,615       17,359       16,793
                                                           -------     --------     --------
                                                            74,555      283,054      373,494
    State:
      Current...........................................     8,514       63,069       78,786
                                                           -------     --------     --------
    Total income tax expense............................   $83,069     $346,123     $452,280
                                                           =======     ========     ========

     Deferred income taxes result from timing differences in the recognition of revenue and expense for tax and financial reporting purposes. The following table presents the impact on income tax expense of the principal timing differences and the tax effect of each for the years ended:

                                                              1995        1994        1993
                                                             -------     -------     -------
    Deferred tax expense (benefit):
      Deferred loan fees..................................   $17,706     $ 6,381    $ (2,898)
      Prepaid pension.....................................    35,206       9,985      13,958
      Vacation accrual....................................    (3,670)       (381)         --
      Deferred lease accrual..............................        --       5,304      11,492
      Provision for loan losses...........................    (8,097)      8,251      30,964
      Tax depreciation in excess of book depreciation.....     5,192      (2,290)    (20,580)
      Other, net..........................................    (2,722)     (9,891)    (16,143)
                                                             -------     -------     -------
                                                             $43,615     $17,359     $16,793
                                                             =======     =======     =======

     The Bank qualifies to be taxed under special income tax rules applicable to thrift institutions and is entitled to a special bad debt deduction. The special bad debt deduction is limited generally to 8% of otherwise taxable income subject to certain limitations based on aggregate loans and savings deposits at the end of the periods. The cumulative amount of bad debt deductions constitutes a restriction for tax purposes of the Bank's use of retained income. If any portion of this amount is subsequently used for purposes other than to absorb loan losses, the amount so charged will be subject to federal income tax at the then prevailing tax rate.

     Until the Bank adopted SFAS No. 109, no deferred tax liability related to the excess of bad debt deductions for federal income tax purposes over the provisions for losses recorded for financial reporting purposes had been recorded. In accordance with SFAS No. 109, the Bank recorded the deferred tax associated with the temporary differences related to the bad debt reserve arising in tax years after December 31, 1987. For the period before December 31, 1987, there is an unrecognized deferred tax liability of approximately $565,000 at December 31, 1995.

     A reconciliation from the expected federal statutory income tax rate to the effective rate expressed as a percentage of pretax income for each of the years ended is as follows:

                                                                      1995     1994     1993
                                                                      ----     ----     ----
    Statutory federal tax rate.....................................   34.0%    34.0%    34.0%
    State income taxes, net of federal income tax benefit..........    2.3      4.7      4.6
    Effect of graduated federal tax rates..........................   (2.2)      --       --
    Other..........................................................     --       --      1.2
                                                                      ----     ----     ----
                                                                      34.1%    38.7%    39.8%
                                                                      ====     ====     ====

     Net deferred tax liabilities (assets) as of December 31, 1995 and 1994, are as follows:

                                                                       1995         1994
                                                                     --------     --------
    Deferred loan fees............................................   $     --     $(17,706)
    Prepaid pension...............................................     27,884       (7,322)
    Vacation accrual..............................................    (13,863)     (10,193)
    Allowance for loan losses.....................................     29,795       37,892
    Valuation allowance for investments...........................    (44,971)     (25,251)
    Tax depreciation in excess of book depreciation...............     46,472       42,836
    Other, net....................................................         --        1,166
                                                                     --------     --------
    Net deferred tax liability....................................   $ 45,317     $ 21,422
                                                                     ========     ========

11. PENSION PLAN:


     The Bank maintains a noncontributory defined benefit pension plan covering all eligible employees. The following table sets forth the plan's funded status and amounts recognized in the Bank's statements of financial condition at December 31, 1995 and 1994, respectively.


                                                                     1995          1994
                                                                   ---------     ---------
    Actuarial present value of benefit obligations:
      Accumulated benefit obligation, including vested benefits
         of $310,409 and $259,616...............................   $ 314,005     $ 261,319
                                                                   =========     =========
    Projected benefit obligation for service rendered to date...   $(623,455)    $(551,601)
    Plan assets at fair value...................................     482,870       310,269
                                                                   ---------     ---------
    Projected benefit obligation in excess of plan assets.......    (140,585)     (241,332)
    Unrecognized net obligation at transition...................      63,972        68,744
    Unrecognized net loss.......................................     158,625       205,920
                                                                   ---------     ---------
    Prepaid pension cost........................................   $  82,012     $  33,332
                                                                   =========     =========

     Approximately 92% of the plan's assets is primarily invested either directly or through mutual funds in common stocks, bonds, U.S. government and agency, and foreign securities. The remaining plan assets are on deposit with the Bank.

     The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The components of pension expense are as follows for each of the years ended:

                                                            1995         1994         1993
                                                          --------     --------     --------
    Service cost.......................................   $ 43,078     $ 42,076     $ 25,073
    Interest cost......................................     39,991       36,197       21,993
    Actual return on plan assets.......................    (63,071)      10,907      (14,069)
    Amortization of transition asset...................     49,037      (22,148)       3,153
                                                          --------     --------     --------
    Net periodic pension cost..........................   $ 69,035     $ 67,032     $ 36,150
                                                          ========     ========     ========

     For both reported periods, the rate of increase in future compensation levels was assumed to be 4.75%. The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% for each of the years ended December 31, 1995 and 1994. The expected long-term rate of return on assets was 7.25% for each of the years ended December 31, 1995 and 1994. Additionally, the Bank maintains a 401(k) plan for employees. The Bank does not match any employee contributions. The Bank does not provide any other postemployment benefits.

12. RETAINED EARNINGS AND REGULATORY CAPITAL:

     As part of federal legislation known as the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Office of Thrift Supervision (OTS) became the Bank's primary regulator and issued three minimum capital standards for savings banks. The first standard is the tangible capital requirement which requires an institution to maintain a 1.5% ratio of tangible capital (stockholders' equity less intangible assets) to total assets. The second standard is a 3.0% ratio of core capital (stockholders' equity less certain intangible assets) to total assets. The third standard is an 8.0% ratio of total capital to total risk-weighted assets.

     In management's opinion, the Bank complied with all three capital requirements at their inception and continues to comply with such requirements.

     The Bank is also subject to other capital ratios as required by FDICIA. In management's opinion, the Bank is in compliance with these ratios.

     The capital of the Bank may be affected in the near term by the under-capitalization of the Savings Association Insurance Fund (the SAIF) of the Federal Deposit Insurance Corporation (FDIC). Proposals introduced by regulators and legislators have included provisions for one-time special assessments of $.80 to $.85 per $100 of deposits held by the SAIF insured institutions to replenish the SAIF up to the statutorily required reserve level of 1.25% of insured deposits. As of December 31, 1995, based upon deposits as of that date, such an assessment would reduce the net income of the Bank by $420,000 to $446,000, net of tax, and have a corresponding reduction in equity.

     Legislative proposals have provided for the merger of the Bank Insurance Fund and SAIF, with such merger being conditioned upon the prior elimination of the thrift charter. If such legislation is adopted, the Bank, as a federal savings bank, may be required to covert to a commercial bank charter. Such a requirement could cause the Bank to loose certain favorable tax treatment for its bad debt reserve that it currently is entitled to (see Note 10).

13. RELATED PARTY TRANSACTIONS:

     Certain directors and executive officers of the Bank, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. In management's opinion, such loans are made in the normal course of business and were granted on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness at the time. Total loans to these persons at December 31, 1995 and 1994, amounted to $192,018 and $178,646, respectively.

     An analysis of these related party loans is as follows:

                                                                 1995          1994
                                                               ---------     ---------
        Balance at January 1................................   $ 178,646     $ 354,696
        New loans...........................................     132,249        52,890
        Payments............................................    (118,877)      (30,903)
        Change in Board composition.........................          --      (198,037)
                                                               ---------     ---------
        Balance at December 31..............................   $ 192,018     $ 178,646
                                                               =========     =========

     The change in Board composition amount represents a loan to an acting Board member in 1993 who resigned his membership in 1994.

     Additionally, the Bank has approved a loan for a director in the amount of $250,000, subject to this director's acceptance, which is not included in the aforementioned disclosures.

     In addition, the Bank from time to time has conducted business with certain directors, officers or companies in which they are related. During 1995, 1994 and 1993, such activity was as follows:

     - A member of the Board of Directors leases office space from the Bank. The Bank's rental income was $11,100, $8,500 and $7,200 for the years ended December 31, 1995, 1994 and 1993, respectively. This director also provides professional services to the Bank and his fees were $4,950, $4,950 and $4,500 for the years ended December 31, 1995, 1994 and 1993, respectively.

     - A member of the Board of Directors is employed by a law firm retained by the Bank in December 1995.

     - The Bank retained media services from a company owned by the brother of one of the Bank's officers. The total costs for such services in 1995, 1994 and 1993 was $24,765, $26,320 and $31,160, respectively.

14. COMMITMENTS AND CONTINGENT LIABILITIES:

     The Bank incurs off-balance sheet risks in the normal course of business in order to meet the financing needs of its customers. These risks derive from commitments to extend credit. Such commitments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the financial statements.

     Commitments to extend credit are obligations to lend to a customer as long as there is no violation of any condition established in the loan agreement. Commitments generally have fixed expiration dates or other termination clauses. A portion of the commitments is not expected to be drawn upon; thus, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis.


     The Bank's exposure to credit loss in the event of nonperformance by the other party to these commitments to extend credit is represented by their contractual amounts. The Bank uses the same credit and collateral policies in making commitments as for all other lending. The Bank has outstanding various commitments to extend credit approximating $1,500,000 and $925,000 as of December 31, 1995 and 1994, respectively. As of December 31, 1995, $292,000 of these commitments have fixed rates which range from 6.75% to 8.00%, while at December 31, 1994, the Bank had $424,000 of fixed rate commitments with interest rates ranging from 7.00% to 8.25%. In the opinion of management, the funding of these credit commitments will not have a material adverse effect on the Bank's financial position or results of operations.


     Additionally, the Bank is also subject to asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management and legal counsel, the resolution of these claims will not have a material adverse effect on the Bank's financial position or results of operations.

15. SUBSEQUENT EVENT:

     On February 14, 1996, the Bank's Board of Directors adopted a Plan of Conversion (the Plan) from a federally chartered mutual savings bank to a federally chartered stock savings bank and the issuance of its stock to a to-be-formed holding company, Prestige Bancorp, Inc., a Pennsylvania corporation. The Plan provides that the holding company will offer nontransferable subscription rights to purchase common stock of the holding company. The rights will be offered first to eligible account holders of record, a tax-qualified employee stock ownership plan to be adopted by the Bank, supplemental eligible account holders, certain other depositors and borrowers, and directors, officers and employees. Rights remaining unsold after the subscription offering, if any, will be offered for sale to the public. The costs of issuing the common stock will be deducted from the proceeds of the stock offering. If the offering is unsuccessful for any reason, such costs will be charged to operations. The Bank had incurred no costs at December 31, 1995.

     At the date of the conversion, the Bank will establish a liquidation account in an amount equal to retained earnings reflected in the statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible savings account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the conversion.

     In the event of a complete liquidation (and only in such event), each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to the common shares. Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or further application of such retained earnings.


     The Bank may not declare or pay a cash dividend on, or repurchase any of its common shares if the effect thereof would cause the Bank's stockholders' equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.


     The Bank will continue to be regulated by the Office of Thrift Supervision and by the Federal Deposit Insurance Corporation (FDIC), which insures the Bank's deposits. In addition, the Bank will continue to be a member of the Federal Home Loan Bank System and all insured savings deposits will continue to be insured by the FDIC up to the maximum provided by law.

- ------------------------------------------------------
- ------------------------------------------------------

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PRESTIGE BANCORP, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PRESTIGE BANCORP, INC., SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


Summary...................................     4
Selected Financial and Other Data.........    11
Summary of Recent Developments............    12
Risk Factors..............................    14
Prestige Bancorp, Inc.....................    20
Prestige Bank, A Federal Savings Bank.....    21
Use of Proceeds...........................    21
Dividend Policy...........................    21
Market for the Common Stock...............    22
Capitalization............................    23
Pro Forma Data............................    24
Regulatory Capital Requirements...........    27
Prestige Bank, A Federal Savings Bank
  Statements of Income....................    28
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...................    29
Business of the Savings Bank..............    40
Regulation................................    58
Federal and State Taxation................    68
Management of the Company.................    71
Management of the Savings Bank............    71
The Conversion............................    82
Restrictions on Acquisition of the Company
  and the Savings Bank....................    98
Description of Capital Stock of the
  Company.................................   106
Description of Capital Stock of the
  Savings Bank............................   107
Transfer Agent and Registrar..............   108
Experts...................................   108
Legal and Tax Opinions....................   108
Additional Information....................   108
Index to Financial Statements.............   F-1


UNTIL                   , 1996, OR 25 DAYS AFTER COMMENCEMENT OF THE COMMUNITY
OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                             SHARES

               PRESTIGE BANCORP, INC.
   (PROPOSED HOLDING COMPANY FOR PRESTIGE BANK,
              A FEDERAL SAVINGS BANK)


                   COMMON STOCK



               --------------------
                    PROSPECTUS
               --------------------



                         , 1996



              RYAN, BECK & CO., INC.

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Following is an estimate of the expenses to be incurred in connection with the Offering, other than selling commissions:


    OTS filing fee............................................................   $  8,400
    SEC registration fee......................................................      4,560
    NASDAQ-NMS Listing fees...................................................     11,613
    Printing, postage and mailing.............................................     63,000
    Blue Sky fees and expense.................................................     10,000
    Accounting fees...........................................................     55,000
    Legal fees of Registrant's counsel........................................    100,000
    Legal fees of underwriters counsel........................................     30,000
    Appraiser's fees and expenses (including business plan)...................     30,000
    Marketing fees and underwriter's expenses.................................     25,000
    Conversion Agent and Transfer agent fees and expenses.....................     10,000
    Miscellaneous.............................................................      2,427
                                                                                 --------
                                                                                      ---
         Total................................................................   $350,000
                                                                                 ========



     In addition to the foregoing expenses, Ryan Beck will receive fees based on the number of shares of Common Stock sold in the Conversion, plus expenses. Based upon the assumptions and the information set forth under "Pro Forma Data" and "The Conversion--Marketing and Underwriting Arrangements" in the Prospectus, it is estimated that such fees will amount to $125,000, $149,000, $174,000 and $201,000 in the event that 850,000, 1,000,000, 1,150,000 and 1,322,500 shares of
Common Stock are sold by the Company in the Conversion, respectively.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

THE REGISTRANT

     In accordance with the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania (the "BCL") (being Chapter 17 (Subchapter D) of Title 15 of the
BCL), Article 11 of the Registrant's Articles of Incorporation provides as follows:

     Article 11.  Liability of Directors.

          A. LIMITATIONS. A Director to the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action taken as a Director (or failure to act) unless (1) the director has breached or failed to perform the duties of his office, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided that the above shall not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. If the BCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCL.

          B. EFFECT OF REPEAL. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

     Article 8 of the Registrant's Bylaws provides as follows:


          Section 8.1. Indemnification Rights of Directors and Officers. Every Director and Officer of the Corporation and any wholly owned subsidiary of the Corporation shall be entitled as of right to be indemnified by the Corporation against expenses and any liability actually and in good faith paid or incurred by such Director or Officer in connection with any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including any investigation, claim, action, suit or proceeding brought by or in the right of the Corporation or a wholly owned subsidiary) in which he or she may be involved, as a party, witness or otherwise, by reason of such Director or Officer being or having been a Director or Officer of the Corporation or by reason of the fact that such Director or Officer is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of a subsidiary or another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such investigation, claim, action, suit or proceeding hereinafter being referred to as "Action"); provided, however, that no such right of indemnification shall exist where prohibited by law or where the Director's or Officer's act(s) or failure to act giving rise to an Action and claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Further provided, that no such right of indemnification shall exist with respect to an Action brought by a Director as such against the Corporation unless (i) such action is brought to enforce a claim for indemnification for expenses legally cognizable under the By-Laws or under any agreement or vote of shareholders or Directors providing for indemnification of the Director as such; or (ii) such action is other than a claim for indemnification for expenses and the Director is successful in whole or in part upon the merits in such Action, or (iii) the indemnification is included in a settlement of, or is awarded by a court in, such Action.


          Section 8.2. Indemnification of Others. Persons who are not Directors or Officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to another such entity at the request of the Corporation to the extent the Board of Directors at any time denominates any of such persons as entitled to the benefits of this Article.

          Section 8.3. Certain Definitions. As used in this Article, "indemnitee" shall include each Director and Officer of the Corporation and each other person denominated by the Board of Directors as entitled to the benefits of indemnification as provided above; "expenses" shall mean fees and expenses of counsel for a party to an Action, and all other expenses (except any liability) including disbursements, travel expenses, fees and expenses for expert witnesses, costs of investigation, discovery, preparation for trial, trial and appeal; and "liability" shall include amounts of judgments, excise taxes, fines, penalties and amounts paid in settlement.

          Section 8.4. Right to Advancement of Expenses. All expenses incurred in good faith by or on behalf of an indemnitee in defending an Action (including a derivative Action brought in the right of the Corporation, but not including an Action determined by a court to constitute willful misconduct or recklessness shall upon written request submitted to the Secretary of the Corporation, be paid by the Corporation in advance of the final disposition of such Action. Any such written request for advancement of expenses shall be accompanied by such supporting documentation as is reasonably available to the indemnitee and reasonably necessary for a determination of whether and to what extent the indemnitee is entitled to indemnification and advancement of expenses. Any such written request for advancement of expenses shall further be accompanied by a written undertaking by or on behalf of such claiming indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation.

          Section 8.5. Right of Indemnitee to Initiate Action. If a written claim for indemnification or for advancement of expenses under this Article is not paid-in-full by the Corporation within thirty (30) days after such claim has been received by the Corporation, the indemnitee may at any time thereafter initiate an Action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the indemnitee shall also be entitled to be paid the expense of prosecuting such Action. The indemnitee shall not be entitled to recover punitive or exemplary damages for failure or refusal by the Corporation to honor a request for indemnification or for advancement of expenses.

          Section 8.6. Insurance and Funding. The Corporation may purchase and maintain insurance to protect itself and any indemnitee against expenses and liability asserted or incurred by any indemnitee in connection with any Action, whether or not the Corporation would have the power to indemnify such person against such expense or liability by law, under an agreement, or under this Article or otherwise. The Corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such amounts as may be necessary to effect indemnification.

          Section 8.7. Indemnity Agreements. The Corporation may enter into agreements with any Director, Officer, employee, agent or representative of the Corporation, which agreements may grant rights to the indemnitee or create obligations of the Corporation in furtherance of, different from, or in addition to, but not in limitation of, those provided in this Article and, unless required by law, without shareholder approval of any such agreement. Without limitation of the foregoing, the Corporation may obligate itself (i) to maintain insurance on behalf of the indemnitee against certain expenses and liabilities and (ii) to contribute to expenses and liabilities incurred by the indemnitee in accordance with the application of relevant equitable considerations to the relative benefits to, and the relative fault of, the Corporation.

          Section 8.8. Non-Exclusivity; Nature and Extent of Rights. The right of indemnification and advancement of expenses provided for in this Article
     (i) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which any indemnitee may be entitled under any agreement or By-Law, charter provision, vote of shareholders or Directors or otherwise, (ii) shall be deemed to create contractual rights in favor of each indemnitee, and (iii) shall continue as to each person who has ceased to have the status pursuant to which he or she or she was entitled or was denominated as entitled to indemnification and advancement of expenses hereunder and shall inure to the benefit of the heirs and legal representatives of each indemnitee. The rights provided for in this Article may not be amended or repealed so as to limit in any way the indemnification or the right to advancement of expenses provided for herein with respect to any acts or omissions occurring prior to the adoption of any such amendment or repeal.

          Section 8.9. Validity; Legality; Enforceability. If any provision of this Article shall be held to be invalid, illegal or unenforceable for any reason (i) such provision shall be invalid, illegal or unenforceable only to the extent of such prohibition, and the validity, legality and enforceability of the remaining provision of this Article shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the remaining provisions of this Article shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

PRESTIGE BANK, A FEDERAL SAVINGS BANK

     Section 545.121 of the Regulations for Federal Savings Associations provides that any person against whom any action is brought or threatened by reason of the fact that such person is or was a director or officer of the Savings Bank shall be indemnified by such Savings Bank for reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action; any amount of which such person becomes liable by reason of any judgment in such action; and reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred in any action to enforce his rights under this section, which results in a final judgment on the merits in favor of the director or officer, the Savings Bank may make the indemnification provided in the preceding sentence if a majority of the directors of the Savings Bank determine that such director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the best interests of the Savings Bank or its stockholders or members. In which event, regulations require a 60 day notice to the OTS. Additionally, Section 545.121(d) authorizes the obtaining of insurance to protect against such losses.

DIRECTORS AND OFFICERS LIABILITY POLICY

     The Savings Bank and the Cincinnati Insurance Company have entered into a Directors and Officers Liability Policy pursuant to which the Cincinnati Insurance Company will insure the directors and officers of the Savings Bank against actions taken or omissions experienced by an officer or director of the Savings Bank, in the capacity of such an officer or director.

ITEM 16. EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

EXHIBIT NO.                                      DESCRIPTION
- -----------  -----------------------------------------------------------------------------------
    1.01     Engagement Letter dated as of January 11, 1996 between Ryan, Beck & Co. and
             Prestige Bank, A Federal Savings Bank
    1.02     Form of Agency Agreement with Ryan, Beck & Co.
    2.01     Plan of Conversion for Prestige Bank, A Federal Savings Bank
    3.01     Articles of Incorporation for Prestige Bancorp, Inc.
    3.02     Bylaws of Prestige Bancorp, Inc.
    3.03     Amended and Restated Federal Stock Charter of Prestige Bank, A Federal Savings Bank
    3.04     Amended and Restated Bylaws of Prestige Bank, A Federal Savings Bank
    4.01     Specimen Common Stock Certificate for Prestige Bancorp, Inc.
    5.01     Opinion of Tucker Arensberg, P.C., counsel to the Registrant, as to the legality of the
             securities to be registered
    8.01     Opinion of Tucker Arensberg, P.C., counsel to the Registrant, as to federal and state tax matters
   10.01     Form of Employment Agreement between the Registrant and Robert S. Zyla
   10.02     Form of Employment Agreement between the Registrant and Patricia A. White
   10.03     Form of Employment Agreement between the Registrant and James M. Hein
   10.04     Form of Stock Option Plan
   10.05     Form of Prestige Bancorp, Inc. Employee Stock Ownership Plan and Trust
   10.06     Draft ESOP Loan Commitment Letter and ESOP Loan Document
   10.07     Prestige Bank, A Federal Savings Bank 401(k) Savings Plan
   10.08     Form of Prestige Bancorp, Inc. Recognition and Retention Plan and Trust
   10.09     Prestige Bank, A Federal Savings Bank Defined Benefit Pension Plan and Trust
   21.01     List of Subsidiaries of the Registrant
   23.01     Consent of Arthur Andersen, L.L.P.
   23.02     Consent of Tucker Arensberg, P.C. (included in opinions filed as Exhibit 5.01 and
             8.01)
   23.03     Consent of FinPro, Inc.
   24.01     Powers of attorney (included on signature page filed with this Registration
             Statement on Form S-1 (No. 333-2692) filed on March 22, 1996, for Robert S. Zyla,
             James M. Hein,
             John A. Stiver, Michael R. Macosko, Charles P. McCullough, Mark R. Schoen and
             Patricia A. White)
   24.02     Power of attorney for Martin W. Dowling
   99.01     Appraisal Report of FinPro, Inc. dated March 5, 1996
   99.02     Subscription Rights Opinion of FinPro, Inc.
   99.03     Draft Stock Order Form
   99.04     Draft Summary Proxy Statement to members of Prestige Bank, A Federal Savings Bank and Proxy Card
   99.05     Questions and Answers Brochure

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Pleasant Hills, County of Allegheny, State of Pennsylvania, on May 9, 1996.


                                            PRESTIGE BANCORP, INC.


                                            By: /s/ ROBERT S. ZYLA
                                                --------------------------
                                                Robert S. Zyla, President


     Pursuant to the requirements of the Securities Act of 1933, Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                 NAME                                   CAPACITY                      DATE
                 ----                                   --------                      ----
/s/ ROBERT S. ZYLA                       President and Director                   May 9, 1996
- --------------------------------------   (Principal Executive Officer)
Robert S. Zyla

/s/ JAMES M. HEIN                        Controller                               May 9, 1996
- --------------------------------------   (Principal Financial Officer)
James M. Hein                            (Principal Accounting Officer)

                *                        Chairman of the Board and a Director     May 9, 1996
- --------------------------------------
John A. Stiver

                *                        Director                                 May 9, 1996
- --------------------------------------
Martin W. Dowling

                *                        Director                                 May 9, 1996
- --------------------------------------
Michael R. Macosko

                *                        Director                                 May 9, 1996
- --------------------------------------

Charles P. McCullough

                *                        Director                                 May 9, 1996
- --------------------------------------
Mark R. Schoen

                *                        Treasurer, Secretary and a Director      May 9, 1996
- --------------------------------------
Patricia A. White



*By: /s/ ROBERT S. ZYLA
    ------------------------------
     Robert S. Zyla
     Attorney-In-Fact and
     Agent pursuant to
     Power of Attorney previously
     filed as
     part of this Registration
     Statement

                                 EXHIBIT INDEX


                                                                                    SEQUENTIAL
EXHIBIT NO.                               DESCRIPTION                              PAGE NUMBER
- -----------                               -----------                              -----------
    1.01     Engagement Letter dated as of January 11, 1996 between Ryan, Beck &        +
             Co. and Prestige Bank, A Federal Savings Bank

    1.02     Form of Agency Agreement with Ryan, Beck & Co.                             +

    2.01     Plan of Conversion for Prestige Bank, A Federal Savings Bank               +

    3.01     Articles of Incorporation for Prestige Bancorp, Inc.                       +

    3.02     Bylaws of Prestige Bancorp, Inc.                                           +

    3.03     Amended and Restated Federal Stock Charter of Prestige Bank,               +
             A Federal Savings Bank

    3.04     Amended and Restated Bylaws of Prestige Bank, A Federal Savings Bank       +

    4.01     Specimen Common Stock Certificate for Prestige Bancorp, Inc.               +

    5.01     Opinion of Tucker Arensberg, P.C., counsel to the Registrant,              +
             as to the legality of the securities to be registered

    8.01     Opinion of Tucker Arensberg, P.C., counsel to the Registrant,              *
             as to federal and state tax matters

   10.01     Form of Employment Agreement between the Registrant and Robert S.          +
             Zyla

   10.02     Form of Employment Agreement between the Registrant and Patricia A.        +
             White

   10.03     Form of Employment Agreement between the Registrant and James M. Hein      +

   10.04     Form of Stock Option Plan                                                  +

   10.05     Form of Prestige Bancorp, Inc. Employee Stock Ownership Plan and           +
             Trust

   10.06     Draft ESOP Loan Commitment Letter and ESOP Loan Document                   +

   10.07     Prestige Bank, A Federal Savings Bank 401(k) Savings Plan                  +

   10.08     Form of Prestige Bancorp, Inc. Recognition and Retention Plan and          +
             Trust

   10.09     Prestige Bank, A Federal Savings Bank Defined Benefit Pension Plan         +
             and Trust

   21.01     List of Subsidiaries of the Registrant                                     +

   23.01     Consent of Arthur Andersen, L.L.P.                                         *

   23.02     Consent of Tucker Arensberg, P.C. (included in opinions filed as           *
             Exhibit 5.01 and 8.01)

   23.03     Consent of FinPro, Inc.                                                    +

   24.01     Powers of attorney (included on signature page filed with this             +
             Registration Statement on Form S-1 (No. 333-2692) filed on March 22,
             1996, for Robert S. Zyla, James M. Hein, John A. Stiver, Michael R.
             Macosko, Charles P. McCullough, Mark R. Schoen and Patricia A. White

   24.02     Power of attorney for Martin W. Dowling                                    +

   99.01     Appraisal Report of FinPro, Inc. dated March 5, 1996                       +

   99.02     Subscription Rights Opinion of FinPro, Inc.                                +

   99.03     Draft Stock Order Form                                                     +

   99.04     Draft Summary Proxy Statement to members of Prestige Bank,                 +
             A Federal Savings Bank and Proxy Card

   99.05     Questions and Answers Brochure                                             +


- ---------
* Filed herewith


+ Previously filed.